 As filed with the Securities and Exchange Commission on February 22, 2000

                                                 Registration No. 333-96349
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                            AMENDMENT NO. 1 TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------

                                 DSL.net, Inc.
             (Exact name of registrant as specified in its charter)

                               ----------------

         Delaware                     4813                   06-1510312
     (State or other      (Primary Standard Industrial    (I.R.S. Employer
     jurisdiction of      Classification Code Number)  Identification Number)
     incorporation or
      organization)

                                 DSL.net, Inc.
                              545 Long Wharf Drive
                              New Haven, CT 06511
                                 (203) 772-1000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ----------------

                             Stephen Zamansky, Esq.
                                 DSL.net, Inc.
                              545 Long Wharf Drive
                              New Haven, CT 06511
                                 (203) 772-1000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
          Mark H. Burnett, Esq.                 Ellen B. Corenswet, Esq.
     Testa, Hurwitz & Thibeault, LLP         Brobeck, Phleger & Harrison LLP
             125 High Street                    1633 Broadway, 47th Floor
       Boston, Massachusetts 02110                 New York, NY 10019
              (617) 248-7000                         (212) 581-1600

                               ----------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [X]

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this preliminary prospectus is not complete and may be + +changed. We may not sell these securities until the registration statement +
+filed with the Securities and Exchange Commission is effective. This          +
+preliminary prospectus is not an offer to sell these securities and it is not + +soliciting an offer to buy these securities in any state where the offer or +
+sale is not permitted.                                                        +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

 Subject to Completion, Dated February 22, 2000

[LOGO OF DSL.net APPEARS HERE]

--------------------------------------------------------------------------------

 5,000,000 Shares
 Common Stock

--------------------------------------------------------------------------------

 This is a public offering of DSL.net, Inc. We are offering 5,000,000 shares of our common stock.

 Our common stock is traded on the Nasdaq National Market under the symbol "DSLN." On February 18, 2000, the last reported sale price of our common stock was $30.0625 per share.

 Investing in our common stock involves risks which are described in the "Risk Factors" section beginning on page 4 of this prospectus.

 NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                  Per
                                                 Share     Total
                                                -------- ---------
   Public offering price                        $        $
   Underwriting discounts and commissions       $        $
   Proceeds, before expenses, to DSL.net, Inc.  $        $

 The underwriters may also purchase up to an additional 750,000 shares of our common stock within 30 days from the date of this prospectus to cover over-allotments.

 Deutsche Banc Alex. Brown
             Donaldson, Lufkin & Jenrette
                       Lehman Brothers
                                                              CIBC World Markets

 The date of this prospectus is      , 2000.

                                 [MAP TO COME]

                               PROSPECTUS SUMMARY

   This summary highlights certain important information regarding our business and this offering. You should read this entire prospectus, including the "Risk Factors" and the financial statements and all related notes, before deciding to purchase our common stock. All share information reflects all stock splits effected prior to the date of this prospectus. Except as otherwise indicated, the information in this prospectus assumes the underwriters will not exercise their over-allotment option.

                                    DSL.net

Our Business

   We provide high-speed data communications and Internet access services using digital subscriber line, or DSL, technology to small and medium sized businesses. We primarily target select second and third tier cities, generally with populations of less than 900,000. Our networks enable data transport over existing copper telephone lines at speeds of up to 1.5 megabits per second. Our services, marketed under the NETgain brand name, offer customers high-speed digital connections at prices that are attractive compared to the cost and performance of alternative data communications services.

   We offer our customers a single point of contact for a complete business solution that includes all of the necessary equipment and services for high-speed data communications. As of February 1, 2000, we provided service or had installed equipment in more than 140 cities. We intend to continue our expansion into a total of more than 300 cities by the end of 2000.

Our Strategy

   Our objective is to become the leading provider of DSL-based services to small and medium sized businesses in second and third tier cities throughout the United States. Several DSL service providers have taken advantage of the opportunity created by the rapidly growing data communications industry by providing DSL-based services in large metropolitan areas. However, second and third tier cities remain a significant underserved market. Key elements of our strategy are to:

  . be the first DSL-based service provider in select second and third tier cities throughout the United States;

  . utilize our rapid deployment model and leverage our centralized network management to implement our rollout plan quickly and cost effectively;

  . develop direct relationships with customers in order to better understand and serve their needs;

  . establish relationships in each local market with select local and regional integrators of computer networks and systems and consultants who can help market our services and provide us with customer referrals;

  . leverage our systems and network design to capitalize on the cost efficiencies of DSL technology; and

  . develop relationships with companies that provide complementary products and services or that can assist us in attracting our target customers.

Recent Developments

   As of February 1, 2000, we provided service or had installed equipment in more than 140 cities.

   On December 1, 1999, we acquired Tycho Networks, Inc., which provides Internet access, web hosting and related services throughout central coastal California. The total purchase price approximated $3.3 million, excluding transaction costs. Our results of operations include the results of Tycho Networks from December 1, 1999.


Our History

   We were incorporated in Delaware on March 3, 1998. Our principal executive offices are located at 545 Long Wharf Drive, New Haven, Connecticut 06511, and our telephone number is (203) 772-1000. We maintain a corporate website at www.dsl.net. The contents of our website are not part of this prospectus.

                                 The Offering

 Common stock offered................ 5,000,000 shares
 Common stock to be outstanding after
  the offering....................... 63,382,196 shares
 Use of proceeds..................... To continue building our network and for working capital and other general
                                      corporate purposes. We may also use a
                                      portion of the proceeds to acquire
                                      complementary businesses.
 Nasdaq National Market symbol....... DSLN

   The shares of common stock to be outstanding after the offering exclude, as of December 31, 1999:

  . 12,364,200 shares of common stock reserved for issuance under our stock option plan, of which 5,874,302 shares with a weighted average exercise price of $2.32 per share were subject to outstanding options;

  . 300,000 shares of common stock reserved for issuance under our employee stock purchase plan; and

  . 194,556 shares of common stock issuable upon exercise of outstanding warrants with a weighted average exercise price of $0.68 per share.

                             Summary Financial Data

   You should read the following summary financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements of DSL.net and Tycho Networks, and the related notes, and the proforma condensed combined financial information and related notes, which are included elsewhere in this prospectus. We were incorporated on March 3, 1998 and commenced operations on March 28, 1998.

   The pro forma statement of operations data below gives effect to our acquisition of Tycho Networks, Inc. as if the acquisition had occurred at the beginning of the period presented.

   The as adjusted balance sheet data below gives effect to the sale of 5,000,000 shares of common stock offered by us, after deducting estimated underwriting discounts and commissions and estimated offering expenses. See "Use of Proceeds."

                                              Actual               Pro forma
                                   -----------------------------  ------------
                                     Period from
                                      Inception
                                   (March 3, 1998)
                                       through      Year Ended     Year Ended
                                    December 31,   December 31,   December 31,
                                         1998          1999           1999
                                   --------------- -------------  ------------
Statement of Operations Data:
 Revenue..........................   $    31,533   $   1,312,546  $  2,906,271
 Operating loss...................    (2,785,026)    (23,871,392)  (27,007,828)
 Net loss.........................    (2,789,637)    (21,988,313)  (25,328,578)
 Net loss per common share........   $     (0.55)  $       (2.05) $      (2.26)
Other Data:
 EBITDA...........................   $  (356,010)  $ (17,917,617)
 Capital expenditures.............       290,082      33,811,121
Cash Flow Data:
 Used in operating activities.....   $  (153,505)  $  (6,342,720)
 Used in investing activities.....      (290,082)    (48,660,812)
 Provided by financing
  activities......................       483,066     121,142,314


                                                           December 31, 1999
                                                       -------------------------
                                                          Actual    As Adjusted
                                                       ------------ ------------
Balance Sheet Data:
 Cash, cash equivalents and marketable securities..... $ 79,452,444 $221,849,319
 Total assets.........................................  117,631,772  260,028,647
 Long-term obligations (including current portion)....    3,055,625    3,055,625
 Total stockholders' equity...........................  100,732,886  243,129,761

   EBITDA, shown above under "Other Data," consists of net loss excluding net interest, taxes, depreciation of capital assets and noncash stock compensation expense. Other companies, however, may calculate it differently from us. We have provided EBITDA because it is a measure of financial performance commonly used for comparing companies in the telecommunications industry in terms of operating performance, leverage, and ability to incur and service debt. EBITDA is not a measure determined under generally accepted accounting principles. EBITDA should not be considered in isolation from, and you should not construe it as a substitute for:

  . operating loss as an indicator of our operating performance,

  . cash flows from operating activities as a measure of liquidity,

  . other consolidated statement of operations or cash flows data presented in accordance with generally accepted accounting principles, or

  . a measure of profitability or liquidity.

                                  RISK FACTORS

   You should consider carefully the following risks, together with all other information included in this prospectus, before you decide to buy our common stock. Please keep these risks in mind when reading this prospectus, including any forward-looking statements appearing in this prospectus. If any of the following risks actually occurs, our business, financial condition or results of operations would likely suffer materially. As a result, the trading price of our common stock may decline, and you could lose all or part of the money you paid to buy our common stock.

                         Risks relating to our business

Our limited operating history makes it difficult to evaluate our business and prospects

   We commenced operations in March 1998 and only recently began to market and sell our services. We began offering commercial service in Stamford, Connecticut in May 1998. Accordingly, you have limited information about our company with which to evaluate our business, strategies and performance and an investment in our common stock.

Because the high-speed data communications industry is new and rapidly evolving, we cannot predict its future growth or ultimate size

   The high-speed data communications industry is in the early stages of development and is subject to rapid and significant technological change. Since this industry is new and because the technologies available for high-speed data communications services are rapidly evolving, we cannot accurately predict the rate at which the market for our services will grow, if at all, or whether emerging technologies will render our services less competitive or obsolete. If the market for our services fails to develop or grows more slowly than anticipated, our business, prospects, financial condition and results of operations could be materially adversely affected. Many providers of high-speed data communication services are testing products from numerous suppliers for various applications, and these suppliers have not broadly adopted an industry standard. In addition, certain industry groups are in the process of trying to establish standards which could limit the types or speeds of the technologies we could use. Certain critical issues concerning commercial use of DSL technology for Internet access, including security, reliability, ease and cost of access and quality of service, remain unresolved and may impact the growth of these services.

We have incurred losses and have experienced negative operating cash flow to date and expect our losses and negative operating cash flow to continue and to increase

   We have incurred significant losses and experienced negative operating cash flow for each month since our formation. We expect to continue to incur significant losses and negative operating cash flow for the foreseeable future. If our revenue does not grow as expected or capital and operating expenditures exceed our plans, our business, prospects, financial condition and results of operations will be materially adversely affected. As of December 31, 1999, we had an accumulated deficit of approximately $27,180,000. We cannot be certain if or when we will be profitable or if or when we will generate positive operating cash flow. We expect our operating expenses to increase significantly as we expand our business. In addition, we expect to make significant additional capital expenditures in 2000 and in subsequent years. We also expect to substantially increase our operating expenditures, particularly network and operations and sales and marketing expenditures, as we implement our business plan. However, our revenue may not increase despite this increased spending.

Our business model is unproven, and may not be successful

   We do not know whether our business model and strategy will be successful. If the assumptions underlying our business model are not valid or we are unable to implement our business plan, achieve the predicted level of market penetration or obtain the desired level of pricing of our services for sustained periods, our business, prospects, financial condition and results of operations could be materially adversely affected. We have adopted a different strategy than certain other DSL providers. We focus on selling directly to small and medium sized businesses in second and third tier cities. In contrast, certain other DSL providers sell services primarily to Internet service providers and others who, in turn, resell these services to end users through their sales forces. In addition, many other DSL providers are currently focused primarily on offering their services in large metropolitan areas. Certain of our target markets are within the larger metropolitan areas where other DSL providers are focused on providing service. Our unproven business model makes it difficult to predict the extent to which our services will achieve market acceptance. To be successful, we must deploy our network in a significant number of our selected markets and convince our target customers to utilize our service. It is possible that we may never be able to deploy our network as planned or achieve significant market acceptance, favorable operating results or profitability.

Our failure to achieve or sustain market acceptance at desired pricing levels could impair our ability to achieve profitability or positive cash flow

   Prices for digital communication services have fallen historically, a trend we expect will continue. Accordingly, we cannot predict to what extent we may need to reduce our prices to remain competitive or whether we will be able to sustain future pricing levels as our competitors introduce competing services or similar services at lower prices. Our failure to achieve or sustain market acceptance at desired pricing levels could impair our ability to achieve profitability or positive cash flow, which would have a material adverse effect on our business, prospects, financial condition and results of operations.

If we fail to recruit qualified personnel in a timely manner and retain our employees, we will not be able to execute our business plan and our business will be harmed

   To execute our business plan, we need to hire a substantial number of qualified personnel, particularly sales and marketing, engineering and other technical personnel. If we are unable to recruit qualified personnel in a timely manner or to retain our employees, we will not be able to execute our business plan. In particular, if we are unable to recruit and retain a sufficient number of qualified personnel, including many who must be recruited to work locally in the new markets where we provide or intend to provide service, we may not be able to commence service as quickly as we expect in those new markets and, as a result, our revenue growth may be lower than we expect and our business may be harmed. Our industry is characterized by intense competition for, and aggressive recruiting of, skilled personnel, as well as a high level of employee mobility. Many of our future employees must be recruited to work locally in the new markets where we intend to establish a presence. The combination of our local sales and marketing strategy and the competitive nature of our industry may make it difficult to hire qualified personnel on a timely basis and to retain our employees.

Our management team has little experience working together, and the loss of key personnel could adversely affect our business

   We depend on a small number of executive officers and other members of senior management to work effectively as a team, to execute our business strategy and business plan, and to manage employees located throughout the United States. The loss of key managers or their failure to work effectively as a team could have a material adverse effect on our business and prospects. We do not have employment agreements with any of our executive officers, so any of these individuals may terminate employment at any time.

Our failure to establish the necessary infrastructure to support our business and to manage our growth could strain our resources and adversely affect our business and financial performance

   Our business plan anticipates that we will provide service in a significant number of new cities and add a significant number of new employees in geographically-dispersed areas. This rapid growth will continue to place a significant strain on our management, financial controls, operations, personnel and other resources. Our failure to manage our rapid growth could have a material adverse effect on our ability to integrate expanding operations, the quality of our services and our ability to recruit, manage and retain key personnel. If we do not institute adequate financial and reporting systems, managerial controls, and procedures to manage and operate from multiple geographically-dispersed locations, our operations will be materially and adversely affected. We have deployed operations support systems to help manage customer service, bill customers, process customer orders and coordinate with vendors and contractors. The subsequent integration and enhancement of these systems could be delayed or cause disruptions in service or billing. In addition, we have recently implemented a new financial and reporting system which will interact with our operations support systems. To manage our growth effectively, we must continue to successfully implement these systems on a timely basis, and continually expand and upgrade these systems as our operations expand.

Disappointing quarterly revenue or operating results could cause the price of our common stock to fall

   Our quarterly revenue and operating results are difficult to predict and may fluctuate significantly from quarter to quarter. If our quarterly revenue or operating results fall below the expectations of investors or security analysts, the price of our common stock could fall substantially. Our quarterly revenue and operating results may fluctuate as a result of a variety of factors, many of which are outside our control, including:

  . the amount and timing of expenditures relating to the rollout of our infrastructure and services;

  . the ability to obtain and the timing of necessary regulatory approvals;

  . the rate at which we are able to attract customers within our target markets and our ability to retain these customers at sufficient aggregate revenue levels;

  . our ability to deploy our network on a timely basis;

  . the availability of financing to continue our expansion;

  . the technical difficulties or network service interruptions;

  . the availability of space in traditional telephone companies' central offices and timing of the installation of our equipment in those spaces; and

  . the introduction of new services or technologies by our competitors and resulting pressures on the pricing of our service.

The failure of our customers to pay their bills on a timely basis could adversely affect our cash flow

   Our target customers consist of small and medium sized businesses. We anticipate having to bill and collect numerous relatively small customer accounts. We may experience difficulty in collecting amounts due on a timely basis. Our failure to collect accounts receivable owed to us by our customers on a timely basis could have a material adverse effect on our business, financial condition and cash flow.

Our failure to develop and maintain good relationships with marketing partners in a local service market could adversely affect our ability to obtain and retain customers in that market

   In addition to marketing through our direct sales force, we rely on relationships with local marketing partners, such as integrators of computer systems and networks and consultants. These partners recommend our services to their clients, provide us with referrals and help us build a local presence in each market. We may not be able to identify, and maintain good relationships with, quality marketing partners and we cannot assure you that they will recommend our services rather than our competitors' services to their customers. Our failure to identify and maintain good relationships with quality marketing partners could have a material adverse effect on our ability to obtain and retain customers in a market and, as a result, our business would suffer.

Our success depends on negotiating and entering into interconnection agreements with traditional telephone companies

   We must enter into and renew interconnection agreements with traditional telephone companies in each of our target markets in order to provide service in that market. These agreements govern, among other things, the price and other terms regarding our location of equipment in the offices of traditional telephone companies which house telecommunications equipment and from which local telephone service is provided, known as central offices, and our lease of copper telephone lines that connect those central offices to our customers. To date, we have entered into agreements with Ameritech, Bell Atlantic, BellSouth, Cincinnati Bell, GTE, SBC Communications, Sprint and US West, which govern our relationships in 48 states and the District of Columbia. Delays in obtaining interconnection agreements would delay our entrance into target markets and could have a material adverse effect on our business and prospects. Our interconnection agreements generally have limited terms of one to two years and we cannot assure you that new agreements will be negotiated or that existing agreements will be extended on terms favorable to us. Interconnection agreements must be approved by state regulators and are also subject to oversight by the FCC and the courts. These governmental authorities may modify the terms or prices of our interconnection agreements in ways that could adversely affect our ability to deliver service and our business and results of operations.

Failure to negotiate interconnection agreements with the traditional local telephone companies could lead to costly and lengthy arbitration which may not be resolved in our favor

   Under federal law, traditional telephone companies have an obligation to negotiate with us in good faith to enter into interconnection agreements. If no agreement can be reached, either side may petition the applicable state telecommunications regulators to arbitrate remaining disagreements. Arbitration is a costly and lengthy process that could delay our entry into markets and could harm our ability to compete. Interconnection agreements resulting from arbitration must be approved by state regulators. We cannot assure you that a state regulatory authority would resolve disputes in our favor.

Failure to obtain space for our DSL equipment in the local telephone companies' central offices in our target markets could adversely affect our business

   Our strategy requires us to obtain space for our DSL equipment in those central offices of the traditional local telephone companies that already serve a large number of our target customers.

Failure to obtain required space to locate our equipment in those central offices, known as collocation space, on a timely basis could have a material adverse effect on our business. In addition to negotiating and entering into interconnection agreements with traditional telephone companies, we must obtain collocation space in each central office in which we intend to locate equipment. We may not be able to secure collocation space in the central offices of our choice on a timely basis. We expect that central office space will become increasingly scarce as demand increases. In addition, the terms of our collocation agreements are generally one to two years and are subject to certain renegotiation, renewal and termination provisions.

Our success depends on traditional telephone companies providing acceptable transmission facilities and copper telephone lines

   We interconnect with and use the networks of traditional telephone companies to provide our services to our customers. We cannot assure you that these networks will be able to meet the telecommunications needs of our customers or maintain our service standards. We also depend on the traditional telephone companies to provide and maintain their transmission facilities and the copper telephone lines between our network and our customers' premises. Our dependence on traditional telephone companies could cause delays in establishing our network and providing our services. Any such delays could have a material adverse effect on our business. We lease copper telephone lines running from the central office of the traditional telephone companies to each customer's location. In many cases, the copper telephone lines must be specially conditioned by the telephone company to carry digital signals. We may not be able to lease a sufficient number of acceptable telephone lines on acceptable terms, if at all. Traditional telephone companies often rely on unionized labor and labor-related issues have in the past, and may in the future, adversely affect the services provided by the traditional telephone companies.

We compete with the traditional local telephone companies on whom we depend

   Many of the traditional local telephone companies, including those created by AT&T's divestiture of its local telephone service business, have begun deploying DSL-based services. In addition, these companies also currently offer high-speed data communications services that use other technologies. Consequently, these companies have certain incentives to delay:

  .  Our entry into, and renewals of, interconnection agreements with them,

  . Our access to their central offices to install our equipment and provide our services,

  . providing acceptable transmission facilities and copper telephone lines, and

  .  our introduction and expansion of our services.

   Any such delays would negatively impact our ability to implement our business plan and harm our competitive position, business and prospects.

We depend on two long distance carriers to connect our network

   Data is transmitted across our network via transmission facilities that we lease from MCI WorldCom and AT&T. Failure of these carriers to provide service or to provide quality service may interrupt the use of our services by our customers. In August 1999, the service provided by MCI WorldCom was interrupted for several days by a failure of their communications network. Several of our customers were without service or had poor service during this period. As a result, we issued approximately $21,000 in credits toward services to our customers. We cannot be sure that the MCI WorldCom and AT&T service will not be interrupted in the future.

Our success depends on contractors who install the equipment and wiring necessary to utilize our service in the central offices of traditional telephone companies and at our customers' premises

   We primarily utilize contractors to install necessary equipment and wiring in the central offices of traditional telephone companies and on our customers' premises. These installations must be completed on a timely basis and in a cost-efficient manner. Failure to retain experienced contractors to install the equipment and wiring or failure to complete these installations on a timely, cost-efficient basis could materially delay our growth or damage our reputation, our business and prospects and results of operations. If we are unable to retain contractors to provide these services, we will have to complete these installations ourselves, probably at a greater cost and with delay. We may be required to utilize numerous contractors as we expand our operations, which may divert management attention and result in delays in installations, cancellations, increased costs and lower quality.

Intense competition in the high-speed data communication services market may negatively affect the number of our customers and the pricing of our services

   The high-speed data communication services market is intensely competitive. If we are unable to compete effectively, our business, prospects, financial condition and results of operations would be adversely affected. We expect the level of competition to intensify in the future, due, in part, to increasing consolidation in our industry. Our competitors use various high speed communications technologies for local access connections such as integrated services digital network, or ISDN, frame relay, T1, DSL services and wireless, satellite-based and cable networks. We expect significant competition from:

  . Other providers of DSL-based services like us, including Covad, Network Access Solutions, NorthPoint and Rhythms NetConnections;

  . Internet service providers, such as PSINet, Concentric Network and Flashcom, which offer high-speed access capabilities to complement their existing products and services;

  . Traditional local telephone companies, including the traditional telephone companies created by AT&T's divestiture of its local telephone service business, some of which have begun deploying DSL-based services and which provide other high-speed data communications services;

  . National long distance carriers, such as AT&T and MCI WorldCom, which are beginning to offer competitive DSL-based services;

  . Cable modem service providers, such as At Home, which are offering high-speed Internet access over cable networks and have positioned themselves to do the same for businesses; and

  . Providers utilizing alternative technologies, such as wireless and satellite-based data service providers.

   Many of our current and potential competitors have longer operating histories, greater brand name recognition, larger customer bases and substantially greater financial, technical, marketing, management, service support and other resources than we do. Therefore, they may be able to respond more quickly than we can to new or changing opportunities, technologies, standards or customer requirements. See "Business--Competition."

We may not be able to continue to grow our business if we do not obtain significant additional funds on acceptable terms during 2001

   The actual amount and timing of our future capital requirements will depend on the demand for our services and regulatory, technological and competitive developments which could differ materially from our estimates. We may not be able to raise sufficient debt or equity capital on terms that we consider acceptable, if at all. If we are unable to obtain adequate funds on acceptable terms, our ability to deploy and operate our network, fund our expansion or respond to competitive pressures would be significantly impaired.

We may incur significant amounts of debt in the future to implement our business plan and, if incurred, this indebtedness will create greater financial and operating risk and limit our flexibility

   We intend to seek additional debt financing in the future. We are not generating sufficient revenue or operating cash flow to fund our operations or to repay existing or expected debt. We may not be able to repay our current debt or any future debt. In addition, the terms of any future debt would likely contain additional restrictive covenants that would limit our ability to incur additional indebtedness and place other operating restrictions on our business. If we incur additional debt, we will be required to devote increased amounts of our cash flow to service indebtedness. This could require us to modify, delay or abandon the capital expenditures and other investments necessary to implement our business plan.

We may be subject to risks associated with acquisitions

   We acquired Tycho Networks in December 1999 and may acquire additional businesses in the future, although we have no definitive agreements to do so at this time. An acquisition, including the recently-completed Tycho Networks acquisition, may not produce the revenue, earnings or business synergies that we anticipate, and an acquired business might not perform as we expect. If we pursue any future acquisition, our management could spend a significant amount of time and effort in identifying and completing the acquisition and may be distracted from the operation of our business. We will probably have to devote a significant amount of management resources to integrating any acquired business, including the business of Tycho Networks, with our existing operations, and that integration may not be successful.

Our services are subject to federal, state and local regulation and changes in laws or regulations could adversely affect the way we operate our business

   The facilities we use and the services we offer are subject to varying degrees of regulation at the federal, state and/or local levels. Changes in applicable laws or regulations could, among other things, increase our costs, restrict our access to the central offices of the traditional telephone companies, or restrict our ability to provide our services. For example, the 1996 Telecommunications Act, which, among other things, requires traditional telephone companies to unbundle network elements and to allow competitors to locate their equipment in the telephone companies' central offices, is the subject of ongoing proceedings at the federal and state levels, litigation in federal and state courts, and legislation in federal and state legislatures. On remand from a decision of the U.S. Supreme Court that invalidated certain FCC regulations, the FCC recently re-established a list of unbundled network elements that must be provided to competitive companies such as us; however, this decision is still subject to petitions for reconsideration and to appeal. Also, FCC rules governing pricing standards for access to the networks of the traditional telephone companies are currently being challenged in federal court. In addition, an FCC order that found that advanced services, such as DSL, are subject to the market opening requirements of the 1996 Telecommunications Act was remanded by a federal appellate court to the FCC for further consideration. Another recent FCC order expanding collocation rights for DSL and other advanced service providers is also under review on appeal. We cannot predict the outcome of the various proceedings, litigation and legislation or whether or to what extent these proceedings, litigation and legislation may adversely affect our business and operations. In addition, decisions by the FCC and state telecommunications regulators will determine some of the terms of our relationships with traditional telecommunications carriers, including the terms and prices of interconnection agreements, and access fees and surcharges on gross revenue from interstate and intrastate services. State telecommunications regulators determine whether and on what terms we will be authorized to operate as a competitive local exchange carrier in their state. In addition, local municipalities may require us to obtain various permits which could increase the cost of services or delay development of our network. Future federal, state and local regulations and legislation may be less favorable to us than current regulations and legislation and may adversely affect our businesses and operations. See "Business--Governmental Regulations."

An FCC proposal to permit the traditional local telephone companies to offer DSL services through a less-regulated subsidiary could, if adopted, adversely affect our business plan by altering our relationship with the local telephone companies upon whose equipment we depend for access to customers

   In August 1998, the FCC proposed that the traditional local telephone companies should be permitted to create separate affiliates to provide DSL services that would operate under the relaxed regulatory treatment available to competitive DSL carriers. Under the separate affiliate proposal, traditional local telephone companies would be required to provide wholesale service to competitor DSL carriers at the same rates, terms and conditions that it provided to its separate affiliate. Though the outcome of this proceeding remains uncertain, the FCC adopted a condition to the merger of two traditional local telephone companies, SBC Communications and Ameritech, that will permit these companies to create separate affiliates to provide DSL services. In December 1999, the FCC accepted Bell Atlantic's commitment to create an advanced services affiliate as a condition to the Commission's decision to approve Bell Atlantic's application to offer interexchange long-distance services in New York state. Any final decision in this proceeding that alters our relationship with the traditional local telephone companies could adversely affect our ability to provide DSL services at a competitive price.

Uncertain tax and other surcharges on our services may increase our payment obligations to federal and state governments

   Telecommunications providers are subject to a variety of federal and state surcharges and fees on their gross revenues from interstate and intrastate services. These surcharges and fees may be increased and other surcharges and fees not currently applicable to our services could be imposed on us. In either case, the cost of our services would increase and that could have a material adverse effect on our business, prospects, financial condition and results of operations.

A breach of our network security could result in liability to us and deter customers from using our services

   Our network may be vulnerable to unauthorized access, computer viruses and other disruptive problems. Any of the foregoing problems could result in liability to us and deter customers from using our service. Unauthorized access could jeopardize the security of confidential information stored in the computer systems of our customers. Eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to our customers, cause us to incur significant costs to remedy the problem, and divert management attention. We can provide no assurance that the security measures we have implemented will not be circumvented or that any failure of these measures will not have a material adverse effect on our ability to obtain and retain customers. Any of these factors could have a material adverse effect on our business and prospects.

Our failure to adequately protect our proprietary rights may adversely affect our business

   We rely on unpatented trade secrets and know-how to maintain our competitive position. Our inability to protect these secrets and know-how could have a material adverse effect on our business and prospects. We protect our proprietary information by entering into confidentiality agreements with employees and consultants and potential business partners. These agreements may be breached or terminated. In addition, third parties, including our competitors, may assert infringement claims against us. Any such claims, could result in costly litigation, divert management's attention and resources, and require us to pay damages and/or to enter into license or similar agreements under which we would be required to pay license fees or royalties.

We may be exposed to liability for information carried over our network or displayed on web sites that we host

   Because we provide connections to the Internet and host web sites for our customers, we may be perceived as being associated with the content carried over our network or displayed on web sites that we host. We do not and cannot screen all of this content. As a result, we may face potential liability for defamation, negligence, copyright, patent or trademark infringement and other claims based on the content carried over our network or displayed on web sites that we host. These types of claims have been brought against providers of online services in the past and can be costly to defend regardless of the merit of the lawsuit. The protection offered by recent federal legislation that protects online services from some claims when the material is written by third parties is limited. Further, the law in this area remains in flux and varies from state to state. We may also suffer a loss of customers or reputational harm based on this content or resulting from our involvement in these legal proceedings.

Our failure and the failure of third parties to be Year 2000 compliant could negatively impact our business

   Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field. The use of software and computer systems that are not Year 2000 compliant could result in system failures or miscalculations and may result in disruptions of operations including, among other things, a temporary inability to process transactions, send invoices or engage in normal business activities. We are subject to potential Year 2000 problems affecting our services and our business systems, the systems of the traditional local telephone companies and other vendors, and our customers' systems. Any of these Year 2000 problems could have a material adverse effect on our business, financial condition and results of operations. Year 2000 errors or defects may be discovered in our internal software or other systems and, if such errors or defects are discovered, the costs of making those systems Year 2000 compliant may be material. Year 2000 errors or defects in the internal systems maintained by the traditional local telephone companies and other vendors, could require us to incur significant unanticipated expenses to remedy any problems or, if possible, replace affected vendors. Furthermore, Year 2000 problems of our target customers could negatively impact their decision to buy our services. See "Management's Discussion and Analysis and Results of Operations--Impact of Year 2000."

                Risks relating to ownership of our common stock

Our stock price could fluctuate widely in response to various factors, many of which are beyond our control

   The trading price of our common stock has been and is likely to continue to be highly volatile. Our stock price could fluctuate widely in response to factors such as the following:

  .  actual or anticipated variations in quarterly operating results;

  . announcements of new products or services by us or our competitors or new competing technologies;

  .  the addition or loss of customers;

  . changes in financial estimates or recommendations by securities analysts;

  . conditions or trends in the telecommunications industry, including regulatory developments;

  .  growth of the Internet and on-line commerce industries;

  . announcements by us of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

  . additions or departures of our key personnel;

  . future equity or debt offerings by us or our announcements of such offerings; and

  . general market and economic conditions.

   In addition, in recent years the stock market in general, and the Nasdaq National Market and the market for Internet and technology companies in particular, have experienced large price and volume fluctuations. These fluctuations have often been unrelated or disproportionate to the operating performance of these companies. These market and industry factors may materially and adversely affect our stock price, regardless of our operating performance.

Our executive officers, directors and principal stockholders own a significant percentage of our company and will be able to exercise significant influence over our company, which could have a material and adverse effect on the market price of our common stock.

   After this offering, our executive officers, directors and principal stockholders and their affiliates will together control approximately 54.7% of our outstanding common stock. As a result, these stockholders, if they act together, will be able to control all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, and will continue to have significant influence over our affairs. This concentration of ownership may have the effect of delaying, preventing or deterring a change in control, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale and might affect the market price of our common stock.

Certain provisions of our charter, by-laws and Delaware law make a takeover difficult

   Our corporate documents and Delaware law contain provisions that might enable our management to resist a takeover. These provisions include a staggered board of directors, limitations on persons authorized to call a special meeting of stockholders and advance notice procedures required for stockholders to make nominations of candidates for election as directors or to bring matters before an annual meeting of stockholders. These provisions might discourage, delay or prevent a change of control or a change in our management. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of common stock and could deprive you of an opportunity to receive a premium for your common stock as part of a sale.

The market price of our common stock may drop significantly when the restrictions on resale by our existing securityholders lapse

   Following this offering, we will have approximately 63,382,196 shares of common stock outstanding. Approximately 50,156,196 shares, or 79%, of our outstanding common stock will be subject to restrictions on resale under U.S. securities laws. Holders of 2,371,144 shares have agreed not to sell these shares until April 4, 2000, and holders of 37,380,293 shares have agreed not to sell these shares for at least 90 days following the date of this prospectus, in each case without the consent of Deutsche Bank Securities Inc. As these restrictions on resale end beginning in April 2000, the market price of our common stock could drop significantly if holders of these shares sell them or are perceived by the market as intending to sell them. These sales also may make it difficult for us to sell equity securities in the future at a time and price that we deem appropriate. See "Shares Eligible for Future Sale."

We will have discretion as to the use of the proceeds of this offering, which we may not use effectively

   We have not committed the net proceeds of this offering to any particular purpose. As a result, our management will have significant flexibility in applying the net proceeds of this offering and could apply them in ways with which stockholders may disagree. If we do not apply the funds we receive effectively, our accumulated deficit will increase and we may lose significant business opportunities. See "Use of Proceeds."

Investors will experience immediate and substantial dilution in the book value of their investment

   If you purchase shares of our common stock in this offering, you will experience immediate and substantial dilution because the price you pay will be substantially greater than the net tangible book value per share of the shares you acquire. This dilution is due, in large part, to the fact that certain of our current investors paid substantially less than the public offering price when they purchased their shares of common stock. You will experience additional dilution upon the exercise of outstanding stock options and warrants to purchase common stock.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
                         AND CERTAIN OTHER INFORMATION

   Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business," on the inside front cover and elsewhere in this prospectus constitute forward-looking statements. These statements relate to future events or our future financial or business performance and are identified by terminology such as "may," "might," "will," "should," "expect," "scheduled," "plan," "intend," "anticipate," "believe," "estimate," "potential," or "continue" or the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." These factors, among others, may cause our actual results to differ materially from any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

   We use market data and industry forecasts throughout this prospectus, which we have obtained from internal surveys, market research, publicly available information and industry publications. We believe that the surveys and market research we or others have performed is reliable, but we have not independently verified this information. Such information may not be accurate.

                                USE OF PROCEEDS

   The net proceeds from the sale of the 5,000,000 shares of common stock being offered by us, at an assumed public offering price of $30.0625 per share based on the last reported sales price of our common stock on the Nasdaq National Market on February 18, 2000, less estimated underwriting discounts and commissions and estimated offering expenses, are estimated to be approximately $142,397,000, or $163,816,000 if the underwriters' overallotment option is exercised in full. See "Underwriting."

   We intend to use the net proceeds from this offering to continue building our network and for working capital and other general corporate purposes. We may also use a portion of the net proceeds to acquire complementary businesses, although we have no definitive agreements to do so at this time. The amounts actually expended for these purposes will vary significantly depending on a number of factors, including revenue growth, if any, and the extent and timing of our entry into target markets and capital expenditures.

   Prior to the application of the net proceeds from the offering as described above, these proceeds will be invested in marketable, investment-grade securities.

                          PRICE RANGE OF COMMON STOCK

   Our common stock has been quoted on the Nasdaq National Market under the symbol "DSLN" since October 6, 1999. The following table sets forth the high and low sales prices per share of the common stock as reported on the Nasdaq National Market for the periods indicated.

                                                                 High     Low
                                                               -------- -------
   Year Ended December 31, 1999
   Fourth Quarter 1999 (from October 6, 1999)................. $ 25.625 $ 7.469

   Year Ended December 31, 2000
   First Quarter 2000 (through February 18, 2000)............. $32.5625 $14.000

   On February 18, 2000, the last reported sale price of our common stock was $30.0625. As of January 31, 2000, there were approximately 62 stockholders of record of our common stock.

                                DIVIDEND POLICY

   We have never declared or paid cash dividends. We do not anticipate declaring or paying cash dividends for the foreseeable future. Instead, for the foreseeable future, we will retain our earnings, if any, for the future operation and expansion of our business. In addition, our credit agreement with our bank prohibits the payment of cash dividends.

                                 CAPITALIZATION

   The following table shows our capitalization at December 31, 1999 on an actual basis and an as adjusted basis.

   The as adjusted information gives effect to the sale of 5,000,000 shares of common stock offered by us at an assumed public offering price of $30.0625 (which was the last reported sales price of our common stock on the Nasdaq National Market on February 18, 2000), after deducting estimated underwriting discounts and commissions and estimated offering expenses. See "Use of Proceeds."

                                                         December 31, 1999
                                                     --------------------------
                                                        Actual     As Adjusted
                                                     ------------  ------------
Cash, cash equivalents and marketable securities.... $ 79,452,444  $221,849,319
                                                     ============  ============
Long-term debt, including current portion...........    3,055,625     3,055,625
                                                     ------------  ------------
Stockholders' equity:
  Common stock, $.0005 par value; 200,000,000 shares
   authorized and authorized as adjusted; 58,382,196
   shares issued and outstanding and 63,382,196
   shares issued and outstanding as adjusted........       29,191        31,691
  Additional paid-in capital........................  141,245,583   283,639,958
  Deferred compensation.............................  (13,361,940) (13,361,940)
  Accumulated deficit...............................  (27,179,948) (27,179,948)
                                                     ------------  ------------
    Total stockholders' equity...................... $100,732,886  $243,129,761
                                                     ------------  ------------
    Total capitalization............................ $103,788,511  $246,185,386
                                                     ============  ============

                                    DILUTION

   The net tangible book value of our common stock at December 31, 1999 was $97,228,751, or $1.67 per share.

   After giving effect to the receipt by us of the net proceeds from the sale of 5,000,000 shares of common stock in this offering (assuming an offering price of $30.0625 per share, which was the last reported sales price of our common stock on the Nasdaq National Market on February 18, 2000), the net tangible book value of our common stock as of December 31, 1999 would have been $3.78 per share of common stock. This represents an immediate increase in net tangible book value of $2.11 per share to existing stockholders and an immediate dilution of $26.28 per share to new investors. The following table illustrates this per share dilution:

   Assumed public offering price per common share................       $30.06
                                                                        ------
     Net tangible book value per share at December 31, 1999...... $1.67
     Increase in pro forma net tangible book value per share
      attributable to this offering..............................  2.11
                                                                  -----
   Net tangible book value per share after this offering.........         3.78
                                                                        ------
   Dilution per share to new investors...........................       $26.28
                                                                        ======

   The above calculations do not take into account the exercise of outstanding stock options or warrants as of December 31, 1999 or the exercise of the underwriters' over-allotment option. To the extent any of these stock options or warrants, or the underwriters' over-allotment option, are exercised, new investors will experience further dilution.

                       SELECTED FINANCIAL AND OTHER DATA

   We were incorporated on March 3, 1998 and commenced operations on March 28, 1998. We present below summary financial and other data for our company. The following historical data for the period from inception (March 3, 1998) through December 31, 1998 and the year ended December 31, 1999, except for "Other Data," has been derived from our financial statements audited by PricewaterhouseCoopers LLP, independent accountants. Our balance sheet at December 31, 1998 and 1999 and the related statements of operations, changes in stockholders' equity and cash flows for the period from inception (March 3, 1998) to December 31, 1998 and the year ended December 31, 1999 and notes thereto appear elsewhere in this prospectus.

   You should refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the more complete financial information included elsewhere in this prospectus.

   The pro forma statement of operations data below gives effect to our acquisition of Tycho Networks, Inc., as if the acquisition had occurred at the beginning of the period presented.

                                               Actual              Pro forma
                                    ----------------------------  ------------
                                        Period
                                    from Inception
                                    (March 3, 1998)
                                        through      Year Ended    Year Ended
                                     December 31,   December 31,  December 31,
                                         1998           1999          1999
                                    --------------- ------------  ------------
Statement of Operations Data:
Revenue............................   $    31,533   $  1,312,546  $  2,906,271
Operating expenses:
  Network and operations...........       127,054      9,234,278    11,144,745
  General and administrative.......       230,272      4,978,510     6,976,179
  Sales and marketing..............        35,961      6,847,696     6,991,379
  Stock compensation and
   amortization of purchase price..     2,423,272      4,123,454     4,801,796
    Total operating expenses.......     2,816,559     25,183,938    29,914,099
Operating loss.....................    (2,785,026)   (23,871,392)  (27,007,828)
Interest expense (income)..........         4,611     (1,889,312)   (1,696,333)
Other expense .....................           --           6,233        17,083
Net loss...........................   $(2,789,637)  $(21,988,313) $(25,328,578)
Net Loss per Common Share Data:
Net loss per common share..........   $     (0.55)  $      (2.05) $      (2.26)
Shares used in computing net loss
 per share.........................     5,118,342     16,549,535    16,549,535
Other Data:
EBITDA.............................   $  (356,010)  $(17,917,617)
Capital expenditures...............       290,082     33,811,121
Cash Flow Data:
Used in operating activities.......   $  (153,505)  $ (6,342,720)
Used in investing activities.......      (290,082)   (48,660,812)
Provided by financing activities...       483,066    121,142,314

                                                             December 31,
                                                        -----------------------
                                                           1998        1999
                                                        ---------  ------------
Balance Sheet Data:
Cash, cash equivalents and marketable securities....... $  39,479  $ 79,452,444
Total assets...........................................   369,980   117,631,772
Long-term obligations (including current portion)......   433,161     3,055,625
Total stockholders' equity (deficit)...................  (315,865)  100,732,886

   EBITDA, shown above under "Other Data," consists of net loss excluding net interest, taxes, depreciation of capital assets and noncash stock compensation expense. Other companies, however, may calculate it differently from us. We have provided EBITDA because it is a measure of financial performance commonly used for comparing companies in the telecommunications industry in terms of operating performance, leverage, and ability to incur and service debt. EBITDA is not a measure determined under generally accepted accounting principles. EBITDA should not be considered in isolation from, and you should not construe it as a substitute for:

  . operating loss as an indicator of our operating performance,

  . cash flows from operating activities as a measure of liquidity,

  . other consolidated statement of operations or cash flows data presented in accordance with generally accepted accounting principles, or

  . as a measure of profitability or liquidity.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion and analysis of the financial condition and results of operations should be read in conjunction with "Selected Financial and Other Data" and the financial statements of DSL.net and Tycho Networks, and the related notes, and the pro forma condensed combined financial information and related notes appearing elsewhere in this prospectus.

Overview

   We provide high-speed data communications services and Internet access to small and medium sized businesses, primarily in second and third tier cities. We began providing service in May 1998 and as of February 1, 2000 we provided service or had installed equipment in more than 140 cities. We intend to continue our network expansion into a total of more than 300 cities by the end of 2000.

   We have incurred operating losses and net losses for each month since our formation. For the periods ended December 31, 1998 and 1999, we have experienced net cash outflows for operating and investment activities. As of December 31, 1998 and 1999, we had accumulated deficits of approximately $2,790,000 and $27,180,000, respectively. We intend to substantially increase our operating expenses and capital expenditures in an effort to rapidly expand our network infrastructure and service areas. We expect to incur substantial operating losses, net losses and net operating cash outflows during our network build-out and during the initial penetration of each new market we enter. Our losses and net operating cash outflows are expected to continue and to increase as we expand our operations.

   We incur network and operations expenses, sales and marketing expenses and capital expenditures when we enter a new market. After selecting a target market, we apply for space in the traditional telephone company's central office from which we intend to provide service. The availability of space in these central offices and the timing and cost of our obtaining that space varies by location and by telephone company. Based on our experience to date, if space is available in a desired central office, the time for us to obtain the required local approvals and deploy our equipment in that space has typically ranged from five to ten months. To date, our initial cost for obtaining space in each central office and interconnection to the telephone company's network has typically averaged less than $50,000. In addition to this initial cost, we pay monthly fees for maintenance, utilities and continued access to the telephone company's network, which vary by location and are substantially lower than the initial cost for obtaining space. Once we have deployed our network in a market, the majority of our additional capital expenditures depend on orders to connect new end users. These additional capital expenditures include the costs of additional DSL equipment that is installed in the central offices and additional modems that are installed in customers' sites. In addition to the capital expenditures required to enter a market, we are required to fund each market's cash flow deficit as we build our customer base.

   Our financial performance will vary, and whether and when we achieve profitability will depend on a number of factors, including:

  . development of the high-speed data communications industry and our ability to compete effectively;

  . amount, timing and pricing of customer revenue;

  . cost and timing of the deployment of our network, including installation of equipment in traditional telephone companies' central offices;

  . commercial acceptance of our service and attaining expected penetration within our target markets;

  . timely recruitment of qualified personnel, particularly sales and marketing, engineering and other technical personnel;

  . upfront sales and marketing expenses;

  . our ability to retain contractors to install equipment and wiring at customer premises on a timely and cost-effective basis;

  . cost and utilization of our network components which we lease from other telecommunications providers;

  . our ability to establish and maintain relationships with marketing partners;

  . successful implementation of financial, information management and operations support systems to efficiently and cost-effectively manage our growth; and

  . outcome of federal and state regulatory proceedings and related judicial proceedings, including proceedings relating to the 1996
    Telecommunications Act.

Factors Affecting Future Operations

   Revenues. We derive our revenues from installation charges and monthly fees paid by customers for our services, which vary based on the speed of the connection and the services ordered. The current monthly fee includes all phone line charges, Internet access charges, the cost of the modem installed at the customer's site and the other services we provide. During the year ended December 31, 1999, monthly fees represented more than 80% of our revenue. During the same period, installation charges represented less than 20% of our revenue.

   We seek to price our services competitively. The market for high-speed data communications services and Internet access is rapidly evolving and intensely competitive. While many of our competitors and potential competitors enjoy competitive advantages over us, we are pursuing a significant market that, we believe, is currently underserved. Although pricing will be an important part of our strategy, we believe that direct relationships with our customers and consistent, high quality service and customer support will be key to generating customer loyalty. During the past several years, market prices for many telecommunications services and equipment have been declining, a trend that we believe will likely continue.

   Network and Operations. Our network and operations expenses include costs related to personnel, monthly rental for telecommunications lines between customers, central offices and network service providers, customer line installation, Internet access, certain depreciation and amortization expenses and other costs. The costs of providing a customer's copper telephone line and the related monthly leased line costs, which average approximately $20 per month, are expensed as incurred. Our total costs for leasing lines will increase as we lease additional lines to service additional customers. Further, we lease high-speed fiber-optic lines and other network capacity to connect our central office equipment with our network and the Internet and incur costs to connect to the Internet. We expect these costs to increase as the volume of data communications traffic generated by our customers increases.

   The majority of our capital expenditures relate to building our network and delivering service to customers. Accordingly, the majority of our depreciation and amortization expense, excluding deferred compensation expense, is included in our network and operations expenses. This expense includes:

  . Depreciation of network and operations equipment and DSL modems installed at customer sites;

  . Depreciation of information systems, and computer hardware and software;
    and

  . Amortization and depreciation of the costs of obtaining, designing and building our collocation space and corporate facilities.

   We expect depreciation and amortization expense to increase significantly as more of our network becomes operational and as we increase capital expenditures to expand.

   General and Administrative. Our general and administrative expenses consist primarily of costs relating to personnel, customer service, finance, billing, administrative services, recruiting, insurance, bad debts, legal services and depreciation expense. We have hired and expect to continue to hire additional employees. As a result, we expect these expenses to increase as the number of employees increases.

   Sales and Marketing. Our sales and marketing expenses consist primarily of expenses for personnel, the development of our NETgain brand name, promotional materials, advertising and sales commissions and incentives. Sales and marketing expenses are expected to increase significantly as we continue to expand our business into new markets.

   We have entered into strategic business relationships with Staples and Microsoft. The Staples marketing agreement designates us as their exclusive supplier of the types of DSL services we provide in each of our markets. The Microsoft arrangement allows us to jointly market a co-branded version of the Microsoft Network (MSN) service to our customers and Microsoft intends to use its existing channels and sales force to augment our own marketing efforts.

   Stock compensation. We have incurred noncash stock compensation expenses as a result of the granting of stock and stock options to employees and others with exercise prices per share subsequently determined to be below the fair values per share of our common stock for financial reporting purposes at the dates of grant. The stock compensation is being charged immediately or is being amortized over the vesting period of the applicable options, which is generally 48 months.

   Taxation. We have not generated any taxable income to date and, therefore, have not paid any federal income taxes since inception. Use of our net operating loss carryforwards, which will begin to expire in 2003, may be subject to limitations. We have recorded a full valuation allowance on a deferred tax asset, consisting primarily of net operating loss carryforwards, because of uncertainty regarding their recoverability.

Results of Operations

   Revenue. We first introduced services in May 1998. Revenue in 1998 was approximately $32,000. Revenue increased to approximately $1,313,000 for the year ended December 31, 1999. The increase in revenue was primarily due to the increased number of customers subscribing for our services, resulting from our increased sales and marketing efforts, the expansion of our network and the Tycho acquisition. We expect revenue to increase in future periods as we expand our network within our existing regions, deploy our network into new regions and increase our sales and marketing efforts in all of our regions.

   Network and operations. Network and operations expenses increased to approximately $9,234,000 for the year ended December 31, 1999 from approximately $127,000 for the period from March 3, 1998 (inception) to December 31, 1998. The increase in these expenses between the

1998 and 1999 periods was primarily due to the increased number of customers subscribing for our services and other increased costs resulting from the addition of personnel, the expansion of our network and legal costs incurred in connection with our applications for regulatory approvals in various states. We expect network and operations costs to increase significantly in future periods as we increase our markets and customer base.

   Depreciation and amortization expense, excluding amortization of deferred compensation, increased to approximately $1,873,000 for the year ended December 31, 1999 from $6,000 for the period from March 3, 1998 (inception) to December 31, 1998. This expense increased as more of our network became operational and we increased capital expenditures to expand.

   General and administrative. General and administrative expenses increased to approximately $4,979,000 for the year ended December 31, 1999 from approximately $230,000 for the period from March 3, 1998 (inception) to December 31, 1998. The increases in general and administrative expenses were principally the result of increases in the number of employees.

   Sales and marketing. Sales and marketing expenses increased to approximately $6,848,000 for the year ended December 31, 1999 from approximately $36,000 for the period from March 3, 1998 (inception) to December 31, 1998. These expenses increased primarily as a result of the increase in marketing and promotional activities and increases in sales and marketing personnel. Sales and marketing expenses are expected to increase significantly as we continue to expand our business into new markets.

   Stock compensation. Noncash stock compensation expenses were approximately $4,123,000 for the year ended December 31, 1999 compared to $2,423,000 for the period from March 3, 1998 (inception) to December 31, 1998. Expenses incurred in 1998 consisted of current period charges related to common stock issued to certain officers. The expenses incurred in the year ended December 31, 1999 consisted of charges and amortization related to stock options and restricted stock granted to our employees, directors and advisors during 1999.

   The unamortized balance of approximately $13,362,000 as of December 31, 1999 will be amortized over the remaining vesting period of each grant. As of December 31, 1999, options to purchase 5,874,302 shares of common stock were outstanding, which were exercisable at a weighted average exercise price of $2.32 per share.

   Interest expense (income), net. Net interest income was approximately $1,889,000 for the year ended December 31, 1999 compared to interest expense of approximately $5,000 for the period from March 3, 1998 (inception) to December 31, 1998. This increase was primarily due to an increase in our cash balances as a result of the issuance of preferred and common stock in 1999 and, to a lesser extent, the repayment of debt with the proceeds therefrom. Interest expense in 1998 related primarily to a note payable which was paid in full in January 1999.

   Net loss. Net loss increased to approximately $21,988,000 for the year ended December 31, 1999 from approximately $2,790,000 for the period from March 3, 1998(inception) to December 31, 1998.

Liquidity and Capital Resources

   We have financed our capital expenditures and operations primarily with the proceeds from stock issuances and borrowings. As of December 31, 1999, we had cash, cash equivalents and marketable securities of approximately $79,452,000 and working capital of approximately $65,974,000.

   Net cash provided by financing activities in 1998 and 1999 was approximately $483,000 and $121,142,000, respectively. This cash primarily resulted from the sale of preferred stock and common stock and amounts borrowed under our lease facilities and our credit line. We have used, and intend to continue using, the proceeds from these financings primarily to implement our business plan and for working capital.

   In August 1998, we issued a $100,000 demand note which bore interest at the annual rate of 5.56%. As of December 31, 1998, $66,667 of principal of this note remained outstanding. This note was repaid in full in January 1999.

   In November 1998, we received $350,000 from a short-term bridge note and warrant financing. These notes had an aggregate principal amount of $350,000 and bore interest at annual rates of 5.56% or 6%. These notes were exchanged for shares of our Series A preferred stock in January 1999.

   During 1998, we also received $50,500 from the sale of capital stock to our founders.

   In January 1999 we received net proceeds of approximately $3,302,000 from the sale of shares of Series A preferred stock and certain warrants. In April 1999, we received net proceeds of approximately $9,940,000 from the sale of shares of Series C preferred stock to our principal stockholders and others. In May 1999, we received net proceeds of approximately $29,961,000 from the sale of shares of Series D preferred stock to our principal stockholders and others. In addition, we received approximately $1,007,000 in connection with repayment of a note, including interest at 6.0%, from an officer in connection with the purchase of Series D preferred stock in June 1999. In July 1999, we received net proceeds of approximately $18,458,000 from the sale of shares of Series E preferred stock to two strategic marketing partners. In October and November 1999, we received net proceeds of approximately $55,722,000 from the sale of shares of common stock in our initial public offering. Upon the closing of the initial public offering of our common stock on October 12, 1999, all outstanding shares of our preferred stock converted automatically into shares of common stock.

   In March 1999, we entered into a 36-month lease facility to finance the purchase of up to an aggregate of $2,000,000 of equipment. Amounts financed under this lease facility bear an interest rate of 8% or 9%, depending on the type of equipment, and are secured by the financed equipment. There was approximately $1,004,000 outstanding under this lease facility at December 31, 1999. In addition, during the year ended December 31, 1999, we purchased certain software and equipment under other capital leases, which are being repaid over periods ranging from 24 months to 36 months. In the aggregate, there was approximately $1,609,000 outstanding under these capital leases at December 31, 1999.

   In May 1999, we established a line of credit which allows us to borrow up to an aggregate of $5.0 million. This line of credit expires in May 2000, at which time amounts outstanding will convert into a term loan, which will be repayable over 36 months. Amounts borrowed under this line of credit generally bear interest at the sum of 1% plus the higher of the bank's prime rate of interest and the federal funds rate plus .5%. As of December 31, 1999, amounts outstanding under this line of credit bore interest at the annual rate of 9.25% and are secured by a lien on certain of our equipment. Borrowings under the line of credit are restricted based on the value of the equipment securing the line of credit. In addition, the line of credit also contains certain covenants, including covenants requiring us to maintain certain financial ratios and limitations relating to, among other things, new indebtedness, the creation of liens, types of investments, mergers, consolidations and the transfer of all or substantially all of our assets. As of December 31, 1999, approximately $1,447,000 was outstanding, and approximately $3,553,000 was available, under this line of credit.

   We have received commitments for a credit facility that will replace our existing line of credit, subject to negotiation and execution of definitive agreements. This new credit facility would provide an estimated $45,000,000 revolving line of credit to be used for general corporate purposes and for the issuance of letters of credit. Borrowing availability and rate of interest under the proposed line of credit would vary depending upon specified financial ratios. This revolving line of credit would contain certain covenants, including covenants requiring us to maintain certain financial ratios and limitations or prohibitions relating to, among other things, new indebtedness, the payment of dividends, the creation of certain liens, types of investments, mergers, consolidations and the transfer of certain assets. The interest rate would be prime or LIBOR-based.

   In February 1999, we leased office space and subsequently have leased additional space in New Haven, Connecticut. Annual minimum lease payments under these leases are approximately $1,125,000 for each of the years 2000 through 2002, and approximately $900,000, $745,000 and $279,000 for 2003, 2004 and
2005, respectively.

   On December 1, 1999, we acquired Tycho Networks, which is based in Santa Cruz, California. Tycho Networks provides Internet access, web hosting and related services throughout central coastal California. The approximate net purchase price of $3.3 million, excluding transactions costs associated with the acquisition, consisted of cash payments at closing of $1.6 million (including notes paid at closing of approximately $0.8 million), amounts due to the selling stockholders and others after the closing of approximately $0.8 million, net liabilities assumed of approximately $0.5 million and other costs of approximately $0.4 million.

   In 1998 and 1999, the net cash used in our operating activities was approximately $154,000 and $6,343,000, respectively. This cash was used for a variety of operating expenses, including salaries, consulting and legal expenses, network operations and overhead expenses. Our net operating cash outflows are expected to continue and to increase as we expand our operations.

   Net cash used in investing activities in 1998 and 1999 was approximately $290,000 and $48,661,000, respectively. Of this amount, approximately $33,811,000 was used primarily for the purchase of equipment and payment of collocation costs, approximately $13,274,000 was used for the purchase of marketable securities and approximately $1,576,000 was used to acquire Tycho Networks, Inc.

   The development and expansion of our business requires significant capital expenditures. The principal capital expenditures incurred to enter each market include the procurement, design and construction of the space in traditional telephone companies' central offices where we deploy our equipment, and the purchase and installation of all necessary equipment. Capital expenditures were approximately $290,000 and $33,811,000 in 1998 and 1999, respectively. We currently anticipate spending approximately $60,000,000 for capital expenditures for the balance of 2000. The planned capital expenditures are primarily for the procurement, design and construction of central office spaces and the purchase and installation of the equipment necessary for us to provide our services, as well as for the continued development of our information and management systems, including our operations support systems. The actual amounts and timing of our capital expenditures will vary depending on the speed at which we are able to expand and implement our network and could differ materially both in amount and timing from our current plans.

   We believe that the net proceeds from this offering, together with our existing cash and short-term investments, amounts available under our equipment lease and credit facilities, and cash generated from operations, will be sufficient to fund our operating losses, capital expenditures, lease payments and working capital requirements through the first half of 2001. We estimate that the net proceeds from the sale of common stock in this offering will be approximately $142,397,000, after deducting estimated underwriting discounts and commissions and estimated offering expenses. We currently anticipate that our cash and short-term investments will exceed $210,000,000 after completion of this offering. We intend to use these cash resources, including the net proceeds from this offering, to continue building our network and for working capital and other general corporate purposes. We may also use a portion of the net proceeds to acquire complementary businesses, although we have no definitive commitments or agreements to do so at this time. The amounts actually expended for these purposes will vary significantly depending on a number of factors, including revenue growth, if any, planned capital expenditures, and the extent and timing of our entry into target markets.

   We expect our operating losses, net operating cash outflows and capital expenditures to increase substantially as we expand our network. We expect that additional financing will be required in the future. We may attempt to raise financing through some combination of commercial bank borrowings, leasing, vendor financing and the sale of equity or debt securities.

   Our capital requirements may vary based upon the timing and the success of implementation of our business plan and as a result of regulatory, technological and competitive developments or if:

  . demand for our services or our cash flow from operations is less than or more than expected;

  . our development plans or projections change or prove to be inaccurate;

  . we make acquisitions; or

  . we accelerate deployment of our network or otherwise alter the schedule or targets of our business plan implementation.

   We cannot assure you that we will be able to raise sufficient debt or equity capital on terms that we consider acceptable, if at all. If we are unable to obtain adequate funds on acceptable terms, our ability to deploy and operate our network, fund our expansion or respond to competitive pressures would be significantly impaired.

Qualitative Disclosures about Market Risks

   We have no derivative financial instruments in our cash and cash equivalents. We invest our cash and cash equivalents in investment-grade, highly liquid investments, consisting of commercial paper, bank certificates of deposit and corporate bonds. We anticipate investing our net proceeds from this offering in similar investment-grade and highly liquid investments pending their use as described in this prospectus.

Impact of Year 2000

   Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field. In order to distinguish 21st century dates from 20th century dates, the date code field needs to be expanded to 4 digits. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with these Year 2000 requirements. The use of software and computer systems that are not Year 2000 compliant could result in system failures or miscalculations resulting in disruptions of operations, including among other things, a temporary inability to process transactions, send invoices, or engage in normal business activities.

   Since we have been recently organized, we have been able to build our internal business systems with Year 2000 compliance in mind. Our current service offerings are not date sensitive and do not rely on or need to process date-related information in order to function as designed, either prior to and after the year 2000.

   We have experienced no material adverse effect on our products from the Year 2000 issue, including any problems relating to the traditional local telephone companies, other vendors or our target customers. Nevertheless, there can be no assurances that we will not experience problems resulting from any of the foregoing which could have a material adverse impact on our business, operating results and financial condition.

   To date, we have not incurred significant costs in order to comply with Year 2000 requirements and we do not believe we will incur significant costs in the future.

Recently Issued Accounting Pronouncements

   In 1998, we adopted Statement of Financial Accounting Standards, or SFAS, No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 supersedes SFAS 14, Financial Reporting for Segments of a Business Enterprise, replacing the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of our reportable segments. We operate in one segment: high-speed data communication services. SFAS No. 131 also requires disclosures about products and services, geographic areas, and major customers. The adoption of SFAS No. 131 had no impact on our financial statements for the periods presented.

   In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SoP 98-1 provides guidance for determining whether computer software is internal-use software, and on accounting for proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. It also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. The Company has applied the guidance set forth in SoP 98-1, which was effective for the Company's year ended December 31, 1999. The impact of adoption of SoP 98-1 has not had a significant impact on our financial statements.

   In April 1998, the Accounting Standards Executive Committee issued SoP 98-5, Reporting on the Costs of Start-Up Activities, which provides guidance on the financial reporting of start-up costs and organizational costs. It requires costs of start-up activities and organizational costs to be expensed as incurred. SoP 98-5 is effective for financial statements for fiscal years beginning after December 15, 1998. As we have not capitalized such costs to date, the adoption of SoP 98-5 does not have an impact on our financial statements.

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities. DSL.net is required to adopt SFAS No. 133, as amended by SFAS No. 137, in fiscal 2001. SFAS No. 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. The Company has not entered into any derivative financial instruments or hedging activities. As a result, management believes adoption of SFAS No. 133 will not have a material impact on the financial statements.

   In December 1999, the staff of the Securities and Exchange Commission issued its Staff Accounting Bulletin ("SAB") No. 101, Revenue Recognition. SAB No. 101 provides guidance on the measurement and timing of revenue recognition in financial statements of public companies. Changes in accounting policies to apply the guidance of SAB No. 101 must be adopted by recording the cumulative effect of the change in the fiscal quarter ending March 31, 2000. Management has not yet determined the effect SAB No. 101 will have, if any, on its accounting policies or the amount of the cumulative effect to be recorded from adopting SAB No. 101.

                                    BUSINESS

Overview

   We provide high-speed data communications and Internet access services using digital subscriber line, or DSL, technology to small and medium sized businesses. We primarily target select second and third tier cities, which generally have populations of less than 900,000. Our networks enable data transport over existing copper telephone lines at speeds of up to 1.5 megabits per second. Our services, marketed under the NETgain brand name, offer customers high-speed digital connections at prices that are attractive compared to the cost and performance of alternative data communications services.

Industry Background

   We believe that a substantial business opportunity has been created by the convergence of several factors:

  . growth in demand for high-speed data communications;

  . increased demand for Internet access by small and medium sized businesses;

  . limitations of existing telecommunications services to meet these demands; and

  . emergence of low-cost, DSL-based solutions.

   Growth in High-Speed Data Communications. Data communications is the fastest growing segment of the telecommunications industry. Forrester Research, Inc. projects that the total market for data networking services and Internet access will grow from $6.2 billion in 1997 to approximately $49.7 billion by 2002, with approximately $27.9 billion to come from services to businesses. To remain competitive, companies require high-speed connections to maintain complex Internet sites, to access critical information and business applications, and to communicate more efficiently with employees, customers and suppliers. In addition, businesses are increasingly using the Internet to market and sell their products and services.

   Increased Demand for High-Speed Internet Access by Small and Medium Sized Businesses. Small and medium sized businesses are increasingly using the Internet to enable them to compete more effectively with larger organizations. According to International Data Corporation/LINK, Internet access among small businesses--those with under 100 employees--grew from 19.7% in 1996 to 38.8% in 1997. The following table illustrates the historical and estimated growth in Internet use by these small businesses:

                                     1996   1997   1998E  1999E  2000E  2001E
                                     -----  -----  -----  -----  -----  -----
   Total small businesses (000s).... 7,065  7,240  7,382  7,531  7,684  7,842
   Percentage of small businesses
    with Internet access............  19.7%  38.8%  43.9%  47.8%  51.3%  54.5%
   Percentage of small businesses
    with home pages.................   2.1%   7.1%   9.1%  11.7%  15.0%  16.6%

   Source: International Data Corporation/LINK

   Currently, many small and medium sized businesses use the Internet to exchange e-mails and files with customers, suppliers and other business partners and to disseminate and obtain industry, product and market information. Many of these businesses also have begun to use the Internet to market and sell their products and services, to make purchases from suppliers and for other commerce-related activities. For example, the percentage of small businesses with home pages more than tripled from 1996 to 1997. To take full advantage of electronic commerce applications and the Internet, these businesses would benefit from high-speed, secure and affordable digital data communications connections.

   Limitations of Existing Telecommunications Network. The growing demand for high-speed Internet access and data communications services is straining the capacity of the existing telecommunications network, particularly the local access portion. The long distance portion of the network typically consists of fiber-optic cables and other equipment that enable high-speed connections between the offices of the traditional telephone companies from which local telephone service is provided, known as central offices. In contrast, the local access portion of the network, also known as the last mile, typically consists of copper telephone wire that connects end users' locations to the nearest central office. This last mile of copper telephone wire was not originally designed for the transmission of high-speed digital signals, but has been historically used for the transmission of low-speed, analog voice signals. Most data transmission solutions to the last mile problem, including dial-up modems, frame relay, integrated services digital network (ISDN) and T1 lines, are relatively slow, hard to obtain or expensive.

   Emergence of DSL-based Solutions. As a result of technological developments and regulatory changes, DSL technology has emerged as a commercially available, cost-effective means of providing high-speed data transmission using existing copper telephone lines. DSL technology enables the transmission of digital signals over existing copper telephone wires. DSL technology enables the transmission of packets of data over a telecommunications network, which allows multiple users to simultaneously transmit and receive data over a single connection. DSL equipment, when deployed at each end of a standard copper telephone line, increases the data carrying capacity of the line to speeds to and from the user of up to 1.5 megabits per second, depending on the distance between the user and the central office and the quality of the copper telephone line.

   The deployment of DSL-based solutions by competitive telecommunications companies has been facilitated by changes in the regulatory framework in recent years. Under the 1996 Telecommunications Act, traditional telephone companies are generally required to lease telephone lines to competitive telecommunications companies on a wholesale basis through resale or unbundling and to allow these competitive telecommunications companies to locate certain of their equipment in the traditional telephone companies' central offices. By using existing facilities and copper lines, DSL providers avoid the considerable up-front fixed costs necessary to deploy alternative high-speed digital communications technologies, such as cable, wireless and satellite networks. As a result, a significant portion of the investment in a DSL network is incurred only as customers order the service. In addition, we anticipate that continued advances in DSL technologies and transmission speeds, as well as advances in DSL equipment manufacturing efficiencies, will further reduce the cost of deploying a DSL-based network.

Market Opportunity

   We believe that the demand for affordable high-speed Internet access and data communications services and the limited availability of these services outside of large metropolitan areas have created an opportunity to provide DSL-based services to a significant, underserved market--small and medium sized businesses located in second and third tier cities. These businesses increasingly require high-speed data communications capabilities to compete effectively. Traditional telephone companies have generally offered ISDN, frame relay or T1 lines as high-speed alternatives in these markets, but these services are typically at a higher cost or lower speeds than DSL-based services.

The DSL.net Solution

   Our services, marketed under the NETgain brand name, provide small and medium sized businesses, primarily in second and third tier cities, with high-speed Internet access and data services using DSL technology. Key elements of our solution are:

   High-Speed, Symmetric Connections. We offer Internet access at speeds of up to 1.5 megabits per second. Our network is designed to provide data transmission at the same speed to and from the customer, known as symmetric data transmission. We believe that symmetric data transmission is best suited for business applications, because business users require fast connections both to send and receive information. This compares to other DSL services which use asymmetric data transmission, which permits users to send information at speeds much slower than that at which they can receive information. We may offer asymmetric services in the future to employees of our small business customers or to home office workers.

   Complete Business Solution. We offer our customers a single point of contact for a complete solution that includes all of the necessary equipment and services to establish and maintain digital data communications. Our primary services include Internet access, e-mail, assisting our customers in obtaining Internet addresses, and hosting our customers' Web sites and support networks that connect customers' various offices and connect our customers to their suppliers, customers and others. Through independent suppliers, we also provide Web site design and development and applications enabling electronic commerce. Our network is designed to enable us to individually configure each customer's service remotely. As a result, our customers are able to upgrade to higher speeds without adding networking equipment and without an on-site visit from technical personnel.

   Always-On Connections. With our service, customers can access the Internet continuously without having to dial into the network for each use. These "always-on" connections provide customers with the ability to readily access the Internet and transfer information. Despite the always-on connection, we charge our customers a flat fee per month rather than billing them based on usage.

   Attractive Value Proposition. Our NETgain services offer customers high-speed digital connections at prices that are attractive compared to the cost and performance of alternative data communications services, such as dial-up, T1, ISDN or frame relay lines. We believe that our services also increase the productivity of network users by decreasing the time they spend connecting to the Internet and waiting for information downloads and transfers.

   Secure Connections. Our network is designed to reduce the possibility of unauthorized access to our customers' internal applications and information and to allow them to safely transmit sensitive information and applications.

   Customer Support. We provide customer service 24 hours a day, seven days a week. This support is important to many of our small and medium sized business customers because they do not typically have dedicated internal support staff. With our remote monitoring and troubleshooting capabilities, we continuously monitor our network and our customers' connections. This enables us to identify and enhance network quality, service and performance and address network problems promptly.

The DSL.net Strategy

   Our objective is to become the leading provider of DSL-based services to small and medium sized businesses in second and third tier cities throughout the United States. To achieve this objective, we plan to:

   Establish Service in Select Markets Throughout the United States. We seek to be the first DSL-based service provider in select second and third tier cities throughout the United States. As of February 1, 2000, we provided service or had installed equipment in more than 140 cities. We intend to continue our expansion into more than 300 cities by the end of 2000. Before entering a market, we carefully analyze the competitive environment, the composition of the small and medium sized businesses located in the market, the location, cost and availability of collocation space in the local telephone company's central offices, and the proximity of our target customers to those central offices. Our goal is to locate our equipment in central offices with a high density of small and medium sized businesses that we believe will use our services. We are currently authorized to operate as a competitive local exchange carrier, which is an entity authorized to provide local and long-distance telecommunications services and is subject to federal and state regulation, in 47 states and the District of Columbia, and we are seeking to have regulatory approval in the remaining three states by the end of the first quarter of 2000. We have entered into interconnection agreements with the major traditional local telephone companies.

   Utilize Our Rapid Deployment Model. Once we have selected a market to enter, we deploy our network using an operating and strategic model that we believe is replicable across the country and leverages our centralized network management capabilities. We deploy a standard package of pre-configured equipment at each central office. We utilize third-party field service organizations, who have the required authorizations from traditional telephone companies, as well as our own internal personnel to install this equipment in central offices. Through centralized network management, standardized configuration of our equipment, the assistance of third-party service providers and on-site inspection of central office installations, we believe we can implement our rollout plan quickly and cost effectively.

   Develop Relationships Directly with Customers. Our strategy emphasizes direct relationships with our customers. These relationships enable us to learn about our customers' needs and preferences, help us expand our service offerings to include additional value-added services based on customer demand and market higher-speed Internet connections and other services to our customers. We believe that these relationships increase customer loyalty and reduce customer turnover. In addition, our existing customers have provided customer referrals and we believe strong customer relationships will result in customer referrals in the future.

   Establish Local Referral Networks. We seek to establish relationships in each local market with select local and regional technology-related professionals, such as integrators of computer networks and systems and consultants, who market our services and provide customer referrals. These local marketing partners typically understand their clients' technology requirements and capabilities and can provide valuable insights into customers' needs. We also work with other local organizations which serve the business community and refer customers to us. We use these relationships to leverage our general advertising, direct mail and telesales efforts, which are directed at decision makers in local businesses.

   Leverage our Systems and Network. Our network and operations support systems have been designed to leverage the economies of DSL technology and to grow with our business. Because DSL technology uses existing copper telephone lines, implementing a DSL-based network generally requires a lower initial capital investment than that needed for alternative technologies. Once we install our pre-configured equipment in a central office, our subsequent capital investments to expand service from that location are directly related to the number of customers who order our service, thereby reducing our overall capital expenditures until additional paying customers have ordered our service. In addition, the design of our network and our operations support systems is intended to allow us to expand capacity as it is needed to support additional customers and markets.

Our NETgain Services

   We utilize DSL technology to provide reliable and cost-effective service to our customers under the NETgain brand. As part of our service offerings, we function as our customer's Internet service provider and deliver a broad range of Internet-based, value-added solutions. As of February 1, 2000, we provided service or had installed equipment in more than 140 cities.

   Our goal is to deliver services which:

  . provide reliable, always-on, secure, high-speed Internet connections with transmission speeds up to 1.5 megabits per second;

  . are easily upgradable to higher speeds with simple software changes that can be affected remotely from our offices;

  . are more reliable and enable greater productivity than dial-up modems;
    and

  . are easier to provide, install and support than existing high-speed data communications alternatives.

   Our NETgain services currently include all necessary equipment, software and lines required to establish and maintain a digital Internet connection. Our primary services include Internet access, e-mail, assisting our customers in obtaining Internet addresses and hosting our customers' Web sites. We also support networks that connect customers' various offices and connect our customers to their suppliers, customers and others. In addition, through independent suppliers, we offer Web site design and development, as well as applications enabling electronic commerce.

   The following table lists our primary Internet access service offerings:

                                                 Maximum Speed*
                                                -----------------    Maximum
                                                   To      From   Distance from
                                                Customer Customer Central Office
                                                -------- -------- --------------
Services
  NETgain 200.................................. 208 kb/s 208 kb/s  22,000 feet
  NETgain 400.................................. 416 kb/s 416 kb/s  18,000 feet
  NETgain 800.................................. 784 kb/s 784 kb/s  14,000 feet
  NETgain 1200................................. 1.2 mb/s 1.2 mb/s  12,000 feet
  NETgain 1500................................. 1.5 mb/s 1.5 mb/s   9,000 feet

--------
* The speed and effectiveness of the DSL connection varies based on a number of factors, including the distance of the customer from the central office and the condition of the copper line that connects the customer to the central office. Speed is measured in kilobits per second, or kb/s, or megabits per second, or mb/s.

   Currently, customers typically pay an installation charge and a monthly fee for the NETgain service. The monthly fee does not vary by number of users or usage, although it does vary based on the speed of the connection. The fee includes the cost of the modem installed at the customer's site, all phone line charges, and general Internet access services, including e-mail, assistance in obtaining Internet addresses and services related to the registration of these addresses with various administrative bodies. Generally, customers subscribe to our NETgain services for at least one year and are billed for our services on a monthly basis. We also offer customers the ability to have their monthly service fees charged directly to their credit cards.

   We plan to continue expanding our network features and applications to meet customer demand by working closely with leading hardware, software and networking companies. We expect to focus on many applications, including combining voice and data communications, increasing our directory and security capabilities, and providing businesses with the ability to access their important applications from remote locations. Using these network-enabled features and applications, we are able to provide a complete solution to meet our business customers' needs.

Customers

   Our target customers are small and medium sized businesses in cities in which we offer our services. In particular, we believe the following are especially attractive customers:

  . businesses currently using other high-speed data communications services, such as T1, ISDN and frame relay services, or low-speed dial-up Internet access;

  . professional or service-based firms that have multiple Internet service provider accounts and phone lines;

  . branch offices located in second and third tier cities that require transmission of large files between locations; and

  . businesses that use data-intensive applications, such as financial services, technology, and publishing.

   None of our customers accounted for more than 5% of our total revenues during period from inception (March 3, 1998) through December 31, 1998 or the year ended December 31, 1999.

Sales and Marketing

   Our marketing professionals have developed a methodology to identify the businesses that would benefit from our services. Once we identify businesses in a target market, we employ a targeted local marketing strategy utilizing a variety of mediums, including direct mail, print and radio. In addition, we sponsor local promotional events, such as information technology or telecommunications seminars, to assist our local sales professionals.

   Direct Sales Channels. Our direct sales efforts are centered around telesales personnel and outside account managers, who are assigned to one or more local areas. Our telesales personnel follow up on our direct mail marketing campaigns. Unlike large corporations, decision-makers in small and medium sized businesses generally decide over the phone and in a relatively short time whether to initiate data communications service with us. We believe our telesales personnel are effective in following up with those businesses that have received direct mailings from us.

   The outside account managers are responsible for selling our NETgain services, assessing business opportunities and identifying marketing partners to assist us in the sale of our NETgain services. In addition, outside account managers work with local business associations to identify potential customers and build brand awareness.

   Marketing Partners. Our outside account managers also identify local information technology professionals, such as integrators of computer networks and systems and consultants, to assist in the sale of our NETgain services. We select marketing partners based on several factors, including brand name, local market presence, complementary technology or product lines, and a strong distribution channel. Our local marketing partners understand the technology needs and capabilities of their clients and are in position to recommend us to their clients and provide us with referrals. We compensate our marketing partners for each referral of a customer who purchases our services. We believe that relationships with marketing partners are important in establishing a long-term presence in the local community and leveraging our direct sales force.

Strategic Relationships

   We entered into strategic relationships that we believe are valuable because they provide additional marketing capabilities and distribution channels, in addition to capital investment. We anticipate that we will enter into additional strategic relationships with others in the future.

   Our current strategic relationships include:

   Staples. In July 1999, we entered into a strategic relationship with Staples pursuant to which, among other things:

  . Staples Investment. Staples invested $3,500,000 in return for shares of our Series E preferred stock which converted into 473,655 shares of our common stock upon the closing of our initial public offering on October 12, 1999. In addition, Staples purchased 360,000 shares of our common stock in connection with our initial public offering.

  . Marketing Services through Staples. Staples has agreed to market our services to their small and medium sized business customers. Staples refers potential customers to us through their retail stores, catalog and web site. We have agreed to compensate Staples for each sale of our services generated through these channels. We intend to offer our customers the ability to connect over the Internet directly to Staples for their business supply purchases.

  . Mutual Exclusivity. During the term of our agreement, which is initially for one year with the potential for annual renewals, we have agreed not to offer our services through another national office supply company. In turn, Staples has agreed to offer our services exclusively to its customers in all of the markets we serve.

   Microsoft. In July 1999, we entered into a strategic relationship with Microsoft pursuant to which, among other things:

  . Microsoft Investment. Microsoft invested $15,000,000 in return for shares of our Series E preferred stock which converted into 2,029,949 shares of common stock upon the closing of our initial public offering on October 12, 1999.

  . Co-branding for Our Customers. During the term of our agreement, which is initially for two years with the potential for annual renewals, Microsoft has agreed to jointly market with us a co-branded version of the Microsoft Network service (MSN). We have agreed to provide and market the co-branded MSN service to our new and existing customers. We will receive a portion of any advertising revenue generated through the co-branded MSN service.

  . Joint Marketing of Our Services. We have agreed to cooperate in joint marketing activities utilizing our respective sales forces to promote and sell the combined DSL.net services with the co-branded MSN services.

Customer Support and Operations

   Our customer support professionals work to minimize the complexity and inconvenience of data communications and Internet access for our customers. They provide our customers with a single point of contact for implementation, maintenance and operations support.

   Implementation. We manage the implementation of our service for each customer. We lease the copper telephone lines from the local telephone company. These lines run from our equipment located in the telephone company's central office to our customer. We test these lines to determine whether they meet our specifications and work with the local telephone company to correct any problems identified by our testing. Field service technicians, typically outside contractors, install the modem and any necessary wiring inside our customers' offices and test the modem and connection over our network.

   Maintenance. Our network operations center provides network surveillance for all equipment in our network. We are able to detect and correct many of our customers' maintenance problems remotely, often before our customer is aware of the problem. Customer-initiated maintenance and repair requests are managed and resolved primarily through our help desk. Our information management system, which generates reports for tracking maintenance problems, allows us to communicate maintenance problems from the customer service center to our network operations center 24 hours a day, seven days a week.

   Operations Support Systems. Our operations support systems are intended to improve many of our business processes, including customer billing, service activation, inventory control, customer care reports and maintenance reports. They have been designed to provide us with accurate, up-to-date information in these areas. Additional enhancements and integration of these systems will be implemented during 2000. We believe that our operations support systems will provide us with the flexibility to add additional services for our customers as well as to meet our expansion goals.

Our Network

   Our network delivers high-speed Internet access and data communication services. It offers scaleability, reliability, security and high performance.

   Network Design. The key design principles of our network are:

  . Intelligent End-to-End Network Management. Our network is designed to allow us to monitor network components and customer traffic from a central location. Because we control the lines to the customer, we can perform network diagnostics and equipment surveillance continuously. From our network operations center, we have visibility across our entire network, allowing us to identify and address network problems quickly and to provide quality service and performance.

  . Consistent Performance with the Ability to Expand. We believe that networks that use technology that transmits packets of information, such as ours, will eventually replace networks that use conventional telephone transmission technology. We have designed our network to leverage the economics of DSL technology, to grow with our business and to provide consistent performance. We also use asynchronous transfer mode equipment in our network, which implements high-speed, high volume transmission of data.

  . Security. Our network is designed to reduce the possibility of unauthorized access and to allow our customers to safely transmit and receive sensitive information and applications. The modems we install on our customers' premises are designed with enhanced security features and work in conjunction with installed security systems and network servers in an effort to provide safe connections to the Internet and a secure operating environment.

   Network Components. The primary components of our network are:

  . DSL Modems and On-Site Connections. We purchase DSL modems and provide them to our customers as part of the service contract. We configure the DSL modem and arrange for the installation of the modem and on-site wiring needed to connect the modem to the copper telephone line that we lease. We contract with independent field service organizations to perform these services, in addition to using a small internal staff.

  . Copper Telephone Lines. We lease a copper telephone line running to each customer from our equipment in the local telephone company's central office under terms specified in our interconnection agreements with these companies. Each copper line must be specifically conditioned by the local telephone company to carry digital signals, typically for an additional charge. If we are unable to lease, or experience delays in leasing, a sufficient number of acceptable telephone lines on acceptable terms, our business will be harmed.

  . Central Office Collocation. Through our interconnection agreements, we seek to secure space to locate our equipment in the central offices of traditional local telephone companies and offer our services from these locations. These collocation spaces are designed to offer the same high reliability and availability standards as the telephone companies' other central office spaces. We install the equipment necessary to provide high-speed DSL signals to our customers in these spaces. We have continuous access to these spaces to install and maintain our equipment. We expect that space in central offices will become increasingly scarce as competitive telecommunications companies vie for this space. We may not be able to secure space to install our equipment on a timely basis, which could delay our roll-out plan and adversely affect our business and prospects.

  . Connection to the Internet. Network traffic gathered at each central office is routed to one of our regional hubs and then to the Internet. In certain areas where we offer service from more than one central office, network traffic is routed from each central office in that area to a local hub which aggregates its traffic and the traffic from the other central offices located in that area and routes this traffic to a regional hub. Our hubs contain extra equipment and backup power to provide backup facilities in the event of an equipment failure and are actively monitored from our network operations center. We lease space for our hubs in facilities designed to host network equipment. Our hubs are connected to one another via fiber-optic cables and other high speed data communications technologies. Until recently, this service was provided solely by MCI WorldCom. In August 1999, the service provided by MCI WorldCom was interrupted for several days by a failure of their network. As a result, we issued approximately $21,000 in credits toward services to our customers. We now have agreements with MCI WorldCom and AT&T to provide this service, which enables us to have duplicate independent connections for our network links. Our network connects to the Internet through multiple Internet access providers.

  . Network Operations Center. Our network is managed from our network operations center located in New Haven, Connecticut. We provide end-to-end network management 24 hours a day, seven days a week. This enhances our ability to address performance and service issues before they affect the customer. From the network operations center, we can monitor individual customer lines and the equipment and circuits in each regional network and central office.

  . Private Regional Network. We anticipate that, at some point in the future, we will operate our own private regional networks in certain geographic areas. We believe our regional networks will consist of high-speed telecommunications equipment that will connect our hubs to our equipment in individual central offices. Private networks of this type typically operate at speeds of 45 to 155 megabits per second.

Competition

   We face competition from many companies with significantly greater financial resources, well-established brand names and large installed customer bases. Although we believe competition in many second and third tier cities is less intense than competition in larger cities, we expect the level of competition in our markets to intensify in the future. We expect significant competition from:

   Other DSL Providers. Certain competitive carriers, including Covad, Network Access Solutions, NorthPoint and Rhythms NetConnections, offer DSL-based services. The 1996 Telecommunications

Act specifically grants competitive telecommunications companies, including other DSL providers, the right to negotiate interconnection agreements with traditional telephone companies, including interconnection agreements which may be identical in all respects to, or more favorable than, our agreements. Several of the large telecommunications companies and computer companies, such as Microsoft and Qwest, have made investments in DSL service providers.

   Internet Service Providers. Several national and regional Internet service providers, including America Online, Concentric Network, Flashcom, PSINet and Verio, offer high-speed access capabilities to complement their existing products and services. These companies generally provide Internet access to residential and business customers over the traditional telephone companies' networks. However, some Internet service providers offer DSL-based access using another carrier's DSL service or, in some cases, building their own DSL networks. Some Internet service providers combine their significant and even nationwide marketing presence with strategic or commercial alliances with DSL-based competitive telecommunications companies and traditional local telephone companies.

   Traditional Local Telephone Companies. Many of the traditional local telephone companies, including Bell Atlantic, BellSouth, SBC Communications, and U S West have begun deploying DSL-based services. These companies have established brand names and reputations for high quality in their service areas, possess sufficient capital to deploy DSL equipment rapidly, have their own copper telephone lines and can bundle digital data services with their existing voice services to achieve a competitive advantage in serving customers. We believe that the traditional telephone companies have the potential to quickly deploy DSL services. In addition, these companies also offer high-speed data communications services that use other technologies. We depend on these traditional local telephone companies to enter into agreements for interconnection and to provide us access to individual elements of their networks. Although the traditional local telephone companies are required to negotiate in good faith in connection with these agreements, future interconnection agreements may contain less favorable terms and result in a competitive advantage to the traditional local telephone companies.

   National Long Distance Carriers. National long distance carriers, such as AT&T, MCI WorldCom, Nextlink, Qwest, Sprint and Williams have deployed large-scale data networks, sell connectivity to businesses and residential customers, and have high brand recognition. They also have interconnection agreements with many of the traditional telephone companies, and many offer competitive DSL services.

   Other Fiber-Based Carriers. Companies such as Allegiance, Choice One, e.spire and Intermedia have extensive fiber networks in many metropolitan areas, primarily providing high-speed data and voice circuits to small and large corporations. They also have interconnection agreements with the traditional telephone companies under which they have acquired collocation space in many large markets, which could position them to offer DSL service in those markets.

   Cable Modem Service Providers. Cable modem service providers, such as At Home and its cable partners, RoadRunner and High Speed Access, offer high-speed Internet access over cable networks to consumers. @Work, a division of At Home, has positioned itself to do the same for businesses. Where deployed, these networks provide high-speed local access services, in some cases at speeds higher than DSL service. They typically offer these services at lower prices than our services, in part by sharing the capacity available on their cable networks among multiple end users.

   Wireless and Satellite Data Service Providers. Several new companies, including Teligent and WinStar Communications, are emerging as wireless data service providers. In addition, other companies, including Motorola Satellite Systems and Hughes Communications, are emerging as satellite-based data service providers. These companies use a variety of new and emerging technologies to provide high-speed data services.

   We may be unable to compete successfully against these competitors. The most significant competitive factors include: transmission speed, service reliability, breadth of product offerings, price/performance, network security, ease of access and use, content bundling, customer support, brand recognition, operating experience, capital availability and exclusive contracts with customers, including Internet service providers and businesses with multiple offices. We believe our services compete favorably within our service markets with respect to transmission speed, price/performance, ease of access and use and customer support. Many of our competitors enjoy competitive advantages over us based on their brand recognition, breadth of product offerings, operating experience and exclusive contracts with customers.

Interconnection Agreements with Traditional Local Telephone Companies

   We are required to enter into and implement interconnection agreements covering each of our target markets with the traditional local telephone company in that market in order to provide service. These agreements govern, among other things:

  . the price and other terms under which we locate our equipment in the telephone company's central offices,

  . the price we pay to lease copper telephone lines,

  . the special conditioning of these copper lines that the traditional telephone company provides to enable the transmission of DSL signals,

  . the price we pay to access the telephone company's transmission facilities, and

  . certain other terms and conditions of our relationship with the telephone company.

   Under the 1996 Telecommunications Act, the traditional local telephone companies have a statutory duty to negotiate in good faith with us for agreements for interconnection and access to certain individual elements of their networks. This interconnection process is subject to review and approval by the state regulatory commissions. We have signed interconnection agreements with Ameritech, Bell Atlantic, BellSouth, Cincinnati Bell, GTE, SBC Communications, Sprint and U S West, which govern our relationships in 48 states and the District of Columbia. Certain of our interconnection agreements govern our relationship with the traditional telephone company throughout its service areas and others relate only to individual states. In addition, we are currently negotiating additional agreements with additional carriers as well as amendments and replacements of existing agreements. Future interconnection agreements may contain terms and conditions less favorable to us than those in our current agreements and could increase our costs of operations.

   During these interconnection negotiations, either the telephone company or we may submit disputes to the state regulatory commissions for mediation and, after the expiration of the statutory negotiation period set forth in the 1996 Telecommunications Act, we may submit outstanding disputes to the states for arbitration, as well as ask the state regulatory commissions to arbitrate a new agreement or particulars thereof.

   Under the 1996 Telecommunications Act, states have begun and, in a number of cases, completed regulatory proceedings to determine the pricing of individual elements of their networks and services, and the results of these proceedings will determine the price we pay for, and whether it is economically attractive for us to use, these elements and services.

   Our interconnection agreements generally have terms of one or two years. Therefore, we will have to renegotiate our existing agreements when they expire. Although we expect to renew our interconnection agreements and believe the 1996 Telecommunications Act limits the ability of traditional telephone companies not to renew these agreements, we may not succeed in extending or renegotiating our interconnection agreements on favorable terms. Additionally, disputes have arisen and will likely arise in the future as a result of differences in interpretations of the interconnection agreements. These disputes have delayed our deployment of our networks. They have also adversely affected our service to our customers and our ability to enter into additional interconnection agreements with the traditional telephone companies in other states. Finally, the interconnection agreements are subject to state regulatory commission, FCC and judicial oversight. These government authorities may modify the terms of the interconnection agreements in a way that hurts our business.

Government Regulations

   A significant portion of the services that we offer will be subject to regulation at the federal and/or state levels. The Federal Communications Commission, or FCC, and state public utility commissions regulate telecommunications common carriers, which are companies that offer telecommunications services to the public or to all prospective users on standardized rates and terms. Our data transport services are common carrier services.

   The FCC exercises jurisdiction over common carriers, and their facilities and services, to the extent they are providing interstate or international communications. The various state utility commissions retain jurisdiction over telecommunications carriers, and their facilities and services, to the extent they are used to provide communications that originate and terminate within the same state. The degree of regulation varies from state to state.

   In recent years, the regulation of the telecommunications industry has been in a state of flux as the United States Congress and various state legislatures have passed laws seeking to foster greater competition in telecommunications markets. The FCC and state commissions have adopted many new rules to implement those new laws and to encourage competition. These changes, which are still incomplete, have created new opportunities and challenges for us and our competitors. Certain of these and other existing federal and state regulations are currently the subject of judicial proceedings, legislative hearings and administrative proposals which could change, in varying degrees, the manner in which this industry operates. Neither the outcome of these proceedings nor their impact upon the telecommunications industry or us can be predicted at this time. Indeed, future federal or state regulations and legislation may be less favorable to us than current regulations and legislation and therefore have a material and adverse impact on our business and financial prospects by undermining our ability to provide DSL services at competitive prices. In addition, we may expend significant financial and managerial resources to participate in proceedings setting rules at either the federal or state level, without achieving a favorable result.

   Federal Regulation and Legislation

   We must comply with the requirements of a common carrier under the Communications Act of 1934, as amended, to the extent we provide regulated interstate services. These requirements include an obligation that our charges, terms and conditions for communications services must be "just and reasonable" and that we may not make any "unjust or unreasonable discrimination" in our charges or terms and conditions. The FCC also has jurisdiction to act upon complaints against common carriers for failure to comply with their statutory obligations. We are not currently subject to price cap or rate of return regulation at the federal level and are not currently required to obtain FCC authorization for the installation, acquisition or operation of our facilities.

   The FCC has established different levels of regulation for dominant and non-dominant carriers. Of domestic carriers, only the traditional local telephone companies are classified as dominant carriers and all other providers of domestic common carrier service, including us, are classified as non-dominant carriers. As a non-dominant carrier, we are subject to less FCC regulation than are dominant carriers.

   In October 1998, the FCC ruled that DSL and other advanced data services provided as dedicated access services in connection with interstate services such as Internet access are interstate services subject to the FCC's jurisdiction. Accordingly, we could offer DSL services without state regulatory authority, so long as we do not also provide local or intrastate telecommunications services via our network. This decision allows us to provide our DSL services in a manner that potentially reduces state regulatory obligations. This decision is currently subject to reconsideration and appeal.

   Comprehensive changes to the Communications Act were made by the 1996 Telecommunications Act, enacted on February 8, 1996. It represents a significant milestone in telecommunications policy by establishing competition in local telephone service markets as a national policy. The 1996 Telecommunications Act removes many state regulatory barriers to competition and forecloses state and local governments from creating laws preempting or effectively preempting competition in the local telephone service market.

   The 1996 Telecommunications Act places substantial interconnection requirements on the traditional local telephone companies.

  . Traditional local telephone companies are required to provide physical collocation, which allows companies such as us and other interconnectors to install and maintain their own network termination equipment in the central offices of traditional local telephone companies, and virtual collocation only if requested or if physical collocation is demonstrated to be technically infeasible. This requirement is intended to enable us and other competitive carriers to deploy our equipment on a relatively convenient and economical basis.

  . Traditional local telephone companies are required to unbundle components of their local service networks so that other providers of local service can compete for a wide range of local service customers. This requirement is designed to provide us flexibility to purchase only the equipment we require to deliver our services.

  . Traditional local telephone companies are required to establish
    "wholesale" rates for their services to promote resale by competitive local exchange carriers and other competitors.

  . Traditional local telephone companies are required to establish number portability, which allows a customer to retain its existing phone number if it switches from the traditional local telephone companies to a competitive local service provider.

  . Traditional local telephone companies are required to establish dialing parity, which ensures that customers will not detect a quality difference in dialing telephone numbers or accessing operators or emergency services of local competitive service providers.

  . Traditional local telephone companies are required to provide nondiscriminatory access to telephone poles, ducts, conduits and rights-of-way. In addition, the 1996 Telecommunications Act requires traditional local telephone companies to compensate competitive carriers for traffic originated by them and terminated on the competitive carrier's network.

   The 1996 Telecommunications Act in some sections is self-executing. The FCC issues regulations interpreting the 1996 Telecommunications Act that impose specific requirements upon which we and our competitors rely. The outcome of various ongoing FCC rulemaking proceedings or judicial appeals of such proceedings could materially affect our business and financial prospects by increasing the cost or decreasing our flexibility in providing DSL services.

   The FCC prescribes rules applicable to interstate communications, including rules implementing the 1996 Telecommunications Act, a responsibility it shares in certain respects with the state regulatory commissions. As part of its effort to implement the 1996 Telecommunications Act, the FCC issued an order governing interconnection in August 1996. A federal appeals court for the Eighth Circuit, however, reviewed the initial rules and overruled some of their provisions, including some rules on pricing and nondiscrimination. In January 1999, the United States Supreme Court reversed elements of the Eighth Circuit's ruling, finding that the FCC has broad authority to interpret the 1996 Telecommunications Act and issue rules for its implementation, specifically including authority over pricing methodology. The Supreme Court upheld the FCC's directive to the traditional local telephone companies to combine individual elements for competitors, and to allow competitors to pick and choose among provisions in existing interconnection agreements. The Supreme Court also found that the FCC's interpretation of the rules for establishing individual elements of a network system was not consistent with standards prescribed in the 1996 Telecommunications Act, and required the FCC to reconsider and better justify its delineation of individual elements. The pick and choose rule permits a competitive carrier to select individual provisions of existing interconnection agreements yet still tailor its interconnection agreement to its individual needs by negotiating the remaining provisions. In November, 1999, the FCC issued a modified list of the network elements that must be offered on an unbundled basis by traditional local telephone companies, including the local copper telephone lines leased by DSL.net. This decision is still subject to petitions for reconsideration and to appeal.

   In March 1998, several traditional local telephone companies petitioned the FCC for relief from certain regulations applicable to the DSL and other advanced data services that they provide, including their obligations to provide copper telephone lines and resold DSL services to competitive carriers. In August 1998, the FCC concluded that DSL services are telecommunications services and, therefore, the traditional local telephone companies are required to allow interconnection of their facilities and equipment used to provide data transport functionality, unbundle local telecommunications lines and offer for resale DSL services. After some of the traditional local telephone companies appealed this decision, the U.S. Court of Appeals for the District of Columbia remanded the proceeding to the FCC for further consideration. In December 1999, the FCC reaffirmed its conclusion on remand that traditional telephone companies are required to offer to competitive data transmission companies the ability to interconnect and the necessary unbundled network elements to provide advanced data transmission services. This remand order is now pending on appeal before the U.S. Court of Appeals. Any change in the August 1998 and December 1999 orders that would affect our ability to interconnect with and obtain facilities from the traditional local telephone companies could affect our ability to provide DSL services to the public.

   In the same August 1998 order, the FCC issued a notice of proposed rulemaking seeking comments on its tentative conclusion that traditional local telephone companies should be permitted to create separate affiliates to provide DSL services. Under the separate affiliate proposal, traditional local telephone companies would be required to provide wholesale service to other DSL carriers at the same rates, terms and conditions that it provided to its separate affiliate. The outcome of this proceeding remains uncertain. However, in October 1999 the FCC adopted a condition to the merger of two traditional local telephone companies, SBC Communications and Ameritech, that will permit the subsidiaries of these companies to create separate affiliates to provide DSL services consistent with the regulations established in a final order. In December 1999, the FCC listed Bell Atlantic's commitment to create an advanced services affiliate as support for the Commission's decision to approve Bell Atlantic's application to offer interexchange long-distance services in New York state. Any final decision in this proceeding that alters our relationship with the traditional local telephone companies could adversely affect our ability to provide DSL services at a competitive price.

   In March 1999, the FCC strengthened its regulations that require the traditional local telephone companies to permit other carriers to collocate all equipment necessary for interconnection. This requirement includes equipment that we use to provide DSL data services. The FCC adopted limits on the construction standards and other conditions for collocation that may be imposed by traditional local telephone companies. These new rules should reduce our collocation costs and expedite our ability to provide service to new areas. There is no guarantee that these new rules will be implemented fully by the traditional local telephone companies. Therefore, the benefits of these rules may be delayed pending interpretation and enforcement by state and federal regulators. These rules are currently subject to appeal by several traditional local telephone companies.

   In November 1999, the FCC issued an order reaffirming its prior conclusion that DSL services must be offered for resale at a discount by traditional local telephone companies to the extent such services are offered at retail to residential and business customers. The FCC clarified, however, that advanced services provided to Internet service providers would not be subject to resale at a discount. Accordingly, traditional telephone companies may enter into volume and term discounts for the provisioning of DSL services with internet service providers without having to make such arrangements available to other requesting CLECs at discounted rates.

   In December 1999, the FCC issued an order that requires the traditional local telephone companies to provide "line sharing" of unbundled copper telephone lines to DSL companies. Line sharing allows a DSL company to lease the high frequency portion of a loop over which some types of DSL data traffic is transmitted without having to lease the low frequency portion of the loop which carries voice traffic. Line sharing is not currently available using symmetric DSL technology, which transmits data at the same speed to and from the customer and is the same technology that we principally use in providing our service. We have requested each of the traditional local telephone companies to offer amendments to our interconnection agreements that would establish rates and terms for line sharing and are participating in several line sharing pilot programs. If the traditional local telephone companies do not offer acceptable rates and/or terms, we may request state arbitration of these issues. If we require arbitration in some states, we would not be able to implement line sharing arrangements in those states until at least the second half of 2000. While the rates for line sharing have not been determined, it is expected that by late 2000 DSL carriers will be able to obtain copper telephone lines for at least some types of DSL services at lower costs than are available today. However, the traditional local telephone companies may seek judicial review of this decision. There is no guarantee that we will be able to benefit from the FCC's line sharing decision.

   Also in December 1999, the FCC granted Bell Atlantic authority to provide long distance interexchange service in New York, a service it and other traditional local telephone companies that had been part of Bell Telephone prior to the break-up of AT&T had previously been barred from offering. In January 2000, Southwestern Bell filed an application for authority to provide long distance interexchange service in Texas, and additional applications are expected over the next one to two years. While we do not presently provide long distance interexchange service, this ruling and any future similar rulings could negatively impact our business. First, Bell Atlantic will now be able to offer potentially attractive packages of local, long distance and data services. Second, the prospect of long distance authority has served as a powerful incentive for the traditional Bell telephone companies to comply with their obligations under the 1996 Telecommunications Act, including the provision of unbundled network elements and collocation services to competitors such as us. There is no guarantee that the traditional Bell telephone companies will extend to us the same level of cooperation once they receive approval to provide long distance interexchange service.

   The 1996 Telecommunications Act also directs the FCC, in cooperation with state regulators, to establish a universal service fund that will provide subsidies to carriers that provide service to individuals that live in rural, insular, and high-cost areas. A portion of carriers' contributions to the universal service fund also will be used to provide telecommunications related facilities for schools, libraries and certain rural health care providers. The FCC released its initial order in this context in June 1997, which requires all telecommunications carriers to contribute to the universal service fund. The FCC's implementation of universal service requirements remains subject to judicial and additional FCC review. Additional changes to the universal service regime, which could increase our costs, could have an adverse affect on us.

   Although not required for our existing DSL data service offering, on August 6, 1999 we obtained authority from the FCC to provide international telecommunications services originating from the United States.

   State Regulation

   In October 1998, the FCC deemed data transmission to the Internet as interstate services subject only to federal jurisdiction. However, this decision is currently subject to reconsideration and appeal. Also, some of our services that are not limited to interstate access potentially may be classified as intrastate services subject to state regulation. All of the states where we operate, or intend to operate, require some degree of state regulatory commission approval to provide certain intrastate services and maintain ongoing regulatory supervision. In most states, intrastate tariffs are also required for various intrastate services, although our services are not subject to price or rate of return regulation. Actions by state public utility commissions could cause us to incur substantial legal and administrative expenses and adversely affect our business.

   To date, we have been able to obtain authorizations to operate as a competitive local exchange carrier in 47 states and the District of Columbia, and we have filed for competitive local exchange carrier status in the remaining states. Although we expect to obtain certifications in all states, there is no guarantee that these certifications will be granted or obtained in a timely manner.

   Local Government Regulation

   In certain instances, we may be required to obtain various permits and authorizations from municipalities, such as for use of rights-of-way, in which we operate our own local distribution facilities. Whether various actions of local governments over the activities of telecommunications carriers such as ours, including requiring payment of franchise fees or other surcharges, pose barriers to entry for competitive local exchange carriers which violate the 1996 Telecommunications Act or may be preempted by the FCC is the subject of litigation. While we are not a party to this litigation, we may be affected by the outcome. If municipal governments impose conditions on granting permits or other authorizations or if they fail to act in granting such permits or other authorizations, the cost of providing DSL services may increase or it may negatively impact our ability to expand our network on a timely basis and adversely affect our business.

Intellectual Property

   We regard our products, services and technology as proprietary and attempt to protect them with copyrights, trademarks, trade secret laws, restrictions on disclosure and other methods. For example, we own a federal supplemental registration and claim rights in the name DSL.net. There can be no assurance these methods will be sufficient to protect our technology and intellectual property. We also generally enter into confidentiality agreements with our employees and consultants, and generally control access to and distribution of our documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our products, services or technology without authorization, or to develop similar technology independently. Effective patent, copyright, trademark and trade secret protection may be unavailable or limited in certain foreign countries, and the global nature of the Internet makes it virtually impossible to control the ultimate destination of our proprietary information. There can be no assurance that the steps we have taken will prevent misappropriation or infringement of our technology. In addition, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our business, operating results and financial condition. In addition, some of our information, including our competitive carrier status in individual states and our interconnection agreements, is a matter of public record and can be readily obtained by our competitors and potential competitors, possibly to our detriment.

Employees

   As of December 31, 1999, we had 267 employees. We believe that our future success will depend in part on our continued ability to attract, hire and retain qualified personnel. Competition for such personnel is intense, and we may be unable to identify, attract and retain such personnel in the future. None of our employees are represented by a labor union or are the subject of a collective bargaining agreement. We have never experienced a work stoppage and believe that our employee relations are good.

Properties

   Our headquarters consists of approximately 55,700 square feet in an office building complex in New Haven, Connecticut. We also lease offices in Santa Cruz, California. These spaces are occupied under various leases. In addition, we lease office space for local sales personnel and space for network equipment installations in a number of other locations. With respect to our arrangements to use space in traditional telephone companies' central offices, please see "Interconnection Agreements with Traditional Local Telephone Companies."

Legal Proceedings

   A lawsuit for wrongful termination of employment was filed against us in the Superior Court in New Haven, Connecticut on July 29, 1999 by Frank W. Pereira, a former officer who was employed by us for less than two months. Plaintiff's claims are based chiefly on his allegation that we terminated his employment because he allegedly voiced concerns to senior management about the feasibility of our second and third tier city business strategy. He further alleges that our senior management knew of these alleged flaws in the strategy. The plaintiff is principally seeking compensatory damages for wages and unvested stock options. We deny these allegations and believe that the plaintiff's claims are without merit. We plan to defend the case vigorously.

   We are also a party to legal proceedings related to regulatory approvals. We are subject to state commission, FCC and court decisions as they relate to the interpretation and implementation of the 1996 Telecommunications Act, the interpretation of competitive carrier interconnection agreements in general and our interconnection agreements in particular. In some cases, we may be deemed to be bound by the results of ongoing proceedings of these bodies. We therefore may participate in proceedings before these regulatory agencies or judicial bodies that affect, and allow us to advance, our business plans.

   From time to time, we may be involved in other litigation concerning claims arising in the ordinary course of our business. We do not believe any of the legal claims or proceedings will result in a material adverse effect on our business, financial position, results of operations or cash flows.

                                   MANAGEMENT

Directors and Executive Officers

   The directors and executive officers of DSL.net are as follows:

Name                      Age                            Position
----                      ---                            --------
Paul K. Sun.............   40 Chairman of the Board and Chief Technology Officer
David F. Struwas........   51 President, Chief Executive Officer and Director
Raymond C. Allieri......   39 Senior Vice President, Sales and Marketing
Robert Q. Berlin........   34 Chief Financial Officer and Vice President, Strategic Planning
Alan A. Bolduc..........   45 Vice President, Operations
John M. Jaser...........   40 Vice President, Technology
Stephen Zamansky........   29 Vice President and General Counsel
Robert
 Gilbertson(1)(2).......   58 Director
William J. Marshall(1)..   44 Director
James D. Marver.........   49 Director
William Seifert(1)(2)...   50 Director

--------
(1) Member of the audit committee
(2) Member of the compensation committee

   Our directors were initially elected in accordance with an amended and restated voting agreement that terminated upon the closing of our initial public offering on October 12, 1999. Each of these directors will hold office until the next annual meeting of our stockholders. Commencing at the next annual meeting of our stockholders, our board of directors will be divided into three classes. The members of each class will be determined by the board of directors prior to that meeting. At that meeting, our stockholders will elect one class of directors for a term expiring in one year, a second class of directors for a term expiring in two years, and a third class of directors for a term expiring in three years. Thereafter, each director will be elected for a three-year term, with one class of directors being elected at each annual meeting. Each director holds office until that director's successor is elected and qualified.

   Paul K. Sun has served as a director since January 1999 and Chairman of the board of directors since February 1999. In addition, he has also served as Chief Technology Officer since December 1998. From February 1997 to December 1998, Mr. Sun was a Director at PairGain Technologies, Inc. From December 1995 to February 1997, he was President and Chief Executive Officer of Avidia Systems, Inc., an ATM switch vendor, which was acquired by PairGain Technologies, Inc. in February 1997. From 1989 to 1995, Mr. Sun held various positions at TranSwitch Corporation, a now-public telecommunications-oriented semiconductor company, most recently as Manager of ATM Development.

   David F. Struwas joined DSL.net in August 1998 and has served as our President and Chief Executive Officer since November 1998 and as a director since January 1999. From January 1997 to August 1998, Mr. Struwas was a General Manager for Brooks Fiber-Worldcom. From May 1980 to January 1997, Mr. Struwas held various positions at Southern New England Telephone, most recently as Director of Marketing.

   Raymond C. Allieri has served as Senior Vice President, Sales and Marketing since June 1999. From 1988 to 1999, Mr. Allieri held various positions at MCI WorldCom Communications Corporation, most recently as Senior Vice President, Local Market Strategy and Development.

   Robert Q. Berlin has served as Chief Financial Officer and Vice President, Strategic Planning since July 1999, as Vice President, Strategic Planning since May 1999 and as Executive Director,

Strategic Planning from January 1999 to May 1999. From December 1997 to January 1999, Mr. Berlin was Managing Director of Rice Sangalis Toole & Wilson, a private investment firm. From August 1994 to December 1997, he held various positions, including Managing Director, at GE Capital Corporation.

   Alan A. Bolduc has served as Vice President, Operations since November 1998. From June 1998 to November 1998, Mr. Bolduc was Managing Director of Cablevision Lightpath of CT, Inc., a competitive carrier subsidiary of Cablevision. From January 1995 to May 1998, he was a General Manager at Brooks Fiber Communications of CT, Inc.

   John M. Jaser has served as Vice President, Technology since May 1999. Mr. Jaser served as our President from March 1998 to November 1998 and was responsible for business development from November 1998 to May 1999. From January 1992 to March 1998, Mr. Jaser was the President and Chief Executive Officer of FutureComm, Inc., a consulting firm specializing in network planning, architecture and design.

   Stephen Zamansky has served as Vice President and General Counsel since May 1999. From August 1997 to May 1999, Mr. Zamansky was an associate at Day, Berry & Howard LLP. From October 1995 to August 1997, he was an associate at Sullivan & Cromwell. From August 1994 to August 1995, Mr. Zamansky was a legal clerk for a justice at the Supreme Judicial Court of Massachusetts.

   Robert Gilbertson has served as a director since January 1999. Mr. Gilbertson has been at Network Computing Devices, Inc. since May 1997, serving as Chairman of the Board of Directors since August 31, 1999 and as President and Chief Executive Officer from May 1997 to August 30, 1999. From April 1996 to April 1997, Mr. Gilbertson served as Chairman of Avidia Systems Inc. From January 1992 to May 1996, Mr. Gilbertson served as President and a director of CMX Systems, Inc., a manufacturer of precision measurement and positioning products.

   William J. Marshall has served as a director since January 1999. Mr. Marshall has been a Managing Partner at VantagePoint Venture Partners since 1998 and served as Senior Advisor from 1996 to 1998. From 1985 to 1996, Mr. Marshall was the Senior Managing Director and Chief Technology Officer of the Communications Technologies Group at Bear Stearns & Co. Inc. Mr. Marshall is a Co-Founder of the ATM Forum and was also a Board member of the Securities Industry Association Technology Committee.

   James D. Marver has served as a director since April 1999. Mr. Marver has been a Managing Partner at VantagePoint Venture Partners since co-founding the firm in 1996. From 1988 to 1996, Mr. Marver was Senior Managing Director and Head of the Global Technology Group at Bear Stearns & Co. Inc., as well as Head of the San Francisco Investment Banking office.

   William Seifert has served as a director since April 1999. Mr. Seifert has been a General Partner of Prism Ventures Partners II, L.P. since October 1998. From November 1997 to October 1998, Mr. Seifert was a consultant and private investor. Mr. Seifert founded Agile Networks, Inc. in November 1991 and served as its Chief Executive Officer until November 1997. Mr. Seifert is a director of Digital Lightwave, Inc.

Committees of the Board of Directors

   Our compensation committee was appointed in September 1999 and consists of Messrs. Gilbertson and Seifert. The compensation committee reviews and evaluates the salaries and incentive compensation of our management and key employees and administers our 1999 stock plan and 1999 employee stock purchase plan. All decisions of the compensation committee are currently subject to the review and approval of our board of directors.

   Our audit committee consists of Messrs. Gilbertson, Marshall and Seifert. It is responsible for reviewing the scope of annual audits, considering specific problems and questions that arise during the course of audits, monitoring the adequacy of accounting and audit controls, and such other functions as the board of directors may from time to time delegate to it. Our audit committee must report to the board of directors when asked to do so.

Director Compensation

   We currently do not provide cash compensation, other than reimbursement of expenses, to any member of our board of directors. In February 1999, our board of directors approved the grant of non-qualified stock options to purchase 333,250 shares of our common stock to each of Mr. Gilbertson and Mr. Marshall for their services as directors and 79,980 shares to Mr. Marver for his service as our advisor, in each case at an exercise price of $0.0375 per share. In July 1999, our board approved additional grants of non-qualified stock options to purchase 53,320 and 133,300 shares of our common stock to Messrs. Marver and Seifert, respectively, for their service as directors at an exercise price of $7.3893 per share. Mr. Seifert has executed an agreement whereby the proceeds of a sale of shares of common stock issued to him upon exercise of these options will be transferred to Prism Venture Partners II, L.P. and he therefore disclaims beneficial ownership of such shares. Each of the options granted to our directors provides that all shares subject to the option are immediately exercisable subject to our right to repurchase all of the shares up until one year following the date of grant, at which time our right to repurchase terminates with respect to 25% of the shares originally granted. Thereafter, our right to repurchase terminates monthly over the next 36 months with respect to 2.08% of the shares originally granted under the option. The board of directors has also provided that our right to repurchase shares relating to an option granted under the 1999 stock plan to a member of our board of directors or certain of our advisors will terminate immediately upon a change of control. In addition, the option granted to Mr. Gilbertson provides that the Company's right to repurchase shares issued upon exercise of his option will terminate in full in the event he is removed as a director for any reason other than in connection with a change of control of DSL.net. See "Management--Stock Plans."

Executive Compensation

   The following summary compensation table sets forth the total compensation paid or accrued for the 1998 for our Chief Executive Officer and for the 1999 fiscal year for our named executive officers, including our Chief Executive Officer and the three most highly compensated executive officers who were serving as of December 31, 1999. No other executive officer had compensation in excess of $100,000 during the years ended December 31, 1998 or 1999.

                           Summary Compensation Table

                              Annual Compensation

                                                           Long Term Compensation
                                                           -----------------------
                                                           Securities
                                                Restricted   Under-    All Other
Name and Principal              Salary   Bonus    Stock      lying    Compensation
Position                  Year   ($)      ($)    Award(s)   Options       ($)
------------------        ---- -------- ------- ---------- ---------- ------------
David F. Struwas........  1999 $123,244     --     --           --      $44,585(1)
 President and Chief      1998 $ 29,867 $35,000    --           --      $ 6,682(2)
 Executive Officer
Raymond C. Allieri......  1999 $ 89,450 $45,000    --       933,100         --
 Senior Vice President,
 Sales and Marketing
Robert Q. Berlin........  1999 $102,559     --     --       679,880         --
 Chief Financial Officer
 and Vice President,
 Strategic Planning
Alan A. Bolduc..........  1999 $116,042     --     --       506,540         --
 Vice President,
 Operations

--------

(1) Consists of an amount equal to the fair market value of common stock, as determined by our board of directors, awarded in March, 1999. Based upon subsequent events such as the issuance of our Series C preferred stock we have recorded noncash stock compensation expense of $602,369 relating to these shares of common stock. See "Certain Transactions."

(2) Consists of an amount equal to the fair market value of common stock, as determined by our board of directors, purchased in December 1998 in exchange for a promissory note. The note was subsequently cancelled in full satisfaction of our obligation to pay additional compensation under an agreement entered into in December 1998. Based on subsequent events, we have recorded noncash stock compensation expenses of $895,363 relating to these shares of common stock. See "Certain Transactions."

Option Grants

   The following table provides information concerning grants of options to purchase common stock made during the period January 1, 1999 through December 31, 1999 to the named executive officers.

                               Individual Grants

                                                                             Potential
                          Number of                                             Net
                         Securities    Options    Exercise                  Realizable
                         Underlying   Granted to  Price or                   Value (2)
                           Options   Employees in   Base    Expiration ---------------------
Name                     Granted (1) Fiscal Year  Price ($)    Date        5%        10%
----                     ----------- ------------ --------- ---------- ---------- ----------
David F. Struwas........       --         --           --         --          --         --
Raymond C. Allieri......   933,100      19.95%     $0.5251    6/01/09  $  308,140 $  780,887
Robert Q. Berlin........   319,920        6.8%      0.0675    3/30/09  $   13,581 $   34,416
Robert Q. Berlin........   159,960        3.4%      0.3938    4/29/09  $   39,615 $  100,393
Robert Q. Berlin........   200,000        4.3%      8.3750   10/12/09  $1,053,399 $2,669,519
Alan A. Bolduc..........   346,580        7.4%      0.0375    2/19/09  $    8,174 $   20,713
Alan A. Bolduc..........   159,960        3.4%      0.3938    4/29/09  $   39,615 $  100,393

--------
(1) Except with respect to options to purchase 687,956 and 47,760 shares of our common stock granted to Mr. Allieri and Mr. Berlin, respectively, these options are currently exercisable subject to our right to repurchase 100% of the shares until one year following either the date of grant or the one year employment anniversary of the person, at which time our right to repurchase terminates with respect to 25% of the shares originally granted. Thereafter, our right to repurchase terminates monthly over each of the next thirty-six months with respect to approximately 2.08% of the shares originally granted under the option. Options to purchase 687,956 and 47,760 shares of our common stock granted to Mr. Allieri and Mr. Berlin, respectively, become exercisable at various times over a four-period.

(2) We recommend caution in interpreting the financial significance of the figures representing the potential realizable value of the stock options. Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation (5% and 10%) on our common stock over the term of the options. These numbers are calculated based on rules promulgated by the SEC and do no reflect our estimate of future stock price growth. Actual gains, if any, on stock option exercises and common stock holdings are dependent on the timing of such exercise and the future performance of our common stock. There can be no guarantee that the market value of the common stock will reflect the rates of appreciation assumed in this table at the time that the options are exercisable and no longer subject to our right to repurchase.

Aggregate Options Exercised in Last Fiscal Year and Fiscal Year-End Option
Values

   The following table sets forth information regarding option exercises, and the fiscal year end values of stock options held by each of the named executive officers during the fiscal year ended December 31, 1999 and exercisable and unexercisable options held as of December 31, 1999:

                                                Number of Securities
                                                     Underlying           Value of Unexercised
                         Underlying            Unexercised Options at    In-the-Money Options at
                           Shares                 December 31, 1999       December 31, 1999(1)
                         Acquired on  Value   ------------------------- -------------------------
Name                      Exercise   Realized Exercisable Unexercisable Exercisable Unexercisable
----                     ----------- -------- ----------- ------------- ----------- -------------
David F. Struwas........     --        --           --           --            --           --
Raymond C. Allieri......     --        --       245,144      687,956    $3,410,664   $9,571,463
Robert Q. Berlin........     --        --       632,120       47,760    $7,766,951   $  289,569
Alan A. Bolduc..........     --        --       506,540          --     $7,237,435          --

--------
(1) Value is based on the difference between the option exercise price and $14.438, the fair market value of our common stock on December 31, 1999, the last trading day for the fiscal year ended 1999, multiplied by the number of shares of common stock underlying the options.

Stock Plans

   1999 Stock Plan. Our stock plan was adopted by the board of directors in February 1999 and approved by the stockholders in March 1999. A total of 12,364,200 shares of common stock have been authorized and reserved for issuance under the stock plan. As of December 31, 1999, there were outstanding options for the purchase of a total of 5,874,302 shares of common stock at a weighted average exercise price of $2.32. As of December 31, 1999, 116,635 shares of common stock had been issued pursuant to the exercise of options. Under the terms of the stock plan, we are authorized to grant incentive stock options as defined under the Internal Revenue Code, non-qualified options, stock appreciation rights, stock awards or opportunities to make direct purchases of common stock to officers, directors, consultants and other employees of ours and our subsidiaries.

   The stock plan is currently administered by our compensation committee subject to the approval of our board of directors. Prior to September 1999, the stock plan was administered by our board of directors. The compensation committee selects the individuals to whom options or other awards will be granted and determines the option exercise price and other terms of each award, subject to the provisions of the stock plan. The President and Chief Executive Officer may approve options to non-officers in accordance with guidelines approved by our board of directors. Options generally provide that 25% of the shares exercisable under each option will vest one year following either the date of grant or the optionee's date of employment and thereafter vest in equal monthly installments over the next 36 months. However, certain options granted under our stock plan to directors, members of our advisory board, and certain officers and consultants are immediately exercisable subject to our right to repurchase 100% of the shares until one year following the date of grant or the one year employment anniversary of the person, at which time our right to repurchase terminates with respect to 25% of the shares originally granted. Thereafter, our right to repurchase terminates monthly over each of the next thirty-six months with respect to approximately 2.08% of the shares originally granted under the option. In addition, upon termination of employment without cause of certain officers, our right to repurchase shares granted under an option to that person will terminate with respect to all shares for which our right to repurchase would have terminated within one year following the date of termination. The option exercise price may be paid in cash or in shares of common stock valued at fair market value on the exercise date. We may also allow the option to be exercised through a same-day sale program without any cash outlay by the optionee. The stock plan also provides that, if at any time following a change in control we terminate an optionee's business relationship with DSL.net or any of our subsidiaries without cause or the optionee terminates his or her business relationship with us for good reason, all options and other awards held by that optionee will immediately vest and become exercisable. In addition, the board of directors has provided that our right to repurchase certain shares subject to an option granted under the stock plan to any person serving as president, chief executive officer, senior vice president, chief financial officer, chief technology officer, chairman of our board of directors, a member of our board of directors, a member of our advisory board and certain vice presidents and consultants will terminate immediately upon a change in control. In addition, options to purchase certain shares granted under the stock plan to certain vice presidents shall accelerate upon a change of control. An option is not transferable by the recipient except by will or by the laws of descent and distribution, or, in the case of non-qualified stock options, is only transferable to the extent set forth in the agreement relating to the non-qualified stock option or pursuant to a valid domestic relations order. The term of the stock plan is ten years, unless sooner terminated by vote of our board of directors.

   1999 Employee Stock Purchase Plan. The purchase plan was adopted by the board of directors and received stockholder approval in September 1999. The purchase plan provides for the issuance of up to an aggregate of 300,000 shares of common stock to participating employees.

   The purchase plan is currently administered by our compensation committee subject to the approval of our board of directors. Generally, all employees who have completed three months of employment and whose customary employment is more than 20 hours per week and for more than five months in any calendar year are eligible to participate in the purchase plan. The right to purchase common stock under the purchase plan will be made available through a series of offerings. On the first day of an offering period, we will grant to each eligible employee who has elected in writing to participate in the purchase plan an option to purchase shares of common stock. The employee will be required to authorize an amount, between 1% and 10% of the employee's compensation, to be deducted from the employee's pay during the offering period. On the last day of the offering period, the employee will be deemed to have exercised the option, at the option exercise price, to the extent of accumulated payroll deductions. Under the terms of the purchase plan, the option exercise price is an amount equal to 85% of the fair market value of one share of common stock on either the first or last day of the offering period, whichever is lower. No employee may be granted an option that would permit the employee's rights to purchase common stock to accrue in excess of $25,000 in any calendar year. The first offering period under the purchase plan commenced on October 12, 1999 and continues through February 2000. Thereafter, the offering periods will begin on each March 1 and September 1. Options granted under the purchase plan terminate upon an employee's voluntary withdrawal from the plan at any time or upon termination of employment.

Compensation Committee Interlocks and Insider Participation

   Our board of directors reviewed salaries and incentive compensation for our employees and consultants during 1999 until our compensation committee was formed in September 1999. Each of John Jaser, a founder and our Vice President, Technology, Paul Sun, our Chairman and Chief Technology Officer and Mr. Struwas, our President and Chief Executive Officer, participated in deliberations of our board of directors concerning executive compensation in 1999. Other than Mr. Jaser, none of our executive officers has served as a director or member of the compensation committee, or other committee serving an equivalent function, of any other entity, whose executive officers served as a director or member of our compensation committee. Mr. Jaser was our sole director and president for a portion of 1998 and a director for a portion of 1999 and also a director and executive officer of FutureComm, Inc.

   In September 1999, we formed a compensation committee consisting of Messrs. Gilbertson and Seifert. All decisions of the compensation committee are currently subject to the review and approval of our board of directors.

   We are party to an agreement, dated as of April 1, 1999, with DMW Worldwide, Inc. under which we license software for use in connection with our operations support systems. In addition, DMW will install and modify the software, and provide training, maintenance and support services in connection with the software. We have made payments of approximately $563,000 in connection with this agreement. We are currently renegotiating the terms of this agreement and future payments, if any, will be subject to the results of our negotiations. Two of our stockholders, VantagePoint Venture Partners 1996, L.P. and VantagePoint Communications Partners, L.P., in the aggregate, own in excess of 5% of the capital stock of DMW. Messrs. Marshall and Marver, affiliates of VantagePoint Venture Partners 1996, L.P. and VantagePoint Communications Partners, L.P., are also members of our board of directors. In addition, Mr. Marver is a director of DMW. For certain other information regarding transactions we have entered into with members of our board of directors and their affiliates, see "Certain Transactions."

                              CERTAIN TRANSACTIONS

Organization of DSL.net

   In connection with our formation in 1998, we issued and sold 2,544,817 shares of common stock for a purchase price of $250 to John Jaser, a founder and currently our Vice President, Technology. In addition, we issued and sold 2,544,817 shares of common stock for a purchase price of $250 to Felix Tang, a founder and currently our Director of Network Engineering.

   In addition, we issued 20,000 shares of a prior series A preferred stock for an aggregate of $50,000 to another founder, Paul Sun, who currently is the Chairman of the board of directors and Chief Technology Officer.

   In anticipation of the Series A preferred financing, in December 1998 Mr. Sun exchanged 20,000 shares of a prior series A preferred stock for 7,634,451 shares of our common stock, 5,598,597 shares more than he was entitled to under the terms of the prior series A preferred stock. As a result, we incurred a compensation charge equal to $1,400,000. In January 1999, Mr. Tang purchased 8 shares of common stock for an aggregate purchase price of $0.02.

Issuance of Notes and Warrants

   In November 1998, we issued a convertible promissory note in the aggregate principal amount of $41,667 and a warrant to purchase 10,416 shares of Series A preferred stock at an exercise price of $1.00 per share to VantagePoint Venture Partners, 1996, L.P. In addition, we issued a convertible promissory note in the aggregate principal amount of $83,333 and a warrant to purchase 20,834 shares of Series A preferred stock at an exercise price of $1.00 per share to VantagePoint Communications Partners, L.P., an affiliate of VantagePoint Venture Partners. Messrs. Marver and Marshall, two of our directors, are members of the general partners of each of these VantagePoint entities.

   Each of the notes issued to the VantagePoint entities provided for interest at 6.0% and was repayable on demand beginning on January 8, 1999. Each of these notes was cancelled in January 1999 in connection with the Series A preferred stock financing described below.

   Upon completion of our initial public offering on October 12, 1999, the warrants became exercisable in whole or in part, at any time or from time to time, until November 18, 2003, for an aggregate of 83,314 shares of common stock at an exercise price of $0.375 per share.

Issuance of Notes and Rights to Warrants

   Concurrently with the issuance of the convertible promissory notes and warrants to the VantagePoint entities, we issued three convertible promissory notes in the aggregate principal amount of $225,000 and contractual rights to warrants to purchase an aggregate of 56,250 shares of Series A preferred stock at an exercise price for $1.00 per share. Of that amount, one convertible demand promissory note in the principal amount of $100,000 and a contractual right to a warrant to purchase 25,000 shares of Series A preferred stock was issued to Robert Gilbertson, one of our directors.

   In January 1999, convertible promissory notes issued in November 1998 were automatically converted into an aggregate of 225,000 shares of Series A preferred stock in January 1999, of which Mr. Gilbertson, one of our directors, was issued 100,000 shares. Upon completion of our initial public offering on October 12, 1999, the 225,000 shares of Series A preferred stock converted into 599,850 shares of common stock.

   In addition, as a result of the exercise of the contractual rights we granted in November 1998, we issued warrants to purchase an aggregate of 56,250 shares of Series A preferred stock at an exercise price of $1.00 per share were issued. Of this amount, a warrant to purchase 25,000 shares of Series A preferred stock at an exercise price of $1.00 per share was issued to Mr. Gilbertson. The warrant issued to Mr. Gilbertson has been exercised.

Issuance of Stock

   In December 1998, we issued 508,963 shares of common stock to Mr. Jaser in exchange for his promissory note dated December 29, 1998 in the principal amount of $955, and 3,562,744 shares of common stock to David Struwas in exchange for his promissory note dated December 29, 1998 in the principal amount of $6,682. Each promissory note bore interest at 5.56% per annum. We incurred compensation expense in an aggregate amount of $1,015,635, the deemed fair market value of the stock issued to Messrs. Jaser and Struwas less the aggregate principal amount(s) of the notes. Simultaneously with the issuance of this common stock, we entered into agreements with each of Mr. Jaser and Mr. Struwas that provided for additional compensation, after taxes, in the amount of $955 and $6,682, respectively, plus interest of 5.56% per annum from the date of the agreement until the date of payment. The promissory notes of each of Mr. Jaser and Mr. Struwas were cancelled in January 1999 in full satisfaction of our obligations for additional compensation and the related interest under each of these agreements. We incurred compensation expense in an aggregate amount of $7,637 at the time these promissory notes were forgiven.

   In January 1999, we issued 1,166,667 shares of Series A preferred stock and a warrant to purchase 1,166,667 shares of a prior series B preferred stock to VantagePoint Venture Partners 1996, L.P. for aggregate consideration of $1,166,667. These shares and warrants were subsequently exchanged in April 1999, for 2,166,667 shares of Series B preferred stock. In addition, we issued 2,333,333 shares of Series A preferred stock and a warrant to purchase 2,333,333 shares of a prior series B preferred stock to VantagePoint Communications Partners, L.P. for aggregate consideration of $2,333,333. These shares and warrants were subsequently exchanged in April 1999 for 4,333,333 shares of Series B preferred stock. A portion of the aggregate consideration paid by VantagePoint Venture Partners 1996, L.P. and VantagePoint Communications Partners, L.P. was in the form of the cancellation of each of the convertible promissory notes issued by DSL.net in November 1998. At the time of the exchange, the exchange rate was below the deemed fair market value of the stock. In addition, in January 1999, certain shares of common stock owned by Messrs. Jaser, Struwas, Tang and Sun were made subject to vesting based on tenure and certain performance criteria under a stockholders' agreement described below.

   In March 1999, we issued 436,256 shares of common stock to Mr. Struwas having a fair market value as determined by our board of directors at the time of issuance of approximately $44,585. Based on subsequent events, we recorded compensation expense of $602,369 related to this issuance.

   In April 1999, in connection with a recapitalization to adjust the share ownership of each stockholder and the removal of certain vesting restrictions based on performance criteria contained in the stockholders' agreement described below, Mr. Jaser surrendered 867,660 shares of common stock, Mr. Tang surrendered 731,945 shares of common stock and Mr. Sun surrendered 1,502,651 shares of common stock to DSL.net.

   In April 1999, we issued an aggregate of 2,785,516 shares of Series C preferred stock at a price of $3.59 per share, for aggregate consideration of $10,000,002. Of that amount, we issued 185,701 shares to VantagePoint Venture Partners 1996, L.P., 371,402 shares to VantagePoint Communications Partners, L.P. and 1,392,758 shares to Prism Venture Partners II, L.P. Mr. Seifert, one of our directors, is a managing director of the general partner of Prism Venture Partners II, L.P.

We also issued 819,778 shares to Oak Investment Partners VIII, L.P. and 15,877 shares to Oak VIII Affiliates Fund L.P.

   In May 1999, we issued an aggregate of 2,868,069 shares of Series D preferred stock at a purchase price of $10.46 per share, for aggregate consideration of $30,000,002, including a secured promissory note of VantagePoint Venture Partners III(Q), L.P., an affiliate of VantagePoint Venture Partners 1996, L.P. and VantagePoint Communications Partners, L.P., in an aggregate principal amount of $5,999,429. Messrs. Marver and Marshall are members of the general partner of this VantagePoint entity. Of that amount, we issued 191,204 shares to VantagePoint Venture Partners, 1996, L.P., 382,410 shares to VantagePoint Communications Partners, L.P., 573,614 shares to VantagePoint Venture Partners III(Q), L.P. and 95,602 shares to Prism Venture Partners II, L.P. We also issued 515,823 shares of Series D preferred stock to Oak Investment Partners VIII, L.P. and 9,990 shares of Series D preferred stock to Oak VIII Affiliates Fund, L.P. VantagePoint Venture Partners III(Q), L.P. paid the secured promissory note in full on May 28, 1999.

   In June 1999, we issued an aggregate of 95,603 shares of Series D preferred stock to Raymond C. Allieri, our Senior Vice President, Sales and Marketing, at a purchase price of $10.46 per share, for aggregate consideration of $1,000,007, including a secured promissory note in an aggregate principal amount of $999,911. The promissory note provided for interest at 6.00% per annum and was paid in full on July 16, 1999.

   Upon the completion of our initial public offering on October 12, 1999, our outstanding convertible preferred stock automatically converted into 35,909,761 shares of common stock.

   In January 1999, Messrs. Jaser, Tang, Sun and Struwas entered into a shareholders' agreement which subjected 1,266,350, 1,055,291, 3,060,347 and 1,477,410 shares, respectively, to vesting pro-rata over 38 months. In addition, 1,454,181, 1,211,825, 3,635,451 and 1,696,544 shares of common stock, respectively, became subject to vesting over 84 months, or earlier if certain gross revenue and EBITDA targets were achieved. In April 1999, the vesting provisions relating to the shares vesting over 84 months were removed in connection with an amended and restated shareholders' agreement and the recapitalization discussed above. In addition, the shareholders' agreement provides that all unvested shares will vest and the right to repurchase will terminate upon a change in control.

   In connection with the preferred stock financings, we entered into an investors' rights agreement in which we granted registration rights to certain holders of preferred stock and common stock and which contained certain other covenants which terminated upon the completion of our initial public offering on October 12, 1999. See "Description of Capital Stock--Registration Rights."

   We also entered into a voting agreement under which the parties agreed to elect nominees of certain holders to the board of directors. In addition, we entered into a right of first refusal and co-sale agreement which gave us and certain stockholders a right of first refusal and a right to sell shares in connection with any sale of shares held by Messrs. Jaser, Struwas, Sun and Tang. Each of these agreements terminated upon the completion of our initial public offering on October 12, 1999.

Other

   In January 1999, we entered into an agreement with FutureComm, Inc., a Connecticut corporation, under which FutureComm, Inc. transferred and assigned all of its interest in certain equipment, agreements, licenses and intellectual property in return for payment of approximately $28,000. Mr. Jaser is the sole stockholder and director of FutureComm, Inc. and Mr. Jaser and Mr. Tang are officers of FutureComm, Inc.

   We are party to an agreement, dated as of April 1, 1999, with DMW Worldwide, Inc. under which we license software for use in connection with our operations support systems. In addition, DMW will install and modify the software, and provide training, maintenance and support services in connection with the software. We have made payments of approximately $563,000 in connection with this agreement. We are currently renegotiating the terms of this agreement and future payments, if any, will be subject to the results of our negotiations. Two of our stockholders, VantagePoint Venture Partners 1996, L.P. and VantagePoint Communications Partners, L.P., in the aggregate, own in excess of 5% of the capital stock of DMW. Mr. Marshall and Mr. Marver, affiliates of VantagePoint Venture Partners 1996, L.P. and VantagePoint Communications Partners, L.P., are also members of our board of directors. In addition, Mr. Marver is a director of DMW.

   We have adopted a policy whereby all future transactions between us and our officers, directors and affiliates will be on terms no less favorable to us than could be obtained from unaffiliated third parties and will be approved by a majority of the disinterested members of our board of directors.

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth certain information regarding beneficial ownership of our common stock as of December 31, 1999, and as adjusted to reflect the sale of the shares of common stock offered hereby, by:

   . each person known by us to be the beneficial owner of more than 5% of our common stock;

   . each named executive officer;

   . each of our directors; and

   . all executive officers and directors as a group.

   Unless otherwise noted below, the address of each person listed on the table is c/o DSL.net, Inc., 545 Long Wharf Drive, New Haven, CT 06511, and each person has sole voting and investment power over the shares shown as beneficially owned except to the extent authority is shared by spouses under applicable law.

   Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Shares of common stock issuable by us to a person pursuant to options or warrants which may be exercised within 60 days after December 31, 1999 are deemed to be beneficially owned and outstanding for purposes of calculating the number of shares and the percentage beneficially owned by that person. However, these shares are not deemed to be beneficially owned and outstanding for purposes of computing the percentage beneficially owned by any other person.

   For purposes of calculating the percentage beneficially owned by any person, the number of shares deemed outstanding before the offering includes:

  . shares of common stock outstanding as of December 31, 1999; and

  . shares of common stock issuable upon the exercise of options and warrants which may be exercised by that person within 60 days of December 31, 1999.

   For purposes of calculating the percentage beneficially owned by any person, the number of shares deemed outstanding after the offering includes:

  . all shares deemed to be outstanding before the offering; and

  . shares being sold in this offering, assuming no exercise of the underwriters' over-allotment option.

                                                              Percent of Common
                                                              Stock Outstanding
                                                    Shares    -----------------
                                                 Beneficially  Before   After
                                                    Owned     Offering Offering
                                                 ------------ -------- --------
David F. Struwas...............................    3,999,000    6.85%    6.31%
Raymond C. Allieri(1)..........................      690,461    1.17     1.08
Robert Q. Berlin(2)............................      644,060    1.09     1.01
Alan A. Bolduc(3)..............................      506,540      *        *
Robert Gilbertson(4)...........................      666,500    1.14     1.05
James D. Marver(5).............................   22,089,363   37.75    34.78
William J. Marshall(6).........................   22,289,313   37.96    34.98
William Seifert(7).............................    4,101,268    7.01     6.46
Paul K. Sun....................................    3,097,892    5.31     4.89
The VantagePoint Entities(8)...................   21,956,063   37.55    34.60
 1001 Bayhill Drive
 Suite 1001
 San Bruno, CA 94066
Prism Venture Partners II, L.P.(9).............    4,101,268    7.01     6.46
 100 Lowder Brook Drive
 Suite 2500
 Westwood, MA 02090
The Oak Entities(10)...........................    3,629,677    6.22     5.73
 One Gorham Island
 Westport, CT 06830
Stephen K. Gellman(11)(12).....................    3,178,352    5.44     5.01
 Shipman & Goodwin L.L.P.
 One American Row
 Hartford, CT 06103
Cecilia S. Wu (11).............................    3,033,908    5.20     4.79
All executive officers and directors as a group
 (11 persons)(13)..............................   38,374,150    62.7%   57.98%

--------
 * Indicates less than 1%.
(1) Includes 435,583 shares held by Mr. Allieri issuable in connection with options that are exercisable within 60 days after December 31, 1999.
(2) Includes 644,060 shares held by Mr. Berlin issuable in connection with options that are exercisable within 60 days after December 31, 1999.
(3) Includes 506,540 shares held by Mr. Bolduc issuable in connection with options that are exercisable within 60 days after December 31, 1999.
(4) Includes 333,250 shares held by Mr. Gilbertson issuable in connection with options that are exercisable within 60 days after December 31, 1999.
(5) Includes 133,300 shares issuable to Mr. Marver in connection with options that are exercisable within 60 days after December 31, 1999. Also includes shares beneficially owned by the VantagePoint entities as set forth in footnote 8. Mr. Marver is a member of the general partner of each of the VantagePoint entities. Mr. Marver may be deemed to share voting and investment power with respect to such shares and disclaims beneficial ownership of such shares.

(6) Includes 333,250 shares issuable to Mr. Marshall in connection with options that are exercisable within 60 days after December 31, 1999. Also includes shares beneficially owned by the VantagePoint entities as set forth in footnote 8. Mr. Marshall is a member of the general partner of each of the VantagePoint entities. Mr. Marshall may be deemed to share voting and investment power with respect to such shares and disclaims beneficial ownership of such shares.
(7) Includes 133,300 shares issuable to Mr. Seifert in connection with options that are exercisable within 60 days after December 31, 1999. Mr. Seifert has executed an agreement whereby the proceeds of a sale of shares of common stock issued to him upon exercise of these options will be transferred to Prism Venture Partners II, L.P. and he therefore disclaims beneficial ownership of such shares. Includes 3,967,968 shares held by Prism Venture Partners II, L.P., of which Prism Investment Partners II, L.P. is the general partner, of which Prism Venture Partners II, L.L.C. is the general partner. Mr. Seifert is a managing director of Prism Venture Partners II, L.L.C. Mr. Seifert may be deemed to share voting and investment power with respect to such shares and disclaims beneficial ownership of such shares.
(8) Includes 6,781,164 shares and warrants to purchase 27,770 shares held by VantagePoint Venture Partners 1996, L.P., of which VantagePoint Associates, L.L.C. is the general partner. Also includes 13,562,330 shares and warrants to purchase 55,544 shares held by VantagePoint Communications Partners, L.P., of which VantagePoint Communications Associates, LLC is the general partner, and 1,529,255 shares held by VantagePoint Venture Partners III(Q), L.P., of which VantagePoint Venture Associates III, L.L.C. is the general partner.
(9) Includes 133,000 shares issuable to Mr. Seifert in connection with options that are exercisable within 60 days after December 31, 1999. Mr. Seifert has executed an agreement whereby the proceeds of all options to purchase shares of common stock held by him will be transferred to Prism Venture Partners II, L.P. and he therefore disclaims beneficial ownership of such shares.
(10) Includes 3,560,713 shares held by Oak Investment Partners VIII, L.P., of which Oak Associates VIII, LLC is the general partner. Also includes 68,962 shares held by Oak VIII Affiliates Fund, L.P., of which Oak VIII Affiliates Fund, LLC is the general partner.
(11) Includes an aggregate of 101,308 shares held in trust for Paul Sun's children, of which Mr. Gellman and Ms. Wu are co-trustees, and 2,932,600 shares held in trust for Mr. Sun, of which Mr. Gellman and Ms. Wu are co-trustees. Each of Mr. Gellman and Ms. Wu may be deemed to share voting and investment power with respect to such shares and each disclaims beneficial ownership of such shares.

(12) Includes an aggregate of 144,444 shares held in trust for John Jaser's children, of which Mr. Gellman is the sole trustee. Mr. Gellman may be deemed to share voting and investment power with respect to such shares and disclaims beneficial ownership of such shares.
(13) See Notes 1 through 7. Also includes shares owned by executive officers and shares issuable to executive officers in connection with options which are exercisable within 60 days after December 31, 1999.

                          DESCRIPTION OF CAPITAL STOCK

General

   Our authorized capital stock consists of 200,000,000 shares of common stock, with a par value of $.0005 per share, and 20,000,000 shares of preferred stock, with a par value of $.001 per share.

Common Stock

   As of December 31, 1999, there were 58,382,196 shares of common stock outstanding and held of record by 62 stockholders.

   Based upon the number of shares outstanding as of December 31, 1999 and giving effect to the issuance of the shares of common stock offered by us hereby, there will be 63,382,196 shares of common stock outstanding upon the closing of this offering. In addition, as of December 31, 1999, there were outstanding stock options for the purchase of a total of 5,874,302 shares of common stock at a weighted average exercise price of $2.32, and outstanding warrants for the purchase of a total of 194,556 shares of common stock at a weighted average exercise price of $0.68.

   Holders of common stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders. The holders of common stock are entitled to receive ratably such lawful dividends as may be declared by our board of directors. However, these dividends are subject to preferences that may be applicable to the holders of any outstanding shares of preferred stock. In the event of a liquidation, dissolution or winding up of the affairs of DSL.net, whether voluntary or involuntary, the holders of common stock will be entitled to receive pro rata all of our remaining assets available for distribution to our stockholders. Any such pro rata distribution would be subject to the rights of the holders of any outstanding shares of preferred stock. The common stock has no preemptive, redemption, conversion or subscription rights. The rights, powers, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

Preferred Stock

   As of December 31, 1999, there were no shares of preferred stock outstanding.

   Our board of directors is authorized, subject to any limitations prescribed by Delaware law, without further stockholder approval, to issue from time to time up to 20,000,000 shares of preferred stock, in one or more series. Our board of directors is also authorized, subject to the limitations prescribed by Delaware law, to establish the number of shares to be included in each series and to fix the voting powers, preferences, qualifications and special or relative rights or privileges of each series. Our board of directors is authorized to issue preferred stock with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of common stock.

   We have no current plans to issue any preferred stock following this offering. However, the issuance of preferred stock or of rights to purchase preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.

Warrants

   As of December 31, 1999, we had outstanding three warrants to purchase an aggregate of 194,556 shares of common stock:

  . Two warrants provide for the purchase of an aggregate of 83,314 shares of common stock at an exercise price of $0.375 per share, and are exercisable, in whole or in part, at any time or from time to time, until November 18, 2003.

  . The third warrant is to purchase an aggregate of 111,242 shares of common stock at an exercise price of $0.90 per share and is exercisable, in whole or in part, at any time or from time to time until October 12, 2002.

   All of the outstanding warrants contain certain protections against dilution resulting from stock splits, stock dividends and our consolidation or merger with or into another person or sale of all or substantially all of our assets.

Registration Rights

   Under the terms of the amended and restated investors' rights agreement dated as of July 16, 1999, holders of an aggregate of 49,289,748 shares of common stock are entitled to certain rights with respect to the registration of these shares under the Securities Act.

   If we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders, the holders of registration rights are entitled to notice of such registration. These holders are also entitled to include their shares of common stock in such registration. However, in the event of a registration pursuant to an underwritten public offering of common stock, the underwriters have the right, subject to certain conditions, to limit the number of shares included in such registration.

   The holders of at least 40% of the then-outstanding shares of common stock that were issued upon the conversion of Series B, C, D and E preferred stock are entitled, at any time following April 3, 1999, to request that we file a registration statement under the Securities Act covering the sale of the shares held by the requesting holders of registration rights. Upon the receipt of such a request, we must use best efforts to effect such registration. We are not required to effect more than two such demand registrations.

   Once we have qualified to use Form S-3 to register securities under the Securities Act, the holders of the then-outstanding shares of common stock issued upon the conversion of Series B, C, D and E preferred stock will have the right to request that we file a registration statement on Form S-3 or any successor thereto for a public offering of all or any portion of their shares, provided that the reasonably anticipated aggregate price to the public of such offering would not be less than $1,000,000. We are not required to effect a registration in this manner more than once in any six-month period.

   In general, all fees, costs and expenses of such registrations will be borne by us. We have agreed to indemnify the holders of registration rights against, and provide contribution with respect to, certain liabilities relating to any registration in which any shares of these holders are sold under the Securities Act.

Anti-Takeover Effects of Provisions of our Certificate of Incorporation and By-Laws and Delaware General Corporation Law

   Our certificate of incorporation and by-laws and the Delaware General Corporation Law contain certain provisions that could be deemed to have anti-takeover effects. These provisions could discourage, delay or prevent a change in control of DSL.net or an acquisition of DSL.net at a price which many stockholders may find attractive. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of our common stock.

Certificate of Incorporation and By-Laws

   Our certificate of incorporation provides that beginning on the date of the next annual meeting of stockholders, the board will be divided into three classes as nearly equal in size as possible with staggered three year terms. In addition, our certificate of incorporation provides that at any time prior to the date on which we have a classified board of directors, any director may be removed without cause only by the vote of at least 75% of the shares entitled to vote for the election of directors or with cause by the vote of at least a majority of such shares. On or after the date on which we have a classified board, our certificate of incorporation will provide that any director may be removed, but only for cause, by the vote of at least 75% of the shares entitled to vote for the election of directors. These provisions could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of DSL.net.

   Our by-laws provide that, except as otherwise provided by law or our certificate of incorporation, newly created directorships resulting from an increase in the authorized number of directors or vacancies on our board of directors may be filled only by:

  . a majority of the directors then in office, even if less than a quorum is then in office; or

  . the sole remaining director.

   These provisions prevent a stockholder from enlarging our board of directors and filling the new directorships with such stockholder's own nominees without the board of directors' approval.

   These provisions of our certificate of incorporation and by-laws may have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of DSL.net, or of attempting to change the composition or policies of the Board, even though such attempts might be beneficial to DSL.net or its stockholders.

   Our by-laws provide that, unless otherwise prescribed by law or the certificate of incorporation, only a majority of our board of directors, the Chairman of the board of directors or the President is able to call a special meeting of stockholders. Our certificate of incorporation and by-laws also provide that, unless otherwise prescribed by law or our certificate of incorporation, stockholder action may be taken only at a duly called and convened annual or special meeting of stockholders and may not be taken by written consent. These provisions, taken together, prevent stockholders from forcing consideration by the stockholders of stockholder proposals over the opposition of our board of directors, except at an annual meeting.

   Our by-laws also establish an advance notice procedure for stockholders to make nominations of candidates for election as director, or to bring other business before an annual meeting of our stockholders. Under the notice procedure, notice of stockholder nominations or proposals to be made at an annual meeting or a special meeting in lieu of an annual meeting generally must be received by us not less than 120 days nor more than 150 days prior to the first anniversary of the date of the proxy statement delivered to the stockholders in connection with the preceding year's annual meeting. However, if the number of directors to be elected to our board of directors is increased and there is no public announcement by us naming all of the nominees for director or specifying the size of the increased board of directors at least 120 days prior to the first anniversary of the preceding year's annual meeting, then notice must be received not later than the 10th day following the day such public disclosure was made. The notice will be timely only with respect to any director nominees for any position caused by the increase in our board of directors. Notice of stockholder nominations or proposals to be made at a special meeting called by our board of directors for the purpose of electing one or more directors (other than a special meeting in lieu of an annual meeting), must be received not earlier than the 90th day prior to such special meeting nor later than the close of business on the 60th day prior to such special meeting or, if later, the 10th day following the day such public disclosure was made. These notices must contain certain prescribed information.

   The notice procedure affords our board of directors an opportunity to consider the qualifications of proposed director nominees or the merit of stockholder proposals, and, to the extent deemed appropriate by our board of directors, to inform stockholders about such matters. The notice procedure also provides a more orderly procedure for conducting annual meetings of stockholders. Our by-laws do not give our board of directors any power to approve or disapprove stockholder nominations for the election of directors or proposals for action. However, the notice procedure may prevent a contest for the election of directors or the consideration of stockholder proposals. This could deter a third party from soliciting proxies to elect its own slate of directors or to approve its own proposal if the proper advance notice procedures are not followed, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to DSL.net and its stockholders.

Delaware General Corporation Law

   As provided in Section 203 of the Delaware General Corporation Law, our certificate of incorporation authorizes the board of directors, when considering a tender offer or merger or acquisition proposal, to take into account factors in addition to potential economic benefits to stockholders. Such factors may include:

  . the interests of our stockholders, including the possibility that these interests might be best served by the continued independence of DSL.net;

  . whether the proposed transaction might violate Federal or state laws;

  . the consideration being offered in the proposed transaction in relation to the then current market price for our outstanding capital stock, as well as in relation to the market price for our capital stock over a period of years, the estimated price that might be achieved in a negotiated sale of DSL.net as a whole or in part or through orderly liquidation, the premiums over a market price for the securities of other corporations in similar transactions, current political, economic and other factors bearing on securities prices and our financial condition and future prospects; and

  . the social, legal and economic effects upon employees, suppliers, customers, creditors and others having similar relationships with DSL.net, upon the communities in which we conduct our business and upon the economy of the state, region and nation.

   The foregoing provisions could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party acquiring, control of DSL.net. We are subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder.

   Section 203 does not apply if:

  . prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  . upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  . at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

   The application of Section 203 may limit the ability of stockholders to approve a transaction that they may deem to be in their best interests.

   Section 203 defines "business combination" to include:

  . any merger or consolidation involving the corporation and the interested stockholder;

  . any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

  . subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

  . any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

  . the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

   In general, Section 203 defines an "interested stockholder" as any entity or person who beneficially owns 15% or more of the outstanding voting stock of the corporation or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the past three years, and any entity or person associated with, affiliated with or controlling or controlled by such entity or person.

Limitation of Liability

   Our certificate of incorporation provides that no director or officer of DSL.net shall be personally liable to us or to our stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability:

  . for any breach of the director's duty of loyalty to us or our stockholders;

  . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . under Section 174 of the Delaware General Corporation Law, relating to unlawful payment of dividends or unlawful stock purchase or redemption of stock; or

  . for any transaction from which the director derives an improper personal benefit.

   Our certificate of incorporation further provides for the indemnification of, and advancement of expenses to, our directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary. A principal effect of these provisions is to limit or eliminate the potential liability of our directors and officers for monetary damages arising from breaches of their duty of care, subject to certain exceptions. These provisions may also shield directors and officers from liability under federal and state securities laws.

Stock Transfer Agent

   The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company, Inc.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Upon completion of this offering, we will have outstanding 63,382,196 shares of common stock, including the 5,000,000 shares sold by us in this offering (assuming no exercise of the underwriters' over-allotment option). A total of 13,226,000 of the shares will be freely tradeable without restriction under the Securities Act unless purchased by our "affiliates," which generally includes officers, directors or 10% stockholders as that term is defined in Rule 144 under the Securities Act.

   The remaining 50,156,196 shares outstanding are "restricted securities" within the meaning of Rule 144 under the Securities Act. These shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Securities Act, including under Rules 144, 144(k) or 701 promulgated under the Securities Act which are summarized below. Sales of restricted shares in the public market, or the availability of these shares for sale, could adversely affect the market price of our common stock.

   In connection with our initial public offering, all of our directors and officers and certain of our stockholders entered into lock-up agreements providing that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of our common stock or any securities exercisable for or convertible into our common stock owned by them until April 4, 2000, without the prior written consent of Deutsche Bank Securities Inc.

   In connection with this offering, all of our directors and officers and certain of our stockholders have entered into lock-up agreements generally providing that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of our common stock or any securities exercisable for or convertible into our common stock owned by them for a period of 90 days after the date of this prospectus without the prior written consent of Deutsche Bank Securities Inc. This consent may be given at any time without public notice. We have entered into a similar lock-up agreement with Deutsche Bank Securities Inc. As a result of these contractual restrictions, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, shares subject to lock-up agreements will not be salable until these agreements expire or are waived by Deutsche Bank Securities Inc. Taking into account the lock-up agreements, and assuming Deutsche Bank Securities Inc. does not release stockholders from these agreements, the following shares will be eligible for sale in the public market at the following times:

  . After the date of this prospectus, a total of 13,226,000 of the shares will be freely tradeable without restriction under the Securities Act, unless purchased by our "affiliates," which generally includes officers, directors or 10% stockholders as that term is defined in Rule 144 under the Securities Act.

  . Beginning on April 4, 2000, approximately 2,371,144 additional shares will become eligible for sale pursuant to Rules 144, 144(k) and 701.

  . Beginning 90 days after the date of this prospectus, approximately 37,380,293 additional shares will become eligible for sale pursuant to Rules 144, 144(k) and 701.

  . An additional 10,404,759 shares will become eligible for sale pursuant to Rule 144 at various times after 90 days from the date of this prospectus. Shares eligible to be sold pursuant to Rule 144 are subject to volume restrictions as described below.

   In general, under Rule 144 as currently in effect, and beginning after the expiration of the applicable lock-up agreements, a person, or persons whose shares are aggregated, who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  . one percent of the number of shares of common stock then outstanding, which will equal approximately 633,821 shares immediately after this offering; or

  . the average weekly trading volume of the common stock during the four calendar weeks preceding the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about DSL.net. Under Rule 144(k), a person who is not deemed to have been an affiliate of DSL.net at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell those share without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

   As of December 31, 1999, there were outstanding warrants to purchase an aggregate of 194,556 shares of common stock at a weighted average exercise price of $0.68, all of which are presently exercisable. In addition, as of December 31, 1999, there were outstanding stock options to purchase an aggregate of 5,874,302 shares of common stock at a weighted average exercise price of $2.32.

   On October 6, 1999, we filed a registration statement under the Securities Act to register 300,000 shares of common stock issuable in connection with our employee stock purchase plan and 12,364,200 shares of common stock issued upon the exercise of stock options or reserved for issuance under the stock plan. Accordingly, shares registered under such registration statement will, subject to Rule 144 provisions applicable to affiliates, be available for sale in the open market, except to the extent that such shares are subject to vesting restrictions or the contractual restrictions described above. See "Management-- Stock Plans."

                                  UNDERWRITING

   Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives, Deutsche Bank Securities Inc., Donaldson, Lufkin & Jenrette Securities Corporation, Lehman Brothers Inc. and CIBC World Markets Corp., have severally agreed to purchase from us the following respective number of shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus:

                                                                        Number
Underwriter                                                            of Shares
-----------                                                            ---------
Deutsche Bank Securities Inc..........................................    --
Donaldson, Lufkin & Jenrette Securities Corporation...................    --
Lehman Brothers Inc...................................................    --
CIBC World Markets Corp...............................................    --
                                                                       ---------
  Total............................................................... 5,000,000
                                                                       =========

   In the underwriting agreement, the several underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of common stock being sold pursuant to the underwriting agreement if any of the shares of common stock being sold pursuant to the underwriting agreement are purchased. In the event of a default by an underwriter, the underwriting agreement provides that, in certain circumstances, the commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

   We have been advised by the representatives of the underwriters that the underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to
dealers at a price that represents a concession not in excess of $    per share
under the public offering price. The underwriters may allow, and these dealers
may re-allow, a concession not in excess of $    per share to other dealers.

   The expenses of this offering, all of which are being paid by us, are estimated to be approximately $400,000.

   We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to 750,000 additional shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the common stock offered hereby. To the extent that the underwriters exercise the option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of additional shares of common stock as the number of shares of common stock to be purchased by it in the above table bears to 5,000,000. We will be obligated, pursuant to the option, to sell these shares to the underwriters to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriters will offer additional shares on the same terms as those on which the 5,000,000 shares are being offered.

   We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act.

   Our officers, directors and certain of our stockholders have agreed not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any portion of, any common stock for a period of 90 days after the date of this prospectus without the prior written consent of Deutsche Bank Securities Inc. This consent may be given at any time without public notice. We have entered into a similar agreement with Deutsche Bank Securities Inc.

   Deutsche Bank Securities Inc., Donaldson, Lufkin & Jenrette Securities Corporation and Lehman Brothers Inc., each a representative, and certain of their affiliates acted as representatives of the underwriters in connection with our initial public offering.

   In connection with this offering, certain underwriters may engage in passive market making transactions in the common stock on the Nasdaq National Market immediately prior to the commencement of sales in this offering in accordance with Rule 103 of Regulation M. Passive market making consists of displaying bids on the Nasdaq National Market limited by the bid prices of independent market makers and making purchases limited by such prices and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may stabilize the market price of the common stock at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

   In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of the common stock. Specifically, the underwriters may over-allot shares of the common stock in connection with this offering, thus creating a short position in the common stock for their own account. Additionally, to cover these over-allotments or to stabilize the market price of the common stock, the underwriters may bid for, and purchase, shares of the common stock in the open market. Finally, the representatives, on behalf of the underwriters, also may reclaim selling concessions allowed to an underwriter or dealer if the underwriting syndicate repurchases shares distributed by that underwriter or dealer. Any of these activities may maintain the market price of the common stock at a level above that which might otherwise prevail in the open market. The underwriters are not required to engage in these activities and, if commenced, may end any of these activities at any time.

   The underwriters and their respective affiliates may be lenders to, engage in transactions with, and perform services for us in the ordinary course of business.

                                 LEGAL MATTERS

   The validity of the shares of common stock offered hereby will be passed upon for us by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts. Certain legal matters will be passed upon for the underwriters by Brobeck, Phleger & Harrison LLP.

                                    EXPERTS

   The financial statements of DSL.net, Inc. as of December 31, 1998 and 1999 and for the period from inception (March 3, 1998) through December 31, 1998 and the year ended December 31, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The consolidated financial statements of Tycho Networks, Inc. as of December 31, 1998 and for the year then ended included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company's ability to continue as a going concern), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

   We have filed with the SEC a registration statement, including exhibits, schedules and amendments. This prospectus is a part of the registration statement and includes all of the information which we believe is material to an investor considering whether to make an investment in our common stock. We refer you to the registration statement for additional information about us, our common stock and this offering, including the full texts of the exhibits, some of which have been summarized in this prospectus. We are subject to the informational requirements of the Securities Exchange Act. We will be required to file annual and quarterly reports, proxy statements and other information with the SEC.

   You can inspect and copy our registration statement, reports and other information at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site that contains our registration statement, reports and other information. The address of the SEC's Internet site is "http://www.sec.gov."

   We intend to furnish our stockholders annual reports containing financial statements audited by our independent accountants.

                         INDEX TO FINANCIAL STATEMENTS

DSL.net, Inc.

                                                                           Page
                                                                           ----
Report of Independent Accountants........................................   F-2
Consolidated Balance Sheets as of December 31, 1998 and 1999.............   F-3
Consolidated Statements of Operations for the period from inception
 (March 3, 1998) through December 31, 1998 and for the year ended
 December 31, 1999.......................................................   F-4
Consolidated Statements of Changes in Stockholders' Equity (Deficit) for
 the period from inception (March 3, 1998) through December 31, 1998 and
 for the year ended December 31, 1999....................................   F-5
Consolidated Statements of Cash Flows for the period from inception
 (March 3, 1998) through December 31, 1998 and for the year ended
 December 31, 1999.......................................................   F-6
Notes to Consolidated Financial Statements...............................   F-7

Tycho Networks, Inc.

Independent Auditors' Report.............................................  F-20
Consolidated Balance Sheet as of December 31, 1998.......................  F-21
Consolidated Statement of Operations for the year ended December 31, 1998
 ........................................................................  F-22
Consolidated Statement of Stockholders' Equity for the year ended
 December 31, 1998.......................................................  F-23
Consolidated Statement of Cash Flows for the year ended December 31,
 1998....................................................................  F-24
Notes to Consolidated Financial Statements...............................  F-25

Tycho Networks, Inc.--unaudited

Condensed Consolidated Balance Sheets as of September 30, 1999 and
 December 31, 1998.......................................................  F-31
Condensed Consolidated Statements of Operations for the nine months ended
 September 30, 1999 and 1998.............................................  F-32
Condensed Consolidated Statements of Cash Flows for the nine months ended
 September 30, 1999 and 1998.............................................  F-33
Notes to Unaudited Condensed Consolidated Financial Statements...........  F-34

Unaudited Pro Forma Condensed Combined Financial Information

Basis of Presentation....................................................  F-36
Unaudited Pro Forma Condensed Combined Statement of Operations for the
 year ended December 31, 1999............................................  F-37
Notes to Unaudited Pro Forma Condensed Combined Statement of Operations..  F-38

                     REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of

DSL.net, Inc.

   In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of DSL.net, Inc. and its subsidiaries at December 31, 1999 and 1998 and the results of their operations and their cash flows for the year ended December 31, 1999 and for the period from inception (March 3, 1998) through December 31, 1998, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

Hartford, Connecticut

February 1, 2000

                               DSL.net, Inc.

                        CONSOLIDATED BALANCE SHEETS

                                                           December 31,
                                                     -------------------------
                                                        1998          1999
                                                     -----------  ------------
                       ASSETS
Current assets:
 Cash and cash equivalents.......................... $    39,479  $ 66,178,261
 Marketable securities..............................         --     13,274,183
 Accounts receivable (net of allowance of $63,000 at
  December 31, 1999)................................      30,597       318,516
 Prepaid expenses and other current assets..........         --      1,043,935
                                                     -----------  ------------
  Total current assets..............................      70,076    80,814,895
Fixed assets, net (Note 3)..........................     284,338    32,664,924
Goodwill and other intangible assets (Note 2).......         --      3,420,135
Other assets........................................      15,566       731,818
                                                     -----------  ------------
  Total assets...................................... $   369,980  $117,631,772
                                                     ===========  ============

   LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
 Accounts payable................................... $   231,073  $  9,587,186
 Accrued salaries...................................         --        848,841
 Accrued liabilities................................      16,219     3,173,173
 Deferred revenue...................................       5,392       234,061
 Current portion of capital lease payable (Note 6)..      16,494       715,953
 Current portion of notes payable (Note 5)..........      66,667       281,316
                                                     -----------  ------------
  Total current liabilities.........................     335,845    14,840,530
Capital lease payable (Note 6)......................         --        892,906
Notes payable (Note 5)..............................     350,000     1,165,450
                                                     -----------  ------------
Commitments and contingencies (Note 6)                       --            --
  Total liabilities.................................     685,845    16,898,886
                                                     -----------  ------------
Stockholders' equity (deficit) (Note 8):
 Common stock, $0.0005 par value; 508,963,394 and
  200,000,000 shares authorized; 16,795,800, and
  58,382,196 shares issued and outstanding..........       8,398        29,191
 Additional paid-in capital.........................   2,465,374   141,245,583
 Deferred compensation..............................         --    (13,361,940)
 Accumulated deficit................................  (2,789,637)  (27,179,948)
                                                     -----------  ------------
  Total stockholders' (deficit) equity..............    (315,865)  100,732,886
                                                     -----------  ------------
  Total liabilities and stockholders' equity........ $   369,980  $117,631,772
                                                     ===========  ============

   The accompanying notes are an integral part of these consolidated financial statements.

                                 DSL.net, Inc.

                   CONSOLIDATED STATEMENTS OF OPERATIONS

                                                  For the Period
                                                  From Inception
                                                  (March 3, 1998)
                                                      through      Year Ended
                                                   December 31,   December 31,
                                                       1998           1999
                                                  --------------- ------------
Revenue..........................................   $    31,533   $  1,312,546
                                                    -----------   ------------
Operating expenses:
  Network and operations (excluding $0 and
   $369,922 of stock compensation,
   respectively).................................       127,054      9,234,278
  General and administrative (excluding
   $2,423,272 and $3,058,037 of stock
   compensation, respectively)...................       230,272      4,978,510
  Sales and marketing (excluding $0 and $695,495
   of stock compensation, respectively)..........        35,961      6,847,696
  Stock compensation.............................     2,423,272      4,123,454
                                                    -----------   ------------
    Total operating expenses.....................   $ 2,816,559   $ 25,183,938
                                                    -----------   ------------
Operating loss...................................   $(2,785,026)  $(23,871,392)
                                                    -----------   ------------
Interest expense (income), net...................         4,611     (1,889,312)
Other expense, net...............................           --           6,233
                                                    -----------   ------------
    Net loss.....................................   $(2,789,637)  $(21,988,313)
                                                    ===========   ============
Exchange of preferred stock (Note 8).............           --      11,998,000
                                                    -----------   ------------
Loss applicable to common stock..................   $(2,789,637)  $(33,986,313)
                                                    ===========   ============
Net loss per share-basic and diluted.............   $     (0.55)  $      (2.05)
                                                    ===========   ============
Shares used in computing net loss per share......     5,118,342     16,549,535
                                                    ===========   ============


   The accompanying notes are an integral part of these consolidated financial statements.

                                 DSL.net, Inc.

   CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                                                                           Notes
                  Preferred Stock       Common Stock        Additional   Receivable
                  -----------------  --------------------    Paid-in        from       Deferred    Accumulated
                  Shares    Amount     Shares     Amount     Capital      Officers   Compensation    Deficit        Total
                  -------  --------  -----------  -------  ------------  ----------  ------------  ------------  ------------
Initial
capitalization,
including
retroactive
effect of stock
splits..........   20,000  $ 50,000    5,089,634  $   500  $        --   $    (500)  $        --   $        --   $     50,000
Exchange of
preferred stock
for common
stock...........  (20,000)  (50,000)   7,634,451    5,862     1,444,138        --             --            --      1,400,000
Issuance of
common stock....      --        --     4,071,715    2,036     1,021,236        --             --            --      1,023,272
Repayment of
notes receivable
from officers...      --        --           --       --            --         500            --            --            500
Net loss........      --        --           --       --            --         --             --     (2,789,637)   (2,789,637)
                  -------  --------  -----------  -------  ------------  ---------   ------------  ------------  ------------
Balance at
December 31,
1998............      --   $    --    16,795,800  $ 8,398  $  2,465,374  $     --    $        --   $ (2,789,637) $   (315,865)
Issuance of
warrants........      --        --           --       --      1,155,000        --             --            --      1,155,000
Deferred
compensation--
restricted
stock...........      --        --           --       --      3,733,854        --      (3,733,854)          --            --
Stock
compensation....      --        --       436,256      218       602,369        --             --            --        602,587
Deferred
compensation--
stock options...      --        --           --       --     13,928,591        --     (13,928,591)          --            --
Amortization of
deferred
compensation....      --        --           --       --            --         --       2,350,325           --      2,350,325
Issuance of
warrants........      --        --           --       --        112,000        --             --            --        112,000
Surrender of
common stock....      --        --    (3,102,256)  (1,551)     (778,087)       --         779,638           --            --
Acceleration
associated with
surrender.......      --        --           --       --            --         --       1,170,542           --      1,170,542
Exchange of
redeemable
preferred
stock...........      --        --           --       --    (10,750,757)       --             --     (2,401,998)  (13,152,755)
Note receivable
from officer....      --        --           --       --            --    (999,911)           --            --       (999,991)
Repayment of
note receivable
from officer....      --        --           --       --            --     999,911            --            --        999,991
Issuance of
common stock--
stock options...      --        --       116,635       58         4,315        --             --            --          4,373
Issuance of
common stock,
net of issuance
costs...........      --        --     8,226,000    4,113    55,718,285        --             --            --     55,722,398
Issuance of and
conversion of
redeemable
preferred stock
into common
stock...........      --        --    35,909,761   17,955    75,054,639        --             --            --     75,072,594
Net loss........      --        --           --       --            --         --             --    (21,988,313)  (21,988,313)
                  -------  --------  -----------  -------  ------------  ---------   ------------  ------------  ------------
Balance at
December 31,
1999............      --   $    --    58,382,196  $29,191  $141,245,583  $     --    $(13,361,940) $(27,179,948) $100,732,886
                  =======  ========  ===========  =======  ============  =========   ============  ============  ============


  The accompanying notes are an integral part of these consolidated financial statements.

                                  DSL.net, Inc.

                  CONSOLIDATED STATEMENTS OF CASH FLOWS

                                              For the Period
                                              From Inception
                                              (March 3, 1998)
                                                  through
                                               December 31,      Year Ended
                                                   1998       December 31, 1999
                                              --------------- -----------------
Cash flows from operating activities:
 Net loss...................................    $(2,789,637)    $(21,988,313)
Adjustments to reconcile net loss to net
   cash used in operating activities:
  Depreciation and amortization.............          5,744        1,831,331
  Amortization of deferred debt issuance
   costs....................................            --            41,978
  Stock compensation expense................      2,423,272        4,123,454
  Changes in operating assets and
   liabilities:
   Increase in accounts receivable..........        (30,597)        (257,330)
   Increase in prepaid expenses and other
    current assets..........................            --      (943,888)
   Increase in other assets.................        (15,566)        (578,145)
   Increase in accounts payable.............        231,073        8,624,119
   Increase in accrued salaries.............            --           848,841
   Increase in accrued liabilities..........         16,814        1,831,119
   Increase in deferred revenue.............          5,392          124,114
                                                -----------     ------------
    Net cash used in operating activities...       (153,505)      (6,342,720)
                                                -----------     ------------
Cash flows from investing activities:
   Purchases of fixed assets................       (290,082)     (33,811,121)
   Purchases of marketable securities.......            --       (13,274,183)
   Acquisition of subsidiary, net of cash
    acquired................................            --        (1,575,508)
                                                -----------     ------------
    Net cash used in investing activities...       (290,082)     (48,660,812)
                                                -----------     ------------
Cash flows from financing activities:
   Initial capitalization...................         50,500              --
   Proceeds from bridge financing...........        350,000              --
   Proceeds from equipment credit facility..            --         1,355,036
   Proceeds from common stock issuance......            --        55,726,681
   Proceeds from equipment notes payable....        124,000        1,762,754
   Proceeds from preferred stock issuance...            --        62,724,823
   Payments on equipment notes payable......        (41,434)         (66,667)
   Principal payments under capital lease
    obligation..............................            --          (360,313)
                                                -----------     ------------
    Net cash provided by financing
     activities.............................        483,066      121,142,314
                                                -----------     ------------
Net increase in cash and cash equivalents...         39,479       66,138,782
Cash and cash equivalents at beginning of
 period.....................................            --            39,479
                                                -----------     ------------
Cash and cash equivalents at end of period..    $    39,479     $ 66,178,261
                                                ===========     ============
Supplemental disclosure:
  Cash paid:
   Interest.................................    $     2,524     $    172,380
                                                ===========     ============
  Fixed assets financed under capital
   leases...................................    $    22,699     $  1,561,289
                                                ===========     ============
  Fixed asset purchases included in accounts
   payable..................................    $       --      $  7,179,912
                                                ===========     ============

   The accompanying notes are an integral part of these consolidated financial statements.

                               DSL.net, Inc.

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Formation and Operations of the Company

   DSL.net, Inc. (the "Company") was incorporated in Delaware on March 3, 1998 and operations commenced March 28, 1998. The Company provides dedicated high-speed digital communications and Internet access services using digital subscriber line (DSL) technology. During the period ended December 31, 1998, the Company was considered a development stage company in accordance with Statement of Financial Accounting Standard No. 7. As of June 30, 1999, the Company was no longer considered a development stage enterprise.

2. Summary of Significant Accounting Policies

   Significant accounting policies followed in the preparation of these financial statements are as follows:

Principles of consolidation

   The accompanying consolidated financial statements include the transactions and balances of DSL.net, Inc. and its wholly owned subsidiaries, including DSLnet Communications Delaware, Inc., DSLnet Communications LLC, DSLnet Communications Puerto Rico, Inc., DSLnet Communications Virginia, Inc., and Tycho Networks, Inc. All material intercompany transactions and balances have been eliminated.

Use of estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The markets for the Company's services are characterized by intense competition, rapid technological development, regulatory changes, and frequent new product introductions, all of which could impact the future value of the Company's assets.

Cash equivalents and marketable securities

   The Company considers all highly liquid investments purchased with an initial maturity of three months or less to be cash equivalents. The carrying value of cash equivalents at December 31, 1999 was approximately $38,354,000. The Company did not have any cash equivalents as of December 31, 1998.

   The Company considers its investment portfolio to be available-for-sale securities as defined in Statement of Financial Accounting Standards ("SFAS") No. 115. Marketable securities as of December 31, 1999 consist of debt securities and certificates of deposit with maturities of greater than three months and no more than a year. Securities are available-for-sale and are carried at fair value. The unrealized losses earned on the securities as of December 31, 1999 were de minimus.

Concentration of credit risk

   Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash, cash equivalents, marketable securities and accounts receivable. The Company's cash and investment policies limit investments to short-term, investment grade instruments. Concentrations of credit risk with respect to accounts receivable are limited due to the large number of customers comprising the Company's customer base.

                                 DSL.net, Inc.

Fixed assets

   Fixed assets are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets, which are between 3 and 5 years. Leasehold improvements are amortized over the shorter of the term of the related lease or the useful life of the asset. Maintenance and repairs are charged to expense as incurred. Collocation space improvements represent payments to carriers for infrastructure improvements within their central offices to allow the Company to install its equipment, which allows the Company to interconnect with the carrier's network. These payments are being amortized over their estimated useful lives of five years.

   In 1999, the Company adopted Statement of Position 98-1 ("SoP 98-1"), Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. This statement requires capitalization of certain costs incurred in the development of internal use software. The Company has applied the guidance outlined in SoP 98-1 and the impact of adoption has not been significant.

Goodwill and other intangible assets

   Goodwill and other intangible assets are amortized on a straight-line basis over the estimated future periods to be benefited, ranging from three to five years. In addition, goodwill and other intangible assets are reviewed for impairment quarterly, or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to future undiscounted cash flows of the business acquired. If the assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. To date, no impairment has occurred. Accumulated amortization of goodwill and other intangible assets was $0 and $63,306 at December 31, 1998 and 1999, respectively.

Other assets

   As of December 31, 1999 other assets included amounts held in certificates of deposit of approximately $521,000. Such amounts collateralize a letter of credit required under certain facilities leases. Balances restricted under this letter of credit decline annually, with a final expiration of May, 2003.

Income taxes

   The Company uses the liability method of accounting for income taxes, as set forth in Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities and net operating loss carryforwards, all calculated using presently enacted tax rates.

Revenue recognition

   Revenue is recognized pursuant to the terms of each contract on a monthly service fee basis. Deferred revenue represents payments received in advance of the services provided. Revenue related to installation fees are recognized to the extent of direct costs incurred. Any excess installation fees over direct costs are deferred and amortized to revenue over the service contract. Such revenue is not expected to significantly exceed the direct costs. In certain situations, the Company will waive non-recurring installation fees in order to obtain a sale. The Company will expense the related direct costs as incurred.

                                 DSL.net, Inc.

Long-lived assets

   Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, requires that long-lived assets and certain intangible assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If undiscounted expected future cash flows are less than the carrying value of the assets, an impairment loss is to be recognized based on the fair value of the assets. No impairment losses have been recognized to date.

Segment information

   In 1998, the Company adopted Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information (SFAS No. 131). SFAS No. 131 supersedes SFAS No. 14, Financial Reporting for Segments of a Business Enterprise, replacing the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. The Company operates in one segment: high-speed Internet access and data communications services. SFAS No. 131 also requires disclosures about products and services, geographic areas, and major customers. The adoption of SFAS No. 131 had no impact on the Company's financial statements for the periods presented.

Stock compensation

   The Company applies Accounting Principles Board Opinion No. 25 (APB 25) and related interpretations in accounting for its stock option plan and stock awards with the disclosure provisions of Statement of Financial Accounting Standards No. 123 (SFAS 123). Under APB 25, compensation expense is computed to the extent that the fair market value of the underlying stock on the date of grant exceeds the exercise price of the employee stock option or stock award. Compensation so computed is then recognized over the vesting period. The Company accounts for equity instruments issued to nonemployees in accordance with SFAS 123 and Emerging Issues Task Force ("EITF") 96-18.

   Stock compensation expense includes amortization of deferred compensation and charges related to stock grants which are not subject to vesting requirements. Stock compensation expense for the period from inception (March 3, 1998) to December 31, 1998 and for the year ended December 31, 1999 totaled approximately $2,423,000 and $4,123,000, respectively.

Earnings (loss) per share

   The Company computes net loss per share pursuant to Statement of Financial Accounting Standards No. 128, Earnings Per Share. Basic net loss per share is computed by dividing income or loss applicable to common stockholders by the weighted average number of shares of the Company's common stock outstanding during the period. Diluted net loss per share is determined in the same manner as basic net loss per share except that the number of shares is increased assuming exercise of dilutive stock options and warrants using the treasury stock method and dilutive conversion of the Company's preferred stock.

                                 DSL.net, Inc.

   As of December 31, 1998 and 1999, options to purchase no shares and 5,874,302 shares of common stock, respectively, and warrants to purchase preferred stock convertible into 233,277 shares of common stock, and warrants to purchase 194,556 shares of common stock, respectively, were excluded from the calculation of earnings per share since their inclusion would be antidilutive for all periods presented.

Comprehensive income

   The Company has adopted the accounting treatment prescribed by Statement of Financial Accounting Standards No. 130, Comprehensive Income. The adoption of this statement had no material impact on the Company's financial statements for the periods presented.

Recently issued accounting pronouncements

   In June, 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities. DSL.net is required to adopt SFAS No. 133, as amended by SFAS No. 137, in fiscal 2001. SFAS No. 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. The Company has not entered into any derivative financial instruments or hedging activities. As a result, the Company believes adoption of SFAS No. 133 will not have a material impact on the financial statements.

3. Fixed Assets

                                                                December 31,
                                                            --------------------
                                                              1998      1999
                                                            -------- -----------
   Network equipment....................................... $161,814 $19,866,200
   Furniture, fixtures, office equipment and software......   61,535   5,827,493
   Vehicles................................................      --       99,189
   Collocation costs.......................................   66,733   8,659,789
                                                            -------- -----------
                                                             290,082  34,452,671
    Less--accumulated depreciation and amortization........    5,744   1,787,747
                                                            -------- -----------
                                                            $284,338 $32,664,924
                                                            ======== ===========

   As of December 31, 1998 and December 31, 1999, the recorded cost of the equipment under capital lease was $22,699 and $1,862,466, respectively. Accumulated amortization for this equipment under capital lease was $1,265 and $222,495 as of December 31, 1998 and 1999, respectively.

   During 1999, the Company capitalized computer software costs of $5,046,545 and has recorded amortization expenses related to these costs of $217,644. Approximately $796,000 of total costs capitalized related to software that was not in service as of December 31, 1999. As such, no amortization expense has been recorded with regard to these costs.

   Depreciation and amortization expense related to fixed assets was $5,744 and $1,782,003 for the period from inception March 3, 1998 to December 31, 1998 and for the year ended December 31, 1999, respectively.

                                 DSL.net, Inc.

4. Acquisition

   On December 1, 1999, the Company acquired Tycho Networks, Inc., a Santa Cruz, California based provider of Internet access, web hosting and related services throughout central coastal California. The acquisition was accounted for under the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The approximate net purchase price of $3,267,000, excluding transaction costs, consisted of cash payments at closing of approximately $1,576,000 (including notes paid at closing of approximately $793,000); amounts due to selling stockholders and others after the closing of approximately $802,000; net liabilities assumed of approximately $530,000 and other costs of approximately $359,000. In addition, the Company incurred transaction costs associated with the acquisition of approximately $125,000. Immediately prior to the acquisition, Tycho Networks sold fixed assets with a net book value of approximately $90,000 to a related party and received notes that were convertible into the preferred stock of the buyer. These notes were assigned an estimated fair value of $90,000. The excess of purchase price over the fair value of net assets received, including transaction costs, of approximately $3,392,000, has been recorded as goodwill and is being amortized over its estimated useful life of five years.

   The results of Tycho Networks, Inc.'s operations have been included in the consolidated results of the Company from the date of acquisition. The following table sets forth the unaudited pro forma consolidated financial information of the Company, giving effect to the acquisition of Tycho Networks, Inc. as if it had occurred at the beginning of the periods presented:

                                                          December 31,
                                                    -------------------------
                                                       1998          1999
                                                    -----------  ------------
   Pro forma revenue............................... $   380,060  $  2,906,271
   Pro forma operating loss........................ $(4,198,261) $(27,007,828)
   Pro forma net loss.............................. $(4,471,839) $(25,328,578)
   Pro forma net loss per share, basic and
    diluted........................................ $     (0.87) $      (2.26)
   Shares used in computing pro forma net loss per
    share..........................................   5,118,342    16,549,535

   The pro forma results are not necessarily indicative of the actual results of operations that would have been obtained had the acquisition taken place at the beginning of the respective periods or the results that may occur in the future.

5. Debt

 Notes payable

   In August 1998, the Company issued a $100,000 demand note payable for funding capital expenditures and operating expenses. The note was originally payable October 1, 1998, and bore interest at 5.56% per annum. At December 31, 1998, $66,667 remained unpaid. The amount was paid in January 1999.

   In November 1998, the Company entered into a series of Note and Warrant Purchase Agreements pursuant to which the Company received $350,000 and issued $350,000 principal amount of secured convertible promissory notes (the "Bridge Notes") and warrants (the "Bridge Warrants") to acquire 87,500 shares of Series A Preferred Stock. The Notes, which originally expired in January 1999 or September 2000, bore interest at 5.56% or 6.0% per annum, depending upon the holder, and were convertible into preferred shares at a rate equal to the Company's next

                                 DSL.net, Inc.

qualified equity financing. A total of $225,000 of the Bridge Notes converted into 225,000 shares of Series A Preferred Stock in January 1999. The remaining $125,000 was deducted from proceeds received by the Company in the January 1999 issuance of Series A Preferred Stock. The Bridge Warrants valued at approximately $18,000, are exercisable at $0.375 per share of common stock ($1.00 per share on a pre-split basis) for a period of five years or, in the case of certain of the warrants, until the initial public offering of the Company's common stock. Such warrants were exercised immediately prior to their expiration upon the initial public offering of the Company's common stock on October 6, 1999.

 Credit Facility

   In May 1999, the Company entered into a secured credit facility (the "Credit Facility") with a bank which will provide up to $5.0 million for the purchase of telecommunications and office equipment and vehicles. The Credit Facility expires in May 2000, at which time amounts outstanding will convert to a term loan payable over 36 months. The Credit Facility bears interest on outstanding borrowings at 1% over the higher of the bank's prime rate or the federal funds rate plus 0.5%. As of December 31, 1999, amounts outstanding under this line of credit bore interest at the annual rate of 9.25%. The Credit Facility is secured by a lien on certain equipment and vehicles owned by the Company located at its principal office, and imposes certain financial and other covenants requiring us to maintain certain financial ratios and limits new indebtedness, the creation of liens, types of investments, mergers, consolidations and the transfer of all or substantially all of our assets. As of December 31, 1999, there was $1,446,766 outstanding and $3,553,234 available under this line of credit. Financing costs associated with the Credit Facility of $83,868 were deferred over the four year life of the facility and term loan payable. Amortization expense related to the deferred costs was $13,978 for the year ended December 31, 1999.

6. Commitment and Contingencies

 Leases

   Rent expense under operating leases was approximately $14,275 and $720,691 for the period from inception (March 3, 1998) through December 31, 1998 and for the year ended December 31, 1999, respectively.

   The Company is obligated under various capital equipment leases expiring at different times until March, 2003.

   The future minimum annual lease payments under the terms of such noncancelable leases as of December 31, 1999 are as follows:

                                                          Operating   Capital
                                                            Leases     Leases
                                                          ---------- ----------
   2000.................................................. $1,258,878 $  877,490
   2001..................................................  1,261,887    680,849
   2002..................................................  1,261,887    303,052
   2003..................................................  1,039,587     23,568
   2004..................................................    882,630        --
   Thereafter............................................    279,484        --
                                                          ---------- ----------
     Total............................................... $5,984,353  1,884,959
                                                          ==========
   Less--Amount representing interest....................               276,100
                                                                     ----------
   Present value of future minimum lease payments........            $1,608,859
                                                                     ==========

                                 DSL.net, Inc.

   In September 1998, the Company entered into an operating lease agreement for office space in Norwalk, Connecticut. In February 1999, the Company cancelled the Norwalk lease and entered into an operating lease for office space in New Haven, Connecticut. Costs related to exiting the Norwalk lease were $42,900 and were expensed as incurred. Subsequently, the Company entered into amendments to the New Haven lease and various leases and subleases for additional office space. In addition, the Company leases office space in Santa Cruz, California related to its acquisition of Tycho Networks, Inc. (Note 4).

   In March 1999, the Company entered into a master lease agreement to provide up to $2,000,000 for capital equipment purchases over an initial twelve month period, subject to renewal options. Individual capital leases are amortized over 30 or 36 month terms and bear interest at 8% to 9% per annum. The outstanding balance under this agreement at December 31, 1999 was $921,956.

 Litigation

   The Company is involved in litigation with a former officer who claims wrongful termination of employment. The plaintiff is principally seeking compensatory damages for wages and unvested stock options. The Company believes that the plaintiff's claims are without merit, and plans to defend the case vigorously.

   From time to time, the Company may be involved in other litigation concerning claims arising in the ordinary course of its business. The Company does not believe any of the legal claims or proceedings will result in a material adverse effect on its business, financial position, results of operations or cash flows.

 Other Matters

   As part of the master lease agreement, the Company issued 41,726 warrants (the "Lease Warrants") to the lessor to purchase Series A Preferred Stock at a formula-based price equal to approximately $2.40 per share. The warrants are exercisable until October 2002. In conjunction with the Company's initial public offering on October 6, 1999, and the conversion of all preferred stock into common stock, these warrants became exercisable for 111,242 shares of common stock at an exercise price of approximately $0.90 per share. The value of these warrants is approximately $112,000 and is being amortized to interest expense over the life of the capital lease obligation. Interest expense related to the warrants was approximately $28,000 for the year ended December 31, 1999.

   The Company has entered into interconnection agreements. The agreements have terms of one to two years and are subject to certain renewal and termination provisions by either party generally upon 30 day notification. The Company anticipates that it will renew such agreements beyond their initial terms.

7. Related Party Transactions

   In January 1999, the Company entered into an Asset Transfer Agreement with FutureComm, Inc., whose sole shareholder is an officer and founder of the Company. The amount paid by the Company in exchange for certain equipment, agreements, licenses and intellectual property was approximately $28,000.

                                 DSL.net, Inc.

   In May 1999, the Company entered into an agreement to license and implement components of an operations support system from a software vendor. Two stockholders of the Company, in the aggregate, own 16% of the outstanding capital stock of the software vendor.

8. Stockholders' Equity

 Common stock transactions

   In March 1998, the Company's founding stockholders were issued 5,089,634 shares of common stock and 20,000 shares of a prior series A preferred stock for $50,500.

   In December 1998, the Company's Board of Directors declared a 50:1 reverse stock split. The accompanying financial statements have been restated to reflect this stock split. Concurrently, the preferred shareholder exchanged all the then outstanding series A Preferred Stock for 7,634,451 shares of common stock, adjusted for stock splits. The value attributed to this exchange, which provided 3.75 shares of common stock for every split-effected share of preferred stock, was approximately $1.4 million which has been charged to compensation expense.

   In December 1998, the Company issued 4,071,715 shares of common stock to two officers in exchange for promissory notes totaling $7,637. Such notes were subsequently forgiven by the Company. Compensation expense of $1,023,272, or $0.25 per share, has been recognized related to this issuance.

   In January 1999, the Company's Board of Directors declared a stock split of 1,909.09 shares for every outstanding common share. The accompanying financial statements have been restated to reflect this stock split. In conjunction with this split and the sale of Series A Preferred Stock described below, certain employment tenure and performance criteria were required of management in order to fully vest in a portion of their founders' shares. The value attributed to these 14,857,397 nonvested shares is reflected in deferred compensation of approximately $3,734,000, or $0.25 per share, and is being amortized over the related vesting term.

   In March 1999, the Company issued 436,256 shares of common stock to an executive officer of the Company, adjusted for stock splits. Compensation expense of $602,587 has been recognized related to this issuance.

   In April 1999, the Company's founding shareholders surrendered 3,102,256 shares of common stock. Such stock was previously made subject to certain employment tenure and performance vesting criteria. In exchange, the vesting criteria on other restricted common stock owned by the founders was removed. This share surrender and acceleration of vesting resulted in a compensation charge of approximately $1.2 million in the second quarter of 1999 and eliminated approximately $780,000, or $0.25 per share, from deferred compensation.

   In May 1999, the Company declared a 2:1 stock split of its common stock. The accompanying financial statements have been restated to reflect this stock split.

   In July 1999, the Company declared a 0.333:1 stock dividend on its common stock. The accompany financial statements have been restated to reflect this stock dividend.

   During 1999, 116,635 shares of common stock were issued in exchange for aggregate proceeds of approximately $4,400 pursuant to the exercise of options granted under the 1999 Stock Plan (Note 10).

                                 DSL.net, Inc.

   On October 12, 1999, the Company completed its initial public offering of 7,200,000 shares of common stock resulting in net proceeds to the Company of approximately $48.5 million. In addition, the underwriters exercised their over-allotment option for 1,026,000 shares, resulting in net proceeds to the Company of approximately $7.2 million on November 8, 1999.

   In conjunction with the closing of the Company's initial public offering on October 12, 1999, all outstanding preferred stock was converted into 35,909,761 shares of common stock.

 Common stock reserved

   The Company has reserved shares of common stock as follows:

                                                                December 31,
                                                            --------------------
                                                              1998       1999
                                                            --------- ----------
   1999 Stock Plan.........................................       --  12,364,200
   1999 Employee Stock Purchase Plan.......................       --     300,000
   Conversion of promissory notes..........................   933,100        --
   Stock warrants..........................................   233,277    194,556
                                                            --------- ----------
                                                            1,166,377 12,858,756
                                                            ========= ==========

 Stock warrants

   At December 31, 1998 the Company had outstanding stock purchase warrants to purchase shares of preferred stock which were convertible into 233,277 shares of common stock. At December 31, 1999 the Company had outstanding stock purchase warrants to purchase 194,556 shares of common stock.

                                                                  December 31,
                                                                 ---------------
                                                                  1998    1999
                                                                 ------- -------
   Lease Warrants...............................................     --  111,242
   Bridge Warrants.............................................. 233,277  83,314
                                                                 ------- -------
                                                                 233,277 194,556
                                                                 ======= =======

   On October 6, 1999, warrants for 56,250 shares of Series A preferred stock were exercised, for aggregate net proceeds of $56,250.

 Redeemable Convertible Preferred Stock

   In January 1999, the Company issued 3,500,000 shares of convertible voting preferred stock designated as Series A Preferred Stock, together with warrants to purchase 3,500,000 shares of a prior Series B Preferred Stock (the "Warrants"), at an exercise price of $1.00 per share, for an aggregate of $3,500,000. A total of $1,155,000 of the related proceeds has been allocated to the Warrants.

   The Warrants, which were exercisable for a period of 5 years, were subject to a repurchase right by the Company contingent upon a specified rate of return upon an initial public offering or acquisition of the Company. If the Company had exercised its repurchase right, it would have been obligated to pay the holder the original exercise price plus interest from the date of exercise at 8% per annum.

                                 DSL.net, Inc.

   In January 1999, the holders of $225,000 of Bridge Notes (Note 5) converted $225,000 of the Bridge Notes into 225,000 shares of Series A Preferred Stock. The remaining $125,000 of Bridge Notes reduced the proceeds paid to the Company for the Series A Preferred Stock.

   In April 1999, certain holders of the Series A Preferred Stock exchanged 3,500,000 shares of Series A Preferred Stock and the Warrants for 6,500,000 shares of Series B Preferred Stock. Cashless warrant exercises accounted for 2,525,070 of these 6,500,000 shares of Series B Preferred Stock. The exchange into the remaining 3,974,930 shares of Series B Preferred Stock, which was not contemplated in the original Series A Preferred Stock purchase agreement, afforded the holders an exchange rate of $0.57 per share which was lower than the deemed fair market value of the preferred stock at the time of exchange of $3.59 per share and therefore has been treated as a beneficial nonmonetary exchange under APB Opinion No. 29, "Accounting for Nonmonetary Transactions." The difference between the carrying value of the Series A Preferred Stock, $2,272,000, and the deemed fair market value of the Series B Preferred Stock, $14,270,000, has been included in the calculation of net loss per common share, although no assets of the Company were expended. The exchange reduces additional paid-in capital and increases the carrying value of the Series B Preferred Stock by approximately $11,998,000 for the year ended December 31, 1999. The exchange has been given no other accounting treatment in the 1999 financial statements of the Company.

   In April 1999, the Company issued 2,785,516 shares of convertible voting preferred stock designated as Series C Preferred Stock at $3.59 per share for net proceeds of $9,940,000. These shares were subsequently converted into 7,426,186 shares of common stock, representing a per share price of $1.35.

   In May and June 1999, the Company issued 2,963,672 shares of convertible voting preferred stock designated as Series D Preferred Stock at $10.46 per share for net proceeds of $29,961,000. In July 1999, we received approximately $1,007,000 in connection with repayment of a note, including interest at 6.0%, from an officer in connection with the purchase of Series D preferred stock in June 1999. These shares were subsequently converted into 7,901,150 shares of common stock, representing a per share price of $3.92.

   In July 1999, the Company issued 939,086 shares of convertible voting preferred stock designated as Series E Preferred Stock at $19.70 per share for net proceeds of approximately $18,468,000. These shares were subsequently converted into 2,503,603 shares of common stock, representing a per share price of $7.39.

   The preferred stock automatically converted into shares of common stock upon the Company's initial public offering. While such shares of preferred stock were outstanding, the Series A, Series B, Series C, Series D and Series E Preferred stockholders were entitled to receive noncumulative cash dividends of approximately $0.08 per share, $0.04 per share, $0.29 per share, $0.84 per share and $1.58 per share, respectively, per annum when and as declared by the Board of Directors. In the event of any voluntary or involuntary liquidation of the Company, the Preferred stockholders were entitled to the original per share issuance price, plus any declared but unpaid dividends. Remaining assets would be distributed to the Preferred and Common stockholders on a pro rata basis assuming full conversion of all such Preferred Stock. Any acquisition, merger or consolidation which would result in a majority ownership change would have been deemed to be a liquidation of the Company, resulting in the redemption of the remaining preferred shareholder interest.

                                 DSL.net, Inc.

   The shares were converted into common stock at the rate of 2.666 shares of common stock for one share of Preferred Stock, which had been adjusted for certain subsequent dilutive issuances and stock splits. The Preferred Stock automatically converted into shares of common stock upon the sale of the Company's Common Stock in an initial public offering on October 12, 1999.

   The Series A, Series B, Series C, Series D and Series E Preferred stockholders had voting rights similar to common stockholders and other rights (on an as-converted basis), including the power to elect directors to a seven member board as follows: Series A and B (as a class) elected two directors, Series C elected one director, and Series A, B, C, D and E together with common stockholders elected two directors. In addition, the holders of common stock elected two directors.

9. Income Taxes

   The Company's gross deferred tax assets and liabilities were comprised of the following:

                                                            December 31,
                                                       ------------------------
                                                          1998         1999
                                                       -----------  -----------
   Gross deferred tax asset:
    Net operating loss carryforwards.................  $ 1,076,382  $ 7,462,759
    Other............................................       53,599      554,756
                                                       -----------  -----------
                                                         1,129,981    8,017,515
   Gross deferred tax liability:
    Depreciation.....................................        8,054      656,033
                                                       -----------  -----------
                                                         1,121,927    7,361,482
   Valuation allowance...............................   (1,121,927)  (7,361,482)
                                                       -----------  -----------
   Net deferred taxes................................  $       --   $       --
                                                       ===========  ===========

   The Company has provided a valuation allowance for the full amount of the net deferred tax asset, since management has not determined that these future benefits will more likely than not be realized as of December 31, 1999.

   At December 31, 1999 the Company had approximately $18.5 million of federal and state net operating loss carryforwards that begin to expire in 2018 and 2003, respectively.

   The amount of the net operating carryforwards that may be utilized annually to offset future taxable income and tax liability will be limited as a result of certain ownership changes pursuant to Section 382 of the Internal Revenue Code.

   The provision for (benefit from) income taxes reconciles to the statutory federal tax rate as follows:

                                                               December 31,
                                                               ---------------
                                                                1998     1999
                                                               ------   ------
   Statutory federal tax rate................................. (34.00)% (34.00)%
   State income tax, net of federal benefit...................  (6.27)   (6.27)
   Permanent differences......................................   0.05     7.29
   Other......................................................    --      4.46
   Deferred tax asset valuation allowance.....................  40.22    28.52
                                                               ------   ------
                                                                  --  %    --  %
                                                               ======   ======

                                 DSL.net, Inc.

10. Incentive Stock Award Plans

 Employee Stock Option Plan

   In February 1999, the Company's Board of Directors adopted the 1999 Stock Plan (the "Stock Plan") under which employees, directors, advisors and consultants can be granted any or all of the following: incentive stock options and non-qualified stock options, stock appreciation rights, and stock awards. A total of 12,364,200 shares of common stock have been authorized under the Stock Plan.

   Options generally vest 25% after one year, then ratably over the next thirty-six months and are exercisable once vested for ten years from the date of grant.

   A summary of activity under the Plan as of December 31, 1999 is as follows:

                                                                     Weighted
                                                                     Average
                                                                  --------------
                                                      Number of   Fair  Exercise
                                                        Shares    Value  Price
                                                      ----------  ----- --------
   Outstanding at Inception..........................        --   $ --   $ --
   Granted...........................................  7,692,879   3.59   2.01
   Exercised.........................................   (116,635)  0.25   0.04
   Canceled.......................................... (1,701,942)  2.71   1.09
                                                      ----------
   Outstanding at December 31, 1999..................  5,874,302
                                                      ==========

   The following summarizes the outstanding and exercisable options under the Plan as of December 31, 1999:

                               Options Outstanding         Options Exercisable
                          ----------------------------- --------------------------
                           Weighted Avg
   Exercise     Number    Remaining Life  Weighted Avg    Number     Weighted Avg
   Price      Outstanding   (in years)   Exercise Price Exercisable Exercise Price
   --------   ----------- -------------- -------------- ----------- --------------
   $0.04-
    0.07       2,383,741       9.17          $ 0.05       96,086        $0.04
   $0.39-
    0.53       2,127,484       9.38          $ 0.47          --           --
   $5.00-
    9.85       1,166,077       9.69          $ 7.73          --           --
   $16.50-
    18.75        197,000       9.90          $17.81          --           --

   If compensation expenses had been recognized based on the fair value of the options at their grant date, in accordance with Financial Accounting Standard No. 123 ("FAS 123"), the results of operations for the year ended December 31, 1999 would have been as follows:

   Net loss:
     As reported................................................. $(21,988,313)
     Pro forma under FAS 123..................................... $(22,426,281)
   Basic and diluted net loss per common share:
     As reported................................................. $      (2.05)
     Pro forma under FAS 123..................................... $      (2.08)

                                 DSL.net, Inc.

   The estimated fair value at date of grant for options granted for the year ended December 31, 1999 ranged from $0.23 to $16.27 per share. The minimum value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

   Risk free interest rate........................................   4.88%-6.09%
   Expected dividend yield........................................          None
   Expected life of option........................................      10 years
   Expected volatility............................................ .0001%-84.52%

   As additional options are expected to be granted in future years and the options vest over several years, the above pro forma results are not necessarily indicative of future pro forma results.

   Deferred compensation of approximately $13,929,000 has been attributed to those common stock options granted during the year ended December 31, 1999, with an exercise price below estimated fair value. Stock compensation expense is recognized over the four year vesting period and totaled approximately $4,123,000 for the year ended December 31, 1999.

 Employee Stock Purchase Plan

   The Company's 1999 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors in September 1999. The Purchase Plan authorized the issuance of up to a total of 300,000 shares of Common Stock to participating employees.

   All employees of the Company and all employees of any participating subsidiaries whose customary employment is more than 20 hours per week and more than three months in any calendar year are eligible to participate in the Purchase Plan. Under the terms of the Purchase Plan, the price per share paid by each participant on the last day of the Offering Period (as defined therein) is an amount equal to 85% of the fair market value of the Common Stock on either the first day or the last day of the Offering Period, whichever is lower. The Purchase Plan terminates on December 31, 2009 or such earlier date as the Board of Directors determines. The Purchase Plan will terminate in any case when all or substantially all of the unissued shares of stock reserved for the purposes of the Purchase Plan have been purchased. Upon termination of the Purchase Plan all amounts in the accounts of participating employees will be promptly refunded.

   The first payment period of the Purchase Plan began on October 6, 1999 and ends on February 29, 2000. An option to purchase up to 500 shares of the Company's common stock was granted to each participant in the plan at the beginning of the payment period.

11. Subsequent Events (unaudited)

   Effective as of April 1, 2000, the Company adopted the DSL.net 401(k) Profit Sharing Plan. Employees meeting certain age and service requirements are eligible to participate in this plan. The Company may elect to make matching distributions at its discretion.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Tycho Networks, Inc.:

   We have audited the accompanying consolidated balance sheet of Tycho Networks, Inc. and subsidiary (the "Company") as of December 31, 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1998, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

   The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company's losses from operations raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ DELOITTE & TOUCHE LLP
San Jose, California
May 21, 1999
(October 13, 1999 as to the last
three paragraphs of Note 9)

                      TYCHO NETWORKS, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET
                               December 31, 1998

                                ASSETS
   CURRENT ASSETS:
     Cash and cash equivalents.....................................  $  216,105
     Accounts receivable (net of allowance of $5,800)..............      48,752
     Prepaids and other current assets.............................       2,645
                                                                     ----------
       Total current assets........................................     267,502
   PROPERTY AND EQUIPMENT, Net.....................................     126,044
   OTHER ASSETS....................................................     118,527
   INTANGIBLE ASSETS...............................................     377,160
                                                                     ----------
   TOTAL...........................................................  $  889,233
                                                                     ==========
                 LIABILITIES AND STOCKHOLDERS' EQUITY
   CURRENT LIABILITIES:
     Accounts payable..............................................  $  193,637
     Accrued liabilities...........................................      36,100
                                                                     ----------
       Total current liabilities...................................     229,737
                                                                     ----------
   SUBORDINATED CONVERTIBLE NOTES PAYABLE..........................     290,543
   COMMITMENTS (Note 7)
   STOCKHOLDERS' EQUITY:
     Series A convertible preferred stock, $0.001 par value;
      authorized--4,050,000 shares; issued and outstanding--
      3,744,128 shares; liquidation preference: $1,170,040.........   1,153,510
     Common stock, $0.001 par value; authorized--10,000,000 shares;
      outstanding--2,450,000 shares................................       2,450
     Accumulated deficit...........................................    (787,007)
                                                                     ----------
       Total stockholders' equity..................................     368,953
                                                                     ----------
   TOTAL...........................................................  $  889,233
                                                                     ==========


                See notes to consolidated financial statements.

                      TYCHO NETWORKS, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF OPERATIONS

                       Year Ended December 31, 1998

   NET REVENUES.................................................... $  348,527
                                                                    ----------
   COSTS AND EXPENSES:
     Cost of revenues..............................................    436,815
     Selling, general and administrative...........................    613,148
     Research and development......................................     89,615
                                                                    ----------
       Total costs and expenses....................................  1,139,578
                                                                    ----------
   LOSS FROM OPERATIONS............................................   (791,051)
   OTHER INCOME (EXPENSE):
     Interest income...............................................      4,181
     Interest expense..............................................    (12,762)
     Other.........................................................     12,625
                                                                    ----------
       Total other income..........................................      4,044
                                                                    ----------
   NET LOSS........................................................ $ (787,007)
                                                                    ==========




                See notes to consolidated financial statements.

                      TYCHO NETWORKS, INC. AND SUBSIDIARY

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                       Year Ended December 31, 1998

                                   Series A
                                 Convertible
                               Preferred Stock      Common Stock
                             -------------------- ---------------- Accumulated
                              Shares     Amount    Shares   Amount   Deficit     Total
                             --------- ---------- --------- ------ ----------- ----------
   BALANCES, January 1,
    1998...................        --  $      --  2,450,000 $2,450  $     --   $    2,450
   Issuance of Series A
    preferred stock (net of
    issuance costs of
    $16,350)...............  3,744,128  1,153,510       --     --         --    1,153,510
   Net loss................        --         --        --     --    (787,007)   (787,007)
                             --------- ---------- --------- ------  ---------  ----------
   BALANCES, December 31,
    1998...................  3,744,128 $1,153,510 2,450,000 $2,450  $(787,007) $  368,953
                             ========= ========== ========= ======  =========  ==========




                See notes to consolidated financial statements.

                      TYCHO NETWORKS, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                       Year Ended December 31, 1998

OPERATING ACTIVITIES:
Net loss..........................................................  $ (787,007)
Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation and amortization...................................      48,819
  Gain on disposal of property....................................     (12,625)
  Changes in operating assets and liabilities, net of effects of acquisition:
    Accounts receivable...........................................      73,676
    Prepaids and other current assets.............................      67,205
    Accounts payable..............................................     268,938
    Accrued liabilities...........................................     (29,619)
                                                                    ----------
      Net cash used in operating activities.......................    (370,613)
                                                                    ----------
INVESTING ACTIVITIES:
  Purchases of property and equipment.............................    (267,442)
  Proceeds from sale of property..................................     112,599
  Other assets....................................................    (118,527)
  Acquisition of business.........................................    (582,874)
                                                                    ----------
      Net cash used in investing activities.......................    (856,244)
                                                                    ----------
FINANCING ACTIVITIES:
  Sale of convertible preferred stock.............................     793,469
  Proceeds from convertible notes payable.........................     655,000
  Repayment of convertible notes payable..........................      (9,457)
                                                                    ----------
      Net cash provided by financing activities...................   1,439,012
                                                                    ----------
NET INCREASE IN CASH AND CASH EQUIVALENTS.........................     212,055
CASH AND CASH EQUIVALENTS:
  Beginning of period.............................................       3,950
                                                                    ----------
  End of period...................................................  $  216,105
                                                                    ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION--Cash paid during
 the period for interest..........................................  $   12,762
                                                                    ==========
NONCASH FINANCING ACTIVITY--Conversion of convertible notes
 payable and accrued interest into preferred stock................  $  360,041
                                                                    ==========


                See notes to consolidated financial statements.

                      TYCHO NETWORKS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       Year Ended December 31, 1998

1. BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

   Organization--Tycho Networks, Inc. (the "Company") develops and implements a new family of innovative data services, including high-speed internet access, virtual private networks, and remote network access for small- and medium-sized businesses throughout California. The Company was incorporated in Delaware on December 22, 1997 ("inception"). With the exception of the issuance of common stock to founders for $2,450 and convertible notes payable of $1,500 on December 24, 1997, the Company had no activities prior to January 1, 1998 ("commencement of operations").

   Basis of Presentation--The consolidated financial statements have been prepared on a going concern basis which contemplates the realization of assets and satisfaction of liabilities in the ordinary course of business. As shown in the consolidated financial statements, the Company incurred a net loss of approximately $787,000 for the year ended December 31, 1998 and management expects substantial future losses. This factor, among others, raises substantial doubt about the Company's ability to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flows to meet it obligations on a timely basis, to obtain additional financing as may be required and, ultimately, to attain successful operations. Management intends to increase marketing and sales efforts to sell the Company's services. However, due to current development activities, management believes that additional equity or debt financing will be necessary for the Company to implement its plans and sustain operations through fiscal 1999. While management believes that the Company will be able to obtain such financing, failure to do so would significantly impact the Company's ability to sustain its operations. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

   Principles of Consolidation--The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. The subsidiary had no operations for the year ended December 31, 1998.

   Certain Significant Risks and Uncertainties--The Company operates in a dynamic industry, and accordingly, can be affected by a variety of factors. For example, management of the Company believes that changes in any of the following areas could have a significant negative effect on the Company in terms of its future financial position, results of operations and/or cash flows: ability to obtain additional financing; regulatory changes; fundamental changes in the technology underlying the Company's products or services; market acceptance of the Company's products or services under development; litigation or other claims against the Company; the hiring, training and retention of key employees; successful and timely completion of product development efforts; and new product introductions by competitors.

   Cash Equivalents--The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents.

   Property and Equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over estimated useful lives of three to four years. Leasehold improvements are amortized over the shorter of the lease term or their useful life.

                      TYCHO NETWORKS, INC. AND SUBSIDIARY

   Intangible Assets--Intangible assets of $377,160 (net of accumulated amortization of $20,196) at December 31, 1998, consist of acquired trademarks, copyrights and customer relationships (see Note 3). These intangible assets are being amortized on a straight-line basis over a period of three to five years.

   Long-Lived Assets--The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets or intangibles may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

   Revenue Recognition--The Company recognizes on-line service revenue during the period services are provided.

   Concentration of Credit Risk--Financial instruments that potentially expose the Company to concentrations of credit risk consists primarily of accounts receivable. The Company does not require collateral or other security to support accounts receivable. To reduce credit risk, management performs ongoing credit evaluations of its customers' financial condition. The Company maintains allowances for potential credit losses. Two customers accounted for 14% and 11%, respectively, of the Company's total accounts receivable at December 31, 1998.

   Significant Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Actual results could differ from these estimates.

   Stock Compensation--The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees."

   Comprehensive Loss--The Company has adopted Statement of Financial Accounting Standard (SFAS) No. 130, "Reporting Comprehensive Income," which requires an enterprise to report, by major components and as a single total the change in its net assets during the period from nonowner sources. For the year ended December 31, 1998, net loss equaled comprehensive loss.

   Recently Issued Accounting Standard--In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. SFAS No. 133 will be effective for the Company's fiscal year ending December 31, 2001. Management believes that adoption of this statement will not have a significant impact on the Company's financial position, results of operations or cash flows.

                      TYCHO NETWORKS, INC. AND SUBSIDIARY

2. PROPERTY AND EQUIPMENT

   Property and equipment at December 31, 1998 consists of:

   Equipment and purchased software................................... $121,598
   Furniture and fixtures.............................................   11,406
   Leasehold improvements.............................................    9,038
                                                                       --------
                                                                        142,042
   Accumulated depreciation and amortization..........................  (15,998)
                                                                       --------
                                                                       $126,044
                                                                       ========

   In November 1998, the Company sold and leased back certain equipment under an operating lease with an initial term of eighteen months, resulting in a gain of $12,625.

3. ACQUISITION

   On September 15, 1998, the Company acquired certain assets from and assumed certain liabilities of Scruz-Net, Inc. for a cash purchase price of $557,428 and incurred $25,446 in transaction costs. Scruz-Net was a full-service Internet service provider, providing connectivity to the Internet from network hubs in California's central coast region. The acquisition was accounted for as a purchase and, accordingly, the results of operations of Scruz-Net have been included in the Company's financial statements from the date of acquisition. In connection with the acquisition, intangible assets of $397,356 were acquired, consisting of trademarks, copyrights and customer relationships, which are being amortized over their useful lives of three to five years.

   In connection with the acquisition, net assets acquired were as follows (in thousands):

   Current assets..................................................... $192,278
   Property and equipment, net........................................   62,500
   Intangible assets..................................................  397,356
   Current liabilities assumed........................................  (69,260)
                                                                       --------
   Net assets acquired................................................ $582,874
                                                                       ========

4. NOTES PAYABLE

   In December 1997 through August 1998, the Company issued convertible notes payable to various investors for a total of $656,500 for working capital purposes. In June 1998, notes payable of $206,500 and accrued interest of $3,541 were converted into 672,131 shares of Series A preferred stock at a conversion price of $0.3125 per share.

   In October 1998, notes payable of $150,000 were converted into 480,000 shares of Series A preferred stock at a conversion price of $0.3125 per share. The remaining principal of $300,000 was amended into a subordinated convertible note agreement. The note accrues interest at an annual rate of 6% with the principal and accrued interest due and payable in October 2003 if and to the extent that the notes are not previously converted. The notes and related accrued interest are convertible at the option of the noteholder into shares of preferred Series A stock to the

                      TYCHO NETWORKS, INC. AND SUBSIDIARY
extent that the additional shares of Series A preferred stock have been authorized by the Company's stockholders. The notes are convertible at a $0.3125 per share (subject to adjustment for events of dilution).

5. STOCKHOLDERS' EQUITY

 Convertible Preferred Stock

   The significant terms of the Series A convertible preferred stock are as follows:

  . Each share of Series A preferred stock is convertible into one share of common stock (subject to adjustment for events of dilution). Each share will automatically convert upon an underwritten public offering of common stock, in which the pre-public market capitalization of the Company is at least $50,000,000 and the aggregate cash proceeds to the Company are at least $7,500,000 (net of underwriting discounts and commissions).

  . When and if declared by the Board of Directors, the holders of Series A convertible preferred stock are entitled to receive noncumulative dividends of $0.03125 per share per annum, respectively, prior to the payment of any dividends on common stock.

  . Holders of Series A convertible preferred stock have a liquidation preference of $0.3125 per share, plus any declared but unpaid dividends. A sale of substantially all of the Company's assets or a change in control is treated as a deemed liquidation.

 Common Stock

   The Company issued 2,450,000 shares of common stock subject to repurchase agreements whereby the Company has the option to repurchase the unvested shares upon termination of employment at the original issue price. The number of shares subject to repurchase is reduced at the rate of 10% upon issuance and 1/48 per month thereafter. At December 31, 1998, 1,653,750 shares were subject to repurchase by the Company.

   At December 31, 1998, the Company has reserved shares of common stock for issuance as follows:

   Conversion of notes payable and related preferred stock............   929,737
   Conversion of preferred stock...................................... 3,744,128
   Issuances under the 1997 Stock Plan................................ 1,600,000
                                                                       ---------
                                                                       6,273,865
                                                                       =========

 Stock Option Plan

   Under the 1997 Stock Plan (the "Plan"), the Company may grant options to purchase up to 1,600,000 shares of common stock to employees, officers, directors, and consultants at prices not less than the fair market value at the date of grant for incentive and nonstatutory stock options. These options generally expire ten years from the date of grant and vest at rate of 25% on the first anniversary of the grant date and 1/48 per month thereafter. At December 31, 1998, 1,425,000 were available for future grant under the Plan.

                      TYCHO NETWORKS, INC. AND SUBSIDIARY

   Additional information with respect to options under the Plan is as follows:

                                                         Outstanding Stock
                                                              Options
                                                       ----------------------
                                                                   Weighted
                                                                   Average
                                                       Number of Option Price
                                                        Options   Per Share
                                                       --------- ------------
   Granted beginning in November 1998 (weighted
    average fair value of $0.01)......................  175,000     $0.05
                                                        -------
   Outstanding, December 31, 1998.....................  175,000     $0.05
                                                        =======

   As of December 31, 1998, no options were exercisable and outstanding options had a weighted-average remaining contractual life of 9.8 years.

   SFAS No. 123, "Accounting for Stock-Based Compensation," requires the disclosure of pro forma net loss as if the Company had adopted the fair value method. Under SFAS 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradeable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including expected time to exercise, which greatly affect the calculated values. The Company's calculations were made using the minimum value method model with the following weighted average assumptions: expected life, 24 months following vesting; risk free interest rate, 5.9% in 1998; and no dividends during the expected term. The Company's calculations are based on a multiple option valuation approach and forfeitures are recognized as they occur. If the computed minimum values of the awards had been amortized to expense over the vesting period of the awards, pro forma net loss would not have been materially different from net loss.

6. Income Taxes

   Deferred income taxes reflect the tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. At December 31, 1998, the Company's deferred income tax assets totaled approximately $342,000 and consisted primarily of net operating loss (NOL) carryforwards and temporary differences related to accruals and reserves not currently deductible. The deferred tax assets have been fully reserved due to the uncertainty surrounding the realization of such benefits.

   At December 31, 1998, the Company has NOL carryforwards of approximately $726,000 for federal and state income tax purposes, respectively. The federal NOL carryforwards expire in 2018, while the state NOL carryforwards expire in 2006.

   The extent to which the NOL carryforwards can be used to offset future taxable income and tax liabilities, respectively, may be limited, depending on the extent of ownership changes within any three-year period.

7. Lease Commitments

   The Company leases its facilities and certain equipment under noncancelable operating leases expiring through December 2004. Rent expense was approximately $153,000 in 1998. Future

                      TYCHO NETWORKS, INC. AND SUBSIDIARY
minimum rent payments are approximately $454,000, $398,000, $192,000, $160,000,
$160,000 and $160,000 in 1999, 2000, 2001, 2002, 2003 and thereafter, respectively.

8. Employee Benefit Plan

   In January 1998, the Company established a 401(k) tax-deferred savings plan, whereby eligible employees may contribute up to 15% of their eligible compensation. Company contributions are discretionary. No employer contributions were made in 1998.

9. Subsequent Events

   On March 1, 1999, the Board of Directors increased the authorized shares of Series A convertible preferred stock to 6,450,000 shares and authorized shares of common stock to 13,550,000 shares. In March 1999 through April 1999, the Company issued 2,281,600 shares of Series A convertible preferred stock for total gross proceeds of approximately $713,000.

   In July and August 1999, the Company issued notes payable totaling $500,000 for working capital purposes. Borrowings bear interest at 12% per annum and are payable in thirty-six monthly installments.

   In addition, in July 1999, the Company entered into lease agreements for equipment purchases. Under the agreements, the Company may borrow up to $500,000 immediately and an additional $2,250,000 upon the closing of a qualified Series B preferred stock financing with proceeds of at least $10,000,000. In addition, the Company agreed to issue warrants to purchase Series B preferred stock upon such closing. The number and per share price thereof are to be determined by the per share closing price of the Series B preferred stock financing.

   In October 1999, the Company issued a note payable for $75,000 for working capital purposes. Borrowings bear interest at 6% per annum. The entire principal balance will automatically convert to shares of Series B preferred stock upon completion of a Series B preferred stock financing with proceeds of at least $5,000,000 consummated on or before January 31, 2000; otherwise, the balance will become due on demand. The Company has the option to convert accrued interest into shares of Series B preferred stock or pay the outstanding balance.

                      TYCHO NETWORKS, INC. AND SUBSIDIARY

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (unaudited)

                                                      September 30, December 31,
                                                          1999          1998
                                                      ------------- ------------
                       ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.........................   $    20,585   $  216,105
  Accounts receivable, net..........................        33,855       48,752
  Prepaids and other current assets.................        20,095        2,645
                                                       -----------   ----------
    Total current assets............................        74,535      267,502
PROPERTY AND EQUIPMENT, Net.........................       430,179      126,044
OTHER ASSETS........................................       150,528      118,527
INTANGIBLE ASSETS...................................       274,553      377,160
                                                       -----------   ----------
TOTAL...............................................   $   929,795   $  889,233
                                                       ===========   ==========
        LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..................................   $   779,721   $  193,637
  Accrued liabilities...............................        97,445       36,100
  Unearned revenue..................................        12,508          --
  Current portion of capital lease payable..........        66,279          --
  Current portion of notes payable..................       148,409          --
                                                       -----------   ----------
    Total current liabilities.......................     1,104,362      229,737
                                                       -----------   ----------
Long-term portion of capital lease payable..........       200,572          --
Notes Payable.......................................       339,964          --
Subordinated Convertible Notes Payable..............       303,618      290,543
STOCKHOLDERS' EQUITY:
Series A convertible preferred stock, $0.001 par
 value; authorized--
6,450,000 and 4,050,000 shares, respectively; issued
 and outstanding--
6,025,728 and 3,744,128 shares, respectively........     1,851,337    1,153,510
Common stock, $0.001 par value; authorized--
 13,550,000 and 10,000,000 shares, respectively;
 outstanding--2,450,000 shares......................         2,450        2,450
Accumulated deficit.................................    (2,872,508)    (787,007)
                                                       -----------   ----------
    Total stockholders' equity......................    (1,018,721)     368,953
                                                       -----------   ----------
TOTAL...............................................   $   929,795   $  889,233
                                                       ===========   ==========

           See notes to condensed consolidated financial statements.

                      TYCHO NETWORKS, INC. AND SUBSIDIARY

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (unaudited)

                                                          Nine months ended
                                                            September 30
                                                        ----------------------
                                                           1999        1998
                                                        -----------  ---------
NET REVENUES........................................... $ 1,269,462  $  60,000
                                                        -----------  ---------
COSTS AND EXPENSES:
  Cost of revenues.....................................   1,235,420    104,028
  Selling, general and administrative..................   2,012,650    415,300
  Research and development.............................      92,822     54,593
                                                        -----------  ---------
    Total costs and expenses...........................   3,340,892    573,921
                                                        -----------  ---------
LOSS FROM OPERATIONS...................................  (2,071,430)  (513,921)
  Interest expense, net................................     (14,071)    (6,014)
                                                        -----------  ---------
NET LOSS............................................... $(2,085,501) $(519,935)
                                                        ===========  =========




           See notes to condensed consolidated financial statements.

                      TYCHO NETWORKS, INC. AND SUBSIDIARY

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (unaudited)

                                                         Nine months ended
                                                           September 30,
                                                       -----------------------
                                                          1999         1998
                                                       -----------  ----------
OPERATING ACTIVITIES:
Net loss.............................................. $(2,085,501) $ (519,935)
Adjustments to reconcile net loss to net cash used in
 operating activities:
  Depreciation and amortization.......................     141,996      (1,885)
  Changes in operating assets and liabilities, net of
   effects of acquisition:
    Accounts receivable...............................      14,897      78,228
    Prepaids and other current assets.................     (17,450)     (4,700)
    Accounts payable..................................     586,084     213,664
    Accrued liabilities & other current liabilities...      74,420      14,774
    Unearned revenue..................................      12,508         --
                                                       -----------  ----------
      Net cash used in operating activities...........  (1,273,046)   (219,854)
                                                       -----------  ----------
INVESTING ACTIVITIES:
  Purchases of property and equipment.................     (76,673)   (264,945)
  Other assets........................................     (32,001)     (8,521)
  Acquisition of business.............................         --     (582,874)
                                                       -----------  ----------
      Net cash used in investing activities...........    (108,674)   (856,340)
                                                       -----------  ----------
FINANCING ACTIVITIES:
  Sale of convertible preferred stock.................     697,827     487,135
  Proceeds from convertible notes payable.............     500,000     655,000
  Repayment of notes payable..........................     (11,627)     (8,675)
                                                       -----------  ----------
      Net cash provided by financing activities.......   1,186,200   1,133,460
                                                       -----------  ----------
NET INCREASE IN CASH AND CASH EQUIVALENTS.............    (195,520)     57,266
CASH AND CASH EQUIVALENTS:
  Beginning of period.................................     216,105       3,950
                                                       -----------  ----------
  End of period.......................................      20,585      61,216
                                                       ===========  ==========
NONCASH FINANCING ACTIVITY--Equipment acquired under
 capital lease........................................ $   266,851         --
                                                       ===========  ==========

            See notes to condensed consolidated financial statements

                       TYCHO NETWORKS, INC. & SUBSIDIARY

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation

   The financial statements at September 30, 1999 and for the nine months ended September 30, 1999 and 1998 are unaudited, but include all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of financial position and operating results. Operating results for the nine month periods ended September 30, 1999 and 1998 are not necessarily indicative of results that may be expected for any future periods.

   The accompanying unaudited interim financial statements have been prepared with the assumption that users of the interim financial information have read Tycho Networks, Inc. & Subsidiary's ("Tycho") audited financial statements for the year ended December 31, 1998. Accordingly, footnote disclosures which would substantially duplicate the disclosures contained in these audited financial statements have been omitted from these unaudited interim financial statements. While management believes the disclosures presented are adequate to make these financial statements not misleading, these financial statements should be read in conjunction with Tycho's audited financial statements and related notes.

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results may differ from those estimates.

2. Stockholders' Equity

   On March 1, 1999, the Board of Directors increased the authorized shares of Series A convertible preferred stock to 6,450,000 shares and authorized shares of common stock to 13,550,000 shares. In March 1999 through April 1999, the Company issued 2,281,600 shares of Series A convertible preferred stock for total gross proceeds of approximately $713,000.

3. Notes Payable and Capital Leases

   In July and August 1999, the Company issued notes payable totaling $500,000 for working capital purposes. Borrowings bear interest at 12% per annum and are payable in thirty-six monthly installments.

   In addition, in July 1999, the Company entered into lease agreements for equipment purchases. Under the agreements, the Company may borrow up to $500,000 immediately and an additional $2,250,000 upon the closing of a qualified Series B preferred stock financing with proceeds of at least $10,000,000. In addition, the Company agreed to issue warrants to purchase Series B preferred stock upon such closing. The number and per share price thereof are to be determined by the per share closing price of the Series B preferred stock financing. At September 30, 1999, the Company had $266,851 outstanding under the lease agreements.

   In October 1999, the Company issued a note payable for $75,000 for working capital purposes. Borrowings bear interest at 6% per annum. The entire principal balance will automatically convert to shares of Series B preferred stock upon completion of a Series B preferred stock financing with proceeds of at least $5,000,000 consummated on or before January 31, 2000; otherwise, the balance will become due on demand. The Company has the option to convert accrued interest into shares of Series B preferred stock or pay the outstanding balance.

4. Sale to DSL.net

   On December 1, 1999, Tycho Networks, Inc. entered into an Agreement and Plan of Merger with DSL.net, Inc. and a wholly owned subsidiary of DSL.net, Inc. The transaction included cash consideration of approximately $1.6 million (including amounts used to pay off existing notes of approximately $0.8 million), amounts due to selling stockholders and others after the closing of approximately $0.8 million, net liabilities assumed of approximately $0.5 million and other costs of approximately $0.4 million. Immediately prior to the acquisition, Tycho sold fixed assets with a net book value of approximately $0.1 million to a related party and received notes that were convertible into preferred stock of the buyer.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Basis of Presentation

   The following unaudited pro forma condensed combined statement of operations for DSL.net, Inc. ("DSL" or the "Company") gives effect to the acquisition of Tycho Networks, Inc. and subsidiary ("Tycho") under the purchase method of accounting as if such acquisition had been consummated as of the beginning of the period presented. The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 1999 combines the results of the Company for such period and Tycho for the eleven months ended November 30, 1999. The historical financial information set forth below has been derived from, and is qualified by reference to, the financial statements of the Company and Tycho and should be read in conjunction with those financial statements and the notes thereto included elsewhere herein.

   The pro forma data is based on the combined historical results of the Company and Tycho after giving effect to the Tycho acquisition under the purchase method of accounting, and to the assumptions and adjustments (which the Company believes to be reasonable) described in the accompanying Notes to Unaudited Pro Forma Condensed Combined Statement of Operations. Under the purchase method of accounting, assets acquired and liabilities assumed will be recorded at their estimated fair value at the date of acquisition. The pro forma adjustments set forth in the following unaudited pro forma combined financial information are estimated and may differ from the actual adjustments when they become known; however, no material differences are anticipated by the Company.

   The unaudited pro forma condensed combined Statement of Operations set forth below does not purport to represent what the combined results of operations of the Company would actually have been if the Tycho acquisition had in fact occurred as of the beginning of the period presented nor should it be utilized to project the future combined results of operations of the Company.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                   FOR THE YEAR ENDED DECEMBER 31, 1999

                                                      Pro Forma      Pro Forma
                           DSL.net(a)    Tycho(b)    Adjustments      Combined
                          ------------  -----------  -----------    ------------
Revenue.................  $  1,312,546  $ 1,593,725   $     --      $  2,906,271
                          ------------  -----------   ---------     ------------
Operating expenses:
  Network and
   operations...........     9,234,278    1,910,467         --        11,144,745
  General and
   administrative.......     4,978,510    2,114,929    (117,260)(1)    6,976,179
  Sales and marketing...     6,847,696      143,683         --         6,991,379
  Stock compensation and
   amortization of
   excess purchase
   price................     4,123,454          --      678,342 (1)    4,801,796
                          ------------  -----------   ---------     ------------
    Total operating
     expenses...........    25,183,938    4,169,079     561,082       29,914,099
                          ------------  -----------   ---------     ------------
Operating loss..........   (23,871,392)  (2,575,354)   (561,082)     (27,007,828)
                          ------------  -----------   ---------     ------------
Interest expense
 (income), net..........    (1,889,312)      40,352     152,627 (2)   (1,696,333)
Other expense, net......         6,233       10,850         --            17,083
                          ------------  -----------   ---------     ------------
  Net loss..............  $(21,988,313) $(2,626,556)  $(713,709)    $(25,328,578)
                          ============  ===========   =========     ============
Exchange of preferred
 stock..................    11,998,000          --          --        11,998,000
                          ------------  -----------   ---------     ------------
Loss applicable to
 common stock...........  $(33,986,313) $(2,626,556)  $(713,709)    $(37,326,578)
                          ============  ===========   =========     ============
Net loss per share-basic
 and diluted............  $      (2.05)                             $      (2.26)
                          ============                              ============
Shares used in computing
 net loss per share.....    16,549,535                                16,549,535
                          ============                              ============

--------

Periods include:

(a)Twelve months ended December 31, 1999, including Tycho since December 1,
   1999.

(b)Eleven months ended November 30, 1999




                            See accompanying notes.

                       NOTES TO UNAUDITED PRO FORMA

                CONDENSED COMBINED STATEMENT OF OPERATIONS

Pro Forma adjustments are as follows:

1) Adjustment to record amortization of the excess of purchase price over the fair value of the net assets acquired of approximately $3.4 million, including transaction costs, as though the acquisition occurred on the first day of the period presented and assuming a five year life of such asset.

2) Adjustment to record a decrease in interest income to reflect cash used for the acquisition of Tycho, assuming an interest rate of 4.5% per annum.

You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................   5
Special Note Regarding Forward-looking Statements and Certain Other
 Information.............................................................  15
Use of Proceeds..........................................................  16
Price Range of Common Stock..............................................  16
Dividend Policy..........................................................  16
Capitalization...........................................................  17
Dilution.................................................................  18
Selected Financial and Other Data .......................................  19
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  21
Business.................................................................  29
Management...............................................................  46
Certain Transactions.....................................................  53
Principal Stockholders...................................................  57
Description of Capital Stock.............................................  60
Shares Eligible for Future Sale..........................................  65
Underwriting.............................................................  67
Legal Matters............................................................  68
Experts..................................................................  69
Additional Information...................................................  69
Index to Financial Statements............................................ F-1

[LOGO OF DSL.net APPEARS HERE]

5,000,000 Shares

Common Stock


Deutsche Banc Alex. Brown

Donaldson, Lufkin & Jenrette

Lehman Brothers

CIBC World Markets

Prospectus

     , 2000

-------------------------------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   Estimated expenses (other than underwriting discounts and commissions) payable in connection with the sale of the common stock offered hereby are as follows:

   SEC registration fee............................................... $ 30,930
   NASD filing fee....................................................   12,216
   Printing and engraving expenses....................................   90,000
   Legal fees and expenses............................................  125,000
   Accounting fees and expenses.......................................  100,000
   Transfer agent and registrar fees and expenses.....................    5,000
   Miscellaneous......................................................   36,854
                                                                       --------
     Total............................................................ $400,000
                                                                       ========

   DSL.net will bear all expenses shown above.

Item 14. Indemnification of Directors and Officers.

   The Delaware General Corporation Law and the certificate of incorporation and by-laws of DSL.net provide for indemnification of our directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of DSL.net and, with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Reference is made to our Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws filed as Exhibits 3.01 and 3.02 hereto, respectively.

   The Underwriting Agreement provides that the Underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of DSL.net against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Reference is made to the form of Underwriting Agreement filed as Exhibit 1.01 hereto.

   In addition, we have an existing directors and officers liability insurance policy.

Item 15. Recent Sales of Unregistered Securities.

   In the three years preceding the filing of this registration statement, the Company has issued the following securities that were not registered under the Securities Act:

     (a) Issuances of Capital Stock, Notes and Warrants

   In March 1998, DSL.net issued and sold an aggregate of (i) 5,089,634 shares of common stock for an aggregate of $500 and (ii) 20,000 shares of a prior Series A preferred stock for an aggregate of $50,000.

   In August 1998, DSL.net issued a promissory note in the aggregate principal amount of $100,000.

   In November 1998, DSL.net issued five convertible promissory notes in the aggregate principal amount of $350,000, two warrants to purchase an aggregate 31,250 shares of Series A preferred stock at a price of $1.00 per share and rights to warrants to purchase 56,250 shares of Series A preferred stock at a price of $1.00 per share.

   In December 1998, DSL.net issued and sold an aggregate of (i) 7,634,451 shares of common stock in exchange for 20,000 shares of a prior series A preferred stock and (ii) 4,071,707 shares of common stock in exchange for promissory notes in an aggregate principal amount of $7,637.

   In January 1999, DSL.net issued and sold 3,500,000 shares of Series A preferred stock and warrants to purchase 3,500,000 shares of a prior series B preferred stock for an aggregate of $3,500,000, a portion of which was paid by the cancellation of two convertible promissory notes in the aggregate principal amount of $125,000. In addition, DSL.net issued three warrants to purchase 56,250 shares of Series A preferred stock at a price of $1.00 per share in exchange for the rights to warrants to purchase 56,250 warrants of Series A preferred stock. DSL.net also issued an aggregate of 225,000 shares of Series A preferred stock in conversion of three convertible promissory notes in the aggregate principal amount of $225,000. Each outstanding share of Series A preferred stock converted into 2.666 shares of common stock upon the closing of our initial public offering on October 12, 1999. Finally, DSL.net issued 8 shares of common stock for aggregate consideration of $0.02.

   In March 1999, DSL.net issued and sold an aggregate of 436,256 shares of common stock for services valued at $44,585. Based on subsequent events, DSL.net recognized compensation expense of $587,457 in connection with the issuance of these shares. In addition, DSL.net issued one warrant to purchase 41,726 shares of Series A preferred stock at an exercise price of $2.40 per share.

   In April 1999, DSL.net issued and sold an aggregate of 6,500,000 shares of Series B preferred stock in exchange for 3,500,000 shares of Series A preferred stock and the cancellation of warrants to purchase 3,500,000 shares of a prior Series B preferred stock. In addition, in April 1999, DSL.net issued and sold an aggregate of 2,785,516 shares of Series C preferred stock for aggregate consideration of $10,000,002. Each outstanding share of preferred stock converted into 2.666 shares of common stock upon the closing of our initial public offering on October 12, 1999.

   In May 1999, DSL.net issued and sold an aggregate of 2,868,069 shares of Series D preferred stock for aggregate consideration of $30,000,001, including a secured promissory note in an aggregate principal amount of $5,999,429, which note has since been paid in full. Each outstanding share of Series D preferred stock converted into 2.666 shares of common stock upon the closing of our initial public offering on October 12, 1999.

   In June 1999, DSL.net issued an aggregate of 95,603 shares of Series D preferred stock for aggregate consideration of $1,000,007, including a secured promissory note in an aggregate principal amount of $999,912. The note, which contained an interest rate of 6.00%, was paid in full on July 16, 1999. In addition, in July 1999, DSL.net issued an aggregate of 939,086 shares of Series E preferred stock for aggregate consideration of $18,499,994. Each outstanding share of Series D and E preferred stock converted into 2.666 shares of common stock upon the closing of our initial public offering on October 12, 1999.

     (b) Grants and Exercises of Stock Options

   From February 19, 1999 through October 5, 1999, DSL.net had granted options to purchase an aggregate of 7,092,880 shares of common stock under the 1999 stock plan at exercise prices ranging from $.04 to $9.00 for an aggregate purchase price of approximately $8,607,820, and 93,310 shares of common stock had been issued in connection with the exercise of options.

     (c) Exercise of Warrants

   On October 6, 1999, DSL.net issued 56,250 shares of Series A preferred stock to three stockholders in connection with the exercise of their warrants. These shares converted into 149,963 shares of common stock up on the closing of our initial public offering or October 12, 1999.

   No underwriters were involved in the foregoing sales of securities. Such sales were made in reliance upon an exemption from the registration provisions of the Securities Act set forth in Section 4(2) thereof relative to sales by an issuer not involving any public offering or the rules and regulations thereunder, or, in the case of certain options to purchase common stock and employee stock grants, Rule 701 under the Securities Act. All of the foregoing securities are deemed restricted securities for purposes of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

     (a) Exhibits:

 Exhibit
   No.                                   Exhibit
 -------                                 -------
  1.01*  Form of Underwriting Agreement.

  2.01 Agreement and Plan of Merger, dated as of November 30, 1999, by and among DSL.net, Long Wharf Mergeco, Inc. and Tycho Networks, Inc.
         (incorporated by reference to Exhibit 2 filed with our Form 8-K dated as of December 1, 1999).

  3.01 Amended and Restated Certificate of Incorporation of DSL.net, as amended (incorporated by reference to Exhibit 3.02 filed with our registration statement on Form S-1 (No. 333-80141)).

  3.02   Amended and Restated By-laws of DSL.net (incorporated by reference to
         Exhibit 3.03 filed with our registration statement on Form S-1 (No.
         333-80141)).

  4.01   Specimen Certificate for shares of DSL.net's Common Stock
         (incorporated by reference to the exhibit of corresponding number filed with our registration statement on Form S-1 (No. 333-80141)).

  4.02   Description of Capital Stock (contained in the Certificate of
         Incorporation filed as Exhibit 3.02 with our registration statement on Form S-1 (No. 333-80141)).

  4.03++ Form of Stock Purchase Warrant dated as of October 12, 1999 between
         DSL.net and certain investors.

  4.04++ Form of Stock Subscription Warrant dated as of October 12, 1999 by and between DSL.net and Comdisco, Inc.

  5.01*  Legal Opinion of Testa, Hurwitz & Thibeault, LLP.

 10.01+ Amended and Restated 1999 Stock Plan (incorporated by reference to the exhibit of corresponding number filed with our registration statement on Form S-1 (No. 333-80141)).

 10.02+ 1999 Employee Stock Purchase Plan (incorporated by reference to the exhibit of corresponding number filed with our registration statement on Form S-1 (No. 333-80141)).

 10.03   Amended and Restated Investors' Rights Agreement dated as of July 16,
         1999 between DSL.net and the purchasers named therein (incorporated by reference to the exhibit of corresponding number filed with our registration statement on Form S-1 (No.333-80141)).

 10.04   Master Lease Agreement dated as of March 4, 1999 between Comdisco,
         Inc. and DSL.net, as modified by the Addendum thereto (incorporated by reference to the exhibit of corresponding number filed with our registration statement on Form S-1 (No.333-80141)).

 Exhibit
   No.                                   Exhibit
 -------                                 -------
 10.05   Credit Agreement dated as of May 12, 1999 by and between DSL.net and
         Fleet National Bank (incorporated by reference to the exhibit of corresponding number filed with our registration statement on Form S-1
         (No. 333-80141)).

 10.06 Security Agreement dated as of May 12, 1999 by and between DSL.net and Fleet National Bank (incorporated by reference to the exhibit of corresponding number filed with our registration statement on Form S-1
         (No. 333-80141)).

 10.07++ Lease Agreement dated February 5, 1999 by and between DSL.net and Long
         Wharf Drive, LLC, as amended.

 10.08++ Amendment No. 1 dated June 9, 1999 to Lease Agreement by and between
         DSL.net and Long Wharf Drive, LLC.

 10.09++ Amendment No. 2 dated November 9, 1999 to Lease Agreement by and between DSL.net and Long Wharf Drive, LLC.

 10.10++ Amendment No. 3 dated January 20, 2000 to Lease Agreement by and between DSL.net and Long Wharf Drive, LLC.

 10.11 Amended and Restated Shareholders' Agreement, as amended, by and among DSL.net and certain investors (incorporated by reference to Exhibit
         10.08 filed with our registration statement on Form S-1 (No. 333-
         80141)).

 10.12 Form of Subscription Agreement dated as of October 28, 1998 by and among DSL.net and certain stockholders (incorporated by reference to Exhibit 10.10 filed with our registration statement on Form S-1 (No.
         333-80141)).

 10.13   Series A Preferred Stock and Warrant Purchase Agreement dated January
         8, 1999 by and among DSL.net and the investors named therein
         (incorporated by reference to Exhibit 10.11 filed with our registration statement on Form S-1 (No. 333-80141)).

 10.14 Securities Exchange and Subscription Agreement dated April 15, 1999 by and between DSL.net, VantagePoint Venture Partners 1996, L.P. and
         VantagePoint Communications Partners, L.P. (incorporated by reference to Exhibit 10.12 filed with our registration statement on Form S-1
         (No. 333-80141)).

 10.15 Series C Preferred Stock Purchase Agreement dated March 31, 1999 by and among DSL.net and the investors named therein (incorporated by reference to Exhibit 10.13 filed with our registration statement on Form S-1 (No. 333-80141)).

 10.16 Series D Preferred Stock Purchase Agreement dated May 12, 1999 by and among DSL.net and the investors named therein (incorporated by reference to Exhibit 10.14 filed with our registration statement on Form S-1 (No. 333-80141)).

 10.17   Preferred Stock Purchase Agreement dated June 2, 1999 by and between
         DSL.net and Raymond C. Allieri (incorporated by reference to Exhibit
         10.15 filed with our registration statement on Form S-1 (No. 333-
         80141)).

 10.18 Series E Preferred Stock Purchase Agreement dated July 6, 1999 by and between DSL.net and Microsoft Corporation (incorporated by reference to Exhibit 10.16 filed with our registration statement on Form S-1
         (No. 333-80141)).

 10.19 Series E Preferred Stock Purchase Agreement dated July 16, 1999 by and between DSL.net and Staples, Inc. (incorporated by reference to Exhibit 10.17 filed with our registration statement on Form S-1 (No.
         333-80141)).

 10.20+ Additional Compensation Agreement dated as of December 29, 1998 between DSL.net and David Struwas (incorporated by reference to Exhibit 10.18 of corresponding number filed with our registration statement on Form S-1 (No. 333-80141)).

 10.21+ Additional Compensation Agreement dated as of December 29, 1998 between DSL.net and John Jaser (incorporated by reference to Exhibit
         10.19 filed with our registration statement on Form S-1 (No. 333-
         80141)).

 Exhibit
   No.                                   Exhibit
 -------                                 -------
 10.22++ On-Net Service Agreement dated February 2, 1999 by and between DSL.net and MCI Worldcom Technologies, Inc., as amended.

 10.23   Amendment No. 1 to Amended and Restated Investors' Rights Agreement
         (incorporated by reference to Exhibit 10.21 filed with our registration statement on Form S-1 (No. 333-80141)).

 23.01*  Consent of Testa, Hurwitz & Thibeault, LLP (contained in Exhibit
         5.01).

 23.02*  Consent of PricewaterhouseCoopers LLP.

 23.03*  Consent of Deloitte & Touche LLP.

 24.01++ Power of Attorney.

--------
*  Filed herewith.
+ Indicates a management contract or any compensatory plan, contract or arrangement.

++  Previously filed.

     (b) Financial Statement Schedules

   All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

Item 17. Undertakings.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes (1) to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser; (2) that for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (3) that for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Haven, State of Connecticut on February 22, 2000.

                                          DSL.NET, INC.

                                          By:     /s/ Stephen Zamansky
                                             ----------------------------------

                                                   Stephen Zamansky

                                                 Vice President and General
                                                        Counsel

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                         Title(s)                 Date
              ---------                         --------                 ----

                  *                    President, Chief Executive  February 22, 2000
______________________________________  Officer and Director
           David F. Struwas             (Principal Executive
                                        Officer)

                  *                    Chief Financial Officer     February 22, 2000
______________________________________  and Vice President,
           Robert Q. Berlin             Strategic Planning
                                        (Principal Financial and
                                        Accounting Officer)

                  *                    Director                    February 22, 2000
______________________________________
          Robert Gilbertson

                  *                    Director                    February 22, 2000
______________________________________
         William J. Marshall

                  *                    Director                    February 22, 2000
______________________________________
           William Seifert

                  *                    Director                    February 22, 2000
______________________________________
           James D. Marver

                  *                    Director                    February 22, 2000
______________________________________
             Paul K. Sun

*By:    /s/ Stephen Zamansky

 ---------------------------------

       Stephen Zamansky

     as Attorney-in-Fact

                                 Exhibit Index

 Exhibit No.                               Exhibit
 -----------                               -------
    1.01*    Form of Underwriting Agreement.

    2.01 Agreement and Plan of Merger, dated as of November 30, 1999, by and among DSL.net, Long Wharf Mergeco, Inc. and Tycho Network,
             Inc. (incorporated by reference to Exhibit 2 filed with our Form
             8-K dated as of December 1, 1999).

    3.01 Amended and Restated Certificate of Incorporation of DSL.net, as amended (incorporated by reference to Exhibit 3.02 filed with our registration statement on Form S-1 (No. 333-80141)).

    3.02 Amended and Restated By-laws of DSL.net (incorporated by reference to Exhibit 3.03 filed with our registration statement on Form S-1
             (No. 333-80141)).

    4.01     Specimen Certificate for shares of DSL.net's Common Stock
             (incorporated by reference to exhibit of corresponding number filed with our registration statement on Form S-1 (No. 333-
             80141)).

    4.02     Description of Capital Stock (contained in the Certificate of
             Incorporation filed as Exhibit 3.02 with our registration statement on Form S-1 (No. 333-80141)).

    4.03++ Form of Stock Purchase Warrant dated as of October 12, 1999 between DSL.net and certain investors.

    4.04++ Form of Stock Subscription Warrant dated as of October 12, 1999 by and between DSL.net and Comdisco, Inc.

    5.01*    Legal Opinion of Testa, Hurwitz & Thibeault, LLP.

   10.01+ Amended and Restated 1999 Stock Plan (incorporated by reference to the exhibit of corresponding number filed with our registration statement on Form S-1
             (No. 333-80141)).

   10.02+ 1999 Employee Stock Purchase Plan (incorporated by reference to the exhibit of corresponding number filed with our registration statement on Form S-1
             (No. 333-80141)).

   10.03     Amended and Restated Investors' Rights Agreement dated as of July
             16, 1999 between DSL.net and the purchasers named therein
             (incorporated by reference to the exhibit of corresponding number filed with our registration statement on Form S-1
             (No. 333-80141)).

   10.04     Master Lease Agreement dated as of March 4, 1999 between Comdisco,
             Inc. and DSL.net, as modified by the Addendum thereto
             (incorporated by reference to the exhibit of corresponding number filed with our registration statement on Form S-1 (No.333-80141)).

   10.05 Credit Agreement dated as of May 12, 1999 by and between DSL.net and Fleet National Bank (incorporated by reference to the exhibit of corresponding number filed with our registration statement on Form S-1 (No. 333-80141)).

   10.06 Security Agreement dated as of May 12, 1999 by and between DSL.net and Fleet National Bank (incorporated by reference to the exhibit of corresponding number filed with our registration statement on Form S-1 (No. 333-80141)).

   10.07++   Lease Agreement dated February 5, 1999 by and between DSL.net and
             Long Wharf Drive, LLC, as amended.

   10.08++ Amendment No. 1 dated June 9, 1999 to Lease Agreement by and between DSL.net and Long Wharf Drive, LLC.

  Exhibit
    No.                                   Exhibit
  -------                                 -------
    10.09++ Amendment No. 2 dated November 9, 1999 to Lease Agreement by and between DSL.net and Long Wharf Drive, LLC.

    10.10++ Amendment No. 3 dated January 20, 2000 to Lease Agreement by and between DSL.net and Long Wharf Drive, LLC.

    10.11 Amended and Restated Shareholders' Agreement, as amended, by and among DSL.net and certain investors, as amended (incorporated by reference to exhibit of corresponding number filed with our registration statement on Form S-1 (No. 333-80141)).

    10.12 Form of Subscription Agreement dated as of October 28, 1998 by and among DSL.net certain investors (incorporated by reference to Exhibit 10.10 filed with our registration statement on Form S-1
            (No. 333-80141)).

    10.13   Series A Preferred Stock and Warrant Purchase Agreement dated
            January 8, 1999 by and among DSL.net and the investors named therein (incorporated by reference to Exhibit 10.11 filed with our registration statement on Form S-1 (No. 333-80141)).

    10.14 Securities Exchange and Subscription Agreement dated April 15, 1999 by and between DSL.net, VantagePoint Venture Partners 1996, L.P.
            and VantagePoint Communications Partners, L.P. (incorporated by reference to Exhibit 10.12 filed with our registration statement on Form S-1 (No. 333-80141)).

    10.15 Series C Preferred Stock Purchase Agreement dated March 31, 1999 by and among DSL.net and the investors named therein (incorporated by reference to Exhibit 10.13 filed with our registration statement on Form S-1 (No. 333-80141)).

    10.16 Series D Preferred Stock Purchase Agreement dated May 12, 1999 by and among DSL.net and the investors named therein (incorporated by reference to Exhibit 10.14 filed with our registration statement on Form S-1 (No. 333-80141)).

    10.17 Preferred Stock Purchase Agreement dated June 2, 1999 by and between DSL.net and Raymond C. Allieri (incorporated by reference to Exhibit 10.15 filed with our registration statement on Form S-1
            (No. 333-80141)).

    10.18 Series E Preferred Stock Purchase Agreement dated July 6, 1999 by and between DSL.net and Microsoft Corporation (incorporated by reference to Exhibit 10.16 filed with our registration statement on Form S-1 (No. 333-80141)).

    10.19 Series E Preferred Stock Purchase Agreement dated July 16, 1999 by and between DSL.net and Staples, Inc. (incorporated by reference to Exhibit 10.17 filed with our registration statement on Form S-1
            (No. 333-80141)).

    10.20+ Additional Compensation Agreement dated as of December 29, 1998 between DSL.net and David Struwas (incorporated by reference to Exhibit 10.18 filed with our registration statement on Form S-1
            (No. 333-80141).

    10.21+ Additional Compensation Agreement dated as of December 29, 1998 between DSL.net and John Jaser (incorporated by reference to Exhibit 10.19 filed with our registration statement on Form S-1
            (No. 333-80141).

    10.22++ On-Net Service Agreement dated February 2, 1999 by and between
            DSL.net and MCI Worldcom Technologies, Inc. as amended.

    10.23   Amendment No. 1 to Amended and Restated Investor's Rights Agreement
            (incorporated by reference to Exhibit 10.21 filed with registration statement on Form S-1 (No. 333-80141)).

    23.01*  Consent of Testa, Hurwitz & Thibeault, LLP (contained in Exhibit
            5.01).

  Exhibit
    No.                     Exhibit
  -------                   -------

    23.02*  Consent of PricewaterhouseCoopers LLP.

    23.03*  Consent of Deloitte & Touche LLP.

    24.01++ Power of Attorney.

--------
* Filed herewith.
+ Indicates a management contract or any compensatory plan, contract or arrangement.

++ Previously filed.